UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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W&T Offshore, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2016

Dear Shareholder:

It is my pleasure to invite you to the 2016 Annual Meeting of Shareholders of W&T Offshore, Inc. to be held on Wednesday, May 4, 2016 at 8: 00 a.m., Central Daylight Time, at the offices of the Company, Nine Greenway Plaza, Suite 300, Houston, Texas 77046. I hope you will be able to attend.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. Our Board of Directors has determined that owners of record of our common stock at the close of business on March 9, 2016 are entitled to notice of, and have the right to vote at, the Annual Meeting and any reconvened meeting following any adjournment or postponement of the meeting.

We have elected to furnish proxy materials to our shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We believe these rules enable us to provide you with the information you need, while making delivery more efficient, more cost effective and friendlier to the environment. In accordance with these rules, beginning on or about March 24, 2016, we sent a Notice of Internet Availability of Proxy Materials to our shareholders.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote using the Internet or telephone voting procedures described on the Notice of Internet Availability of Proxy Materials or vote and submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed envelope (if you have requested a paper copy of the proxy materials). If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors and our employees, I would like to express my appreciation for your continued interest in our affairs. I look forward to greeting as many of you as possible at the meeting.

Sincerely,

Tracy W. Krohn
Chairman of the Board and
Chief Executive Officer

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Phone (713) 626-8525

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 4, 2016

Notice is hereby given that the 2016 Annual Meeting of Shareholders of W&T Offshore, Inc., a Texas corporation, will be held at the offices of the Company, Nine Greenway Plaza, Suite 300, Houston, Texas 77046 on May 4, 2016 at 8: 00 a.m., Central Daylight Time, for the following purposes:

(1)	to elect five directors to hold office until the 2017 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

(2)	to approve an amendment to our Amended and Restated Incentive Compensation Plan, as amended, to increase the number of authorized shares of common stock and extend the term of the Amended and Restated Incentive Compensation Plan;

(3)	to approve an amendment to, and all material terms of, our Amended and Restated Incentive Compensation Plan, as amended, for purposes of Section 162(m) of the Internal Revenue Code;

(4)	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2016;

(5)	to approve an amendment to our Amended and Restated Articles of Incorporation, as amended, in substantially the form attached to the proxy statement as Appendix A, to effect, at the discretion of our Board of Directors, (a) a reverse stock split with respect to the Company’s issued and outstanding shares of common stock, par value $0.00001 per share, that will reduce the number of shares of outstanding common stock in accordance with a ratio to be determined by the Board of Directors within a range of one share of common stock for every two (2) to fifteen (15) shares of common stock (or any number in between) currently outstanding; and (b) a reduction of the number of authorized shares of common stock by a corresponding proportion; and

(6)	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 9, 2016 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, notwithstanding the transfer of any shares after such date. A list of these shareholders will be open for examination by any shareholder for ten days prior to the Annual Meeting at our principal executive offices at Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials primarily via the Internet, rather than mailing paper copies of these materials to each shareholder. On or about March 24, 2016, we will mail to each shareholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote or request paper copies. Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

By Order of the Board of Directors,

Thomas F. Getten
Corporate Secretary and General Counsel

Houston, Texas

March 24, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDERS MEETING TO BE HELD ON MAY 4, 2016

This Notice of Annual Meeting and Proxy Statement and our Annual Report to Shareholders are available at www.proxyvote.com.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Phone (713) 626-8525

THE ANNUAL MEETING	1
Purposes of the 2016 Annual Meeting	1
Voting Rights and Solicitation	1
Voting Procedures	3
Revoking Your Proxy	3
Copies of the Annual Report	4
PROPOSAL 1 ELECTION OF DIRECTORS	5
Information about the Nominees	5
Recommendation of the Board	7
PROPOSAL 2 THIRD AMENDMENT TO THE W&T OFFSHORE, INC. AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN	8
Introduction	8
Reason for Proposed Amendment and the Request for Shareholder Approval	8
Summary of the Incentive Compensation Plan	9
Awards Under the Incentive Compensation Plan	10
Recapitalizations and Changes in Control	12
Miscellaneous Provisions	13
United States Federal Income Tax Consequences	13
New Plan Awards	16
Required Vote	16
Recommendation of the Board of Directors	16
PROPOSAL 3 RE-APPROVAL OF ALL MATERIAL TERMS OF THE W&T OFFSHORE, INC. AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN	17
Introduction	17
Required Vote	20
Recommendation of the Board of Directors	20
PROPOSAL 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS	21
Recommendation of the Board	21
PROPOSAL 5 APPROVAL OF THE AMENDMENT TO THE COMPANY’S CHARTER TO EFFECT THE REVERSE STOCK SPLIT AND PROPORTIONALLY REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	22
Background and Proposed Amendment	22
Reasons for the Reverse Stock Split	23
Risks Associated with the Reverse Stock Split	24
Effects of the Reverse Stock Split	24
Effects of the Authorized Share Reduction	25
Treatment of Fractional Shares in the Reverse Stock Split	26
Determination of the Reverse Stock Split Ratio	26
Board Discretion to Effect the Reverse Stock Split	26
Effective Time of the Reverse Stock Split	27
Exchange of Stock Certificates	27
Accounting Treatment of the Reverse Stock Split	27
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split	28
Vote Required	30
Recommendation of the Board	30
CORPORATE GOVERNANCE	31
Corporate Governance Guidelines; Code of Business Conduct and Ethics	31
Independence	31
Board Leadership Structure	31
Standing Committees of the Board	31
Risk Oversight	33

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W&T OFFSHORE, INC.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

PROXY STATEMENT

2016 ANNUAL MEETING OF SHAREHOLDERS

THE ANNUAL MEETING

This proxy statement is solicited by and on behalf of the Board of Directors (the “Board”) of W&T Offshore, Inc. for use at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 4, 2016 at the offices of the Company, Nine Greenway Plaza, Suite 300, Houston, Texas 77046, at 8: 00 a.m., Central Daylight Time, or at any adjournments or postponements thereof. Unless the context requires otherwise, references in this proxy statement to “we,” “us,” “our” and the “Company” refer to W&T Offshore, Inc. The solicitation of proxies by the Board will be conducted primarily electronically, or by mail for those shareholders requesting paper copies of proxy materials. Officers, directors and employees of the Company may also solicit proxies personally or by telephone, e-mail or other forms of wire or facsimile communication. These officers, directors and employees will not receive any extra compensation for these services. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of common stock of the Company (the “Common Stock”). The costs of the solicitation will be borne by the Company. On or about March 24, 2016, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) containing instructions on how to access the proxy materials and vote online. We will make these proxy materials available to you over the Internet or, upon your request, will deliver paper copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for the Annual Meeting.

Purposes of the 2016 Annual Meeting

The purposes of the Annual Meeting are: (1) to elect five directors to hold office until the 2017 Annual Meeting of Shareholders and until their successors are duly elected and qualified; (2) to approve an amendment to our Amended and Restated Incentive Compensation Plan, as amended, to increase the number of authorized shares of Common Stock and extend the term of the Amended and Restated Incentive Compensation Plan; (3) to approve an amendment to, and all material terms of, our Amended and Restated Incentive Compensation Plan, as amended, for purposes of Section 162(m) of the Internal Revenue Code; (4) to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2016; (5) to approve an amendment to our Amended and Restated Articles of Incorporation, as amended, in substantially the form attached to the proxy statement as Appendix A, to effect, at the discretion of our Board of Directors, (a) a reverse stock split with respect to the Company’s issued and outstanding shares of Common Stock, par value $0.00001 per share, that will reduce the number of shares of outstanding Common Stock in accordance with a ratio to be determined by the Board of Directors within a range of one share of Common Stock for every two (2) to fifteen (15) shares of Common Stock (or any number in between) currently outstanding; and (b) a reduction of the number of authorized shares of Common Stock by a corresponding proportion; and (6) to transact such other business as may properly come before the meeting and any adjournment or postponement thereof. Although the Board does not anticipate that any other matters will come before the 2016 Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.

Voting Rights and Solicitation

Only shareholders of record at the close of business on March 9, 2016 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 76,506,489 shares of Common

Stock outstanding, each of which is entitled to one vote on any matter to come before the meeting. Common Stock is the only class of outstanding equity securities of the Company. The holders of issued and outstanding shares representing at least a majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum necessary to hold a valid meeting. Tracy W. Krohn currently controls approximately 52.35% of the voting power entitled to vote at the Annual Meeting. Mr. Krohn has the requisite voting power to constitute a quorum at the Annual Meeting and to ensure the approval of Proposal 1, Proposal 2, Proposal 3 and Proposal 4 described below. The person who is appointed by the chairman of the meeting to be the inspector of election will treat the holders of all shares of Common Stock represented by a returned, properly executed proxy, including shares that abstain from voting, as present for purposes of determining the existence of a quorum at the Annual Meeting. Each share of Common Stock present or represented at the Annual Meeting will be entitled to one vote on any matter to come before the shareholders. If you hold your shares in “street name,” you will receive instructions from your brokers or other nominees describing how to vote your shares. If you do not instruct your brokers or nominees how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (“NYSE”). For Proposal 4 (Ratification of the Appointment of Ernst & Young LLP) and Proposal 5 (Approval of the Amendment to the Company’s Charter to Effect the Reverse Stock Split and Proportionally Reduce the Number of Authorized Shares of Common Stock) to be voted on at the Annual Meeting, brokers and other nominees will have discretionary authority in the absence of timely instructions from you.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. For Proposal 1 (Election of Directors), Proposal 2 (Third Amendment to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan) and Proposal 3 (Re-Approval of all Material Terms of the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan) to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Abstentions occur when shareholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the shareholders are voting.

The following is a summary of the vote required to approve each proposal, as well as the effect of broker non-votes and abstentions.

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Item 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of all votes cast. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be taken into account in determining the outcome of the election.

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Item 2 (Third Amendment to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan): The NYSE rules require that the total votes cast on this proposal must represent greater than 50% of all the shares entitled to vote on this proposal. That is, the total number of votes cast “for” and “against” the proposal must exceed 50% of the outstanding shares. A majority of the votes must be cast “FOR” the amendment to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan in order for the amendment to be approved at the Annual Meeting. An abstention has the same effect as voting “AGAINST” the proposal and broker non-votes are not counted for purposes of determining whether a majority has been achieved.

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Item 3 (Re-Approval of all Material Terms of the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan): The NYSE rules require that the total votes cast on this proposal must represent greater than 50% of all the shares entitled to vote on this proposal. That is, the total number of votes cast “for” and “against” the proposal must exceed 50% of the outstanding shares. A majority of the votes must be cast “FOR” the amendment to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan in order for the amendment to be approved at the Annual Meeting. An abstention has the same effect as voting “AGAINST” the proposal and broker non-votes are not counted for purposes of determining whether a majority has been achieved.

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Item 4 (Ratification of the Appointment of Independent Accountants): The affirmative vote of a majority of the shares present at the meeting in person or by proxy is required to ratify the appointment of our independent registered public accounting firm. An abstention is not treated as a vote entitled to be cast and therefore is not counted for purposes of determining whether a majority has been achieved.

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Item 5 (Approval of the Amendment to the Company’s Charter to Effect the Reverse Stock Split and Proportionally Reduce the Number of Authorized Shares of Common Stock): The affirmative vote of at least two-thirds of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve an amendment to our Amended and Restated Articles of Incorporation, as amended, in substantially the form attached to the proxy statement as Appendix A, to effect, at the discretion of our Board of Directors, (a) a reverse stock split with respect to the Company’s issued and outstanding shares of Common Stock, par value $0.00001 per share, that will reduce the number of shares of outstanding Common Stock in accordance with a ratio to be determined by the Board of Directors within a range of one share of Common Stock for every two (2) to fifteen (15) shares of Common Stock (or any number in between) currently outstanding; and (b) a reduction of the number of authorized shares of Common Stock by a corresponding proportion (the “Reverse Stock Split Proposal”). The approval of the Reverse Stock Split Proposal is a matter on which a broker or other nominee is generally empowered to vote, and therefore, broker non-votes are not expected to exist with respect to this proposal. Abstentions will be counted toward the vote total and will have the same effect as a vote “Against.”

Voting Procedures

If you are a registered shareholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

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By Internet. You may submit a proxy electronically via the Internet, using the website listed on the Notice of Availability. Please have your Notice of Availability, which includes your personal control number, in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the Notice of Availability.

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By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

•	By Mail. If you request paper copies of the proxy materials by mail, you may submit a proxy by signing, dating and returning your proxy card in the pre-addressed envelope provided.

•	In Person. You may vote in person at the 2016 Annual Meeting of Shareholders by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

Revoking Your Proxy

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Secretary of the Company a proxy with a later date; or (iii) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting before your proxy is exercised.

Copies of the Annual Report

Upon written request, we will provide any shareholder, without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”), but without exhibits. Shareholders should direct requests to W&T Offshore, Inc., Attn: General Counsel, Nine Greenway Plaza, Suite 300, Houston, Texas 77046. The Form 10-K and the exhibits filed with it are available on our website, www.wtoffshore.com in the “SEC Filings” subsection of the “Investor Relations” section. These materials do not constitute a part of the proxy solicitation material.

PROPOSAL 1

ELECTION OF DIRECTORS

Currently, the Company’s Board is composed of the following six directors: Ms. Virginia Boulet and Messrs. Robert I. Israel, Stuart B. Katz, Tracy W. Krohn, S. James Nelson, Jr. and B. Frank Stanley. Mr. Israel will not stand for re-election at the 2016 Annual Meeting. Accordingly, Mr. Israel’s term as a member of the Board will expire immediately prior to the 2016 Annual Meeting, at which time the size of the Board will be reduced from six to five directors. The Board expresses its gratitude to Mr. Israel for his contributions during his nine years of service on the Board. At the Annual Meeting, five directors are to be elected, each of whom will serve until the 2017 Annual Meeting and until his or her successor is duly elected and qualified. Each nominee has consented to be nominated and to serve if elected. If any nominee is unable to serve as a director, the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee that the Board may designate or the size of the Board may be reduced. We know of no reason why any nominee would be unable to serve.

Information about the Nominees

Virginia Boulet, age 62, has served on the Board since March 2005. She is currently Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Ms. Boulet is an adjunct professor of law at Loyola University Law School. Since April 2014, she has been employed as Managing Director of Legacy Capital, LLC. From 2002 to March 2014, Ms. Boulet was employed as Special Counsel to Adams and Reese, LLP, a law firm. Prior to 2002, Ms. Boulet was a partner at the law firm Phelps Dunbar, LLP. Ms. Boulet has over 20 years of experience in mergers and acquisitions, equity securities offerings, general business matters and counseling clients regarding compliance with federal securities laws and regulations. Ms. Boulet currently serves on the board of directors of CenturyLink, Inc., a telecommunications company. She also serves as chair of the nominating and corporate governance committee of CenturyLink, as well as a member of the board’s compensation committee. Service on this board and its committees has provided her the background and experience of board processes, function, exercise of diligence and oversight of management. In the past, she served as President and Chief Operating Officer of IMDiversity, Inc., an on-line recruiting company. Ms. Boulet received a B.A. in Medieval History from Yale University, and a J.D., cum laude, from Tulane University Law School. With her public company board experience and recruiting experience as president of a recruiting company, Ms. Boulet is well suited as a member of our Board and to the Nominating and Corporate Governance Committee functions of identifying and evaluating individuals qualified to become board members and evaluating our corporate governance policies. Her legal background also provides her with a high level of technical expertise in reviewing transactions and agreements and addressing the myriad of legal issues presented to the Board.

Stuart B. Katz, age 61, previously served on the Board from 2002 to 2008 and was reappointed to serve on the Board in April 2011. Mr. Katz serves on our Audit Committee, is Chairman of our Compensation Committee and also serves as Presiding Director. Since 2007, Mr. Katz has served as Chief Executive Officer and member of the board of directors of Alconox, Inc., a private company engaged in the manufacturing and marketing of specialty chemicals. From 2001 to 2010, Mr. Katz was a Managing Director of Jefferies Capital Partners (“JCP”), a private equity investment fund. In 2002, Mr. Katz joined the Board in connection with JCP’s investment in the Company. In May 2008, Mr. Katz declined to stand for reelection to the Board in connection with JCP’s divestment of its remaining equity interest in the Company. Prior to joining JCP in 2001, Mr. Katz had been an investment banker with Furman Selz LLC and its successors for over 16 years. Mr. Katz received a B.S. in engineering from Cornell University and a J.D. from Fordham Law School. Mr. Katz is a member of the bar of the State of New York. Mr. Katz brings valuable leadership and management skills as a result of his role as Chief Executive Officer of Alconox, as well as a result of his service as a member of the board of directors of a number of other companies, including other public companies. We believe that this experience, as well as the investment management experience he has gained through the ownership of controlling equity positions in connection with his activities with JCP, make him a valuable part of our Board and member of our Audit Committee and Compensation Committee.

Tracy W. Krohn, age 61, has served as Chief Executive Officer since he founded the Company in 1983, as President from 1983 until 2008, as Chairman of the Board since 2004 and as Treasurer from 1997 until 2006. He is also a member of the Nominating and Corporate Governance Committee. Mr. Krohn has been actively involved in the oil and gas business since graduating with a B.S. in Petroleum Engineering from Louisiana State University in 1978. He began his career as a petroleum engineer and offshore drilling supervisor with Mobil Oil Corporation. Prior to founding the Company, from 1981 to 1983, Mr. Krohn was senior engineer with Taylor Energy. From 1996 to 1997, Mr. Krohn was also Chairman and Chief Executive Officer of Aviara Energy Corporation in Houston, Texas. In 2013, Mr. Krohn was appointed to serve on the board of directors of the American Petroleum Institute. He also serves on the board of directors of a privately owned company. As founder of the Company, Mr. Krohn is one of the driving forces behind the Company and its success to date. Over the course of the Company’s history, Mr. Krohn has successfully grown the Company through his exceptional leadership skills and keen business judgment.

S. James Nelson, Jr., age 73, has served on the Board since January 2006. He is currently Chair of the Audit Committee. In 2004, Mr. Nelson retired after 15 years of service from Cal Dive International, Inc. (now named Helix Energy Solutions Group, Inc.), a marine contractor and operator of offshore oil and natural gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer from 1990 to 2000, Vice Chairman from 2000 to 2004 and a director from 1990 to 2004. From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc. and from 1980 to 1985 was the Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co., where he became a partner in 1976. Mr. Nelson received a B.S. in Accounting from Holy Cross College and holds a M.B.A. from Harvard University. He is also a certified public accountant. Additionally, since 2004 Mr. Nelson has served on the boards of directors and audit committees of Oil States International, Inc., a diversified oilfield service company, and ION Geophysical, a seismic services provider. From 2005 until the company’s sale in 2008, he was also a member of the board of directors and compensation and audit committees of Quintana Maritime LTD, a provider of dry bulk shipping services based in Athens, Greece, and from 2010 to 2012 he served as a member of the board of directors and audit and compensation committees of Genesis Energy, LP, a midstream master limited partnership. Mr. Nelson has an extensive background in public accounting both from his time as a partner at Arthur Andersen & Co. and his time as Chief Financial Officer at various companies. Mr. Nelson’s service on audit committees of other companies enables him to remain current on audit committee best practices and current financial reporting developments within the energy industry. We believe these experiences and skills qualify him to serve as the Chair of our Audit Committee.

B. Frank Stanley, age 61, has served on the Board since 2009. Mr. Stanley serves as a member of our Audit, Compensation and Nominating and Corporate Governance Committees. He is currently Co-Chief Executive Officer and Chief Financial Officer of Retail Concepts, Inc., a privately-held retail chain of 33 stores in 13 states with over seven hundred employees. Prior to joining Retail Concepts, Inc. in 1988, he was Chief Financial Officer of Southpoint Porsche Audi WGW Ltd. from 1987 to 1988. From 1985 to 1987, he was employed by KPMG Peat Marwick, holding the position of Manager, Audit in 1987. From 1983 to 1984, he was Chief Financial Officer of Design Research, Inc., a manufacturer of housing for offshore drilling platforms. From 1980 to 1982, he was Chief Financial Officer of Tiger Oilfield Rental Co., Inc. and, from 1977 to 1979, he was an accountant with Trunkline Gas Co. Mr. Stanley holds a B.B.A. in Accounting from Texas A&M University and is a certified public accountant. Mr. Stanley has an extensive background in accounting and financial matters, which qualify him for service as a member of our Board and Audit, Compensation, and Nominating and Corporate Governance Committees.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FIVE NOMINEES LISTED ABOVE.

PROPOSAL 2

THIRD AMENDMENT TO THE W&T OFFSHORE, INC. AMENDED AND RESTATED INCENTIVE

COMPENSATION PLAN

Introduction

The Board of Directors, subject to the approval of our shareholders as required under the NYSE’s rules, has approved the third amendment to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan, as amended (the “Incentive Compensation Plan”) which would authorize us to reserve an additional 3,300,000 shares of Common Stock beyond the number of shares previously authorized for issuance under the Incentive Compensation Plan, and to extend the term of the Incentive Compensation Plan approximately ten years from the date that our shareholders would approve the third amendment (through April 15, 2026, which is a seven year extension from the end of the current term). Throughout this proposal, references to numbers of shares of our Common Stock reflect numbers prior to any adjustments that may need to be made to reflect a reverse stock split.

The proposed third amendment to the Incentive Compensation Plan is attached hereto as Appendix B, and the Incentive Compensation Plan, prior to giving effect to this proposed amendment, is attached hereto as Appendix C. Pursuant to this proposal, we are requesting that our shareholders vote to approve the increase in the number of shares of Common Stock approved for issuance under the Incentive Compensation Plan and the extension of the term of the Incentive Compensation Plan to April 15, 2026. If approved, the new effective date for the Incentive Compensation Plan would be April 15, 2016. If our shareholders approve this proposal, we intend to file, pursuant to the Securities Act of 1933, as amended, a registration statement on Form S-8 to register the additional shares available for issuance under the Incentive Compensation Plan.

The proposed third amendment also contains an administrative amendment to the adjustment provisions within our performance metrics to align the applicable language with accounting guidelines that were revised following the last amendment to the Incentive Compensation Plan and to address other potential adjustments to our performance metrics. The revised language is set forth fully within the performance metric description found within Proposal 3 below, and you are only being asked to approve that administrative amendment through Proposal 3 below (the “Administrative Amendment”). This Proposal 2 is focused solely on the increase in the number of shares of Common Stock approved for issuance under the Incentive Compensation Plan and the extension of the term of the Incentive Compensation Plan to April 15, 2026.

Reason for Proposed Amendment and the Request for Shareholder Approval

The use of stock-based awards under the Incentive Compensation Plan has been a key component of our compensation program since its adoption in 2004. The awards granted under the Incentive Compensation Plan assist us in attracting and retaining capable, talented individuals to serve in the capacity of employees and officers. The Board of Directors also determined that in connection with an increase of the shares available for issuance under the Incentive Compensation Plan, the term of the plan should be extended to allow us to grant awards under the plan for an additional ten years.

As of December 31, 2015, 4,239,548 shares were available for us to issue as awards under the Incentive Compensation Plan. We have made grants of restricted stock units under our Incentive Compensation Plan. At the time of vesting of each grant, we have the option, at our sole discretion, to settle the obligation in shares of our Common Stock or in cash. Should we decide to settle such grants with shares of our Common Stock then substantially all of the authorized and available shares have been issued or are committed for issuance in 2016 and 2017. Accordingly, the Compensation Committee has determined that there are not sufficient shares available for issuance under the Incentive Compensation Plan to meet the remaining share requirements associated with the restricted stock units that will vest in the 2018 year, should we choose to pay the remaining amounts in shares of Common Stock, and to meet our needs for future grants during the coming years. An increase in available shares is necessary to continue granting incentive opportunities to our eligible participants, which assists us in retaining a competitive edge in today’s volatile business environment. Given the current market environment, it is difficult to estimate an exact number of shares of Common Stock that we will need in the future to satisfy our equity compensation program needs. The number that we are requesting our shareholders approve reflects our best estimates of our immediate need for additional equity-based incentive awards, but market conditions, our retention needs or other unknown factors may impact the number of shares of Common Stock that are used in connection with the awards under the Incentive Compensation Plan in the future.

If this proposal is not approved by our shareholders, the Incentive Compensation Plan will continue to be effective, and there will be no impact on the rights of existing award holders under the Incentive Compensation Plan. However, if this proposal is not approved by our shareholders, we do not expect to be able to issue any meaningful equity-based compensation awards pursuant to the Incentive Compensation Plan in the future, and we must reevaluate our compensation program in general.

Summary of the Incentive Compensation Plan

The following summary provides a general description of the material features of the Incentive Compensation Plan, and is qualified in its entirety by reference to the full text of the Incentive Compensation Plan, prior to giving effect to the proposed amendment, attached hereto as Appendix C. The purpose of the Incentive Compensation Plan is to provide incentives to our employees, officers, consultants and advisors to devote their abilities and energies to our success. While the existing Incentive Compensation Plan provides for a wide array of potential incentives, we have historically provided a performance based annual non-equity incentive compensation award and a performance based long-term incentive utilizing restricted stock units. The Incentive Compensation Plan provides for grants of (i) incentive stock options qualified as such under U.S. federal income tax laws (“Incentive Options”), (ii) stock options that do not qualify as incentive stock options (“Nonstatutory Options,” and together with Incentive Options, “Options”), (iii) restricted stock awards (“Restricted Stock Awards”), (iv) restricted stock units (“Restricted Stock Units”), (v) stock appreciation rights (“SARs”), (vi) bonus stock and other stock-based awards, (vii) dividend equivalents, either as stand-alone awards or in connection with other awards, (viii) performance units or shares (“Performance Awards”), which include annual incentive awards (“Annual Incentive Awards”), or (ix) any combination of such awards (collectively referred to as “Awards”). Individual terms applicable to the various Awards, such as vesting or transferability, may be established by the plan administrator at the time of grant. Any outstanding awards in existence at the expiration date of the Incentive Compensation Plan (which, after giving effect to the amendment, will be April 15, 2026) shall remain subject to the terms and conditions of the Incentive Compensation Plan beyond such date.

Administration

The Compensation Committee of our Board of Directors administers the Incentive Compensation Plan for all Covered Employees. The Compensation Committee will consist solely of two or more directors who qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) unless it is determined unnecessary for purposes of Section 162(m) of the Code (“Section 162(m)”). Our then-current Chief Executive Officer and President will administer the Incentive Compensation Plan for all other eligible participants. For purposes of this Proposal, the term “Plan Administrator” will refer to the Compensation Committee, or the Chief Executive Officer and President, as applicable. The Plan Administrator will administer the Incentive Compensation Plan pursuant to its terms and all applicable state, federal or other rules or laws. Unless otherwise limited by the Incentive Compensation Plan, Rule 16b-3 of the Exchange Act, or any provisions of the Code, the Plan Administrator has broad discretion to administer the Incentive Compensation Plan, interpret its provisions and adopt policies for implementing the Incentive Compensation Plan. This discretion includes the power to determine when and to whom Awards will be granted, determine the amount of such Awards (measured in cash, shares of Common Stock or as otherwise designated), prescribe and interpret the terms and provisions of each Award agreement (the terms of which may vary), delegate duties under the Incentive Compensation Plan, terminate, modify or amend the Incentive Compensation Plan (subject to ratification by the Board), and to execute all other responsibilities permitted or required under the Incentive Compensation Plan.

All determinations by the Plan Administrator which were made within the Plan Administrator’s discretion and authority regarding the Incentive Compensation Plan or an individual Award shall be final and binding.

Eligibility

The employees eligible to receive awards under the Incentive Compensation Plan are our regular full-time or part-time employees, or those of our affiliates; as of December 31, 2015, this would constitute approximately 300 individuals. Our consultants and advisors are also eligible to participate following a determination by our Plan Administrator, in its sole discretion, that they should receive an Award pursuant to the Incentive Compensation Plan; as of December 31, 2015, this group consists of no individuals, but this number could change at the discretion of the Plan Administrator. As of December 31, 2015, no consultants or advisors have received awards under the Incentive Compensation Plan. Unless otherwise noted in an individual Award agreement, if an eligible employee is terminated or a consultant’s services are terminated for cause, an award may be cancelled or required to be forfeited, as determined by the Board of Directors.

Individual Limits on Awards

Consistent with certain provisions of the Code, there are restrictions providing for a maximum number of shares of Common Stock that may be granted in any one year to a Covered Employee and a maximum amount of compensation payable as an award under the Incentive Compensation Plan to a Covered Employee. No Covered Employee may receive an award covering, nor may any qualified Performance Award payment be made that constitutes, more than 20% of the aggregate number of shares which were approved for issuance on the Effective Date of the Incentive Compensation Plan. This number is 1,533,458, or 20% of the 7,667,293 shares of Common Stock that were approved for issuance under the Incentive Compensation Plan on the Effective Date (January 1, 2013). Assuming that this Proposal 2 is approved, that number would change to 20% of 10,967,293, or 2,193,459. The maximum amount of Awards designed to be paid in cash, or the maximum amount of Awards to a Covered Employee for which the settlement is not based on a number of shares of Common Stock, shall have a dollar amount of $24,581,332, which is also the fair market value of 1,533,458 shares of our Common Stock on January 1, 2013, the Effective Date of the Incentive Compensation Plan. Assuming that this Proposal 2 is approved, that value would change based upon the value of our Common Stock on the new effective date of April 15, 2016. As of March 9, 2016, our Common Stock had a value of $3.12 per share. In the event that the Award is an Incentive Option, the value of the Common Stock covered by such an Award may not exceed $100,000 in any one year.

With respect to a grant of Incentive Options, a participant must be an employee of ours or an employee of a corporate subsidiary of ours and, immediately before the time the Incentive Option is granted, the participant may not own stock possessing more than 10% of the total combined voting power or value of all classes of our stock of or the stock of any of our subsidiaries (a “10% Participant”) unless, at the time the Incentive Option is granted, the exercise price of the Incentive Option is at least 110% of the fair market value of the Common Stock underlying the Incentive Option.

Source of Shares

Stock issued under the Incentive Compensation Plan may come from authorized but unissued shares of our Common Stock, from Common Stock held in our company treasury or from previously issued shares of Common Stock we have acquired in the open market. If there is a forfeiture, termination or other surrender of Common Stock that underlies an Award, or our Common Stock was used to pay withholding taxes or an Option exercise price, those shares will again be available for issuance under the plan unless an applicable law or regulation prevents such re-issuance.

Awards Under the Incentive Compensation Plan

Performance Awards and Annual Incentive Awards. Under the Incentive Compensation Plan, Performance Awards may be designed as performance-based awards that may or may not also be designed to qualify as “performance-based compensation” as defined in Section 162(m). The Plan Administrator may also grant Annual Incentive Awards based on performance criteria for Performance Awards generally.

The performance criteria for Performance Awards is described below within Proposal 3—Re-Approval of all Material Terms of the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan, where we are requesting the approval of the material terms of the Incentive Compensation Plan for purposes of Section 162(m).

Options. Under the Incentive Compensation Plan, the Plan Administrator may grant Options to eligible persons, including (i) Incentive Options (only to our employees or the employees of our corporate subsidiaries) which comply with Section 422 of the Code and (ii) Nonstatutory Options. The exercise price of each Option granted under the Plan will be stated in the Option agreement and may vary; provided, however, that the exercise price for an Option must not be less than 100% of the fair market value per share of the Common Stock as of the Option grant date. Options may be exercised as the Plan Administrator determines, but not later than 10 years from the date of grant (or in the case of a 10% Participant who has received an Incentive Option, five years). After giving effect to the amendment, the Incentive Compensation Plan provides that Incentive Options will not be granted after April 15, 2026. The Plan Administrator will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the Plan Administrator, payment in Common Stock, other Awards or other property) and the methods and forms in which Common Stock will be delivered to a participant.

The Plan Administrator will determine at the time of a grant of an Option whether to require forfeiture of the Options upon a termination of employment for any reason, or upon other events such as a “Change in Control” (as defined below.

Stock Appreciation Rights. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the grant price of the SAR, as determined by the Plan Administrator. SARs may be awarded in connection with or separate from an Option. SARs awarded in connection with an Option will entitle the holder, upon exercise, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered Option or portion thereof will then cease to be exercisable. However, a SAR awarded in connection with an Option is exercisable only to the extent that the related Option is exercisable. SARs granted independently of an Option will be exercisable as the Plan Administrator determines. The term of a SAR will be for a period determined by the Plan Administrator. SARs may be paid in cash, Common Stock or a combination of cash and Common Stock, as the Plan Administrator provides in the Award agreement governing the SAR.

Restricted Stock Awards. A Restricted Stock Award is a grant of shares of Common Stock subject to a risk of forfeiture, restrictions on transferability and any other restrictions imposed by the Plan Administrator in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Plan Administrator. The Plan Administrator will determine at the time of grant whether the holder of a Restricted Stock Award has rights as a stockholder, including the right to receive dividends on the Common Stock subject to the Restricted Stock Award. Unless otherwise determined by the Plan Administrator, Common Stock distributed to a holder of a Restricted Stock Award in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such Common Stock or other property has been distributed. During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the participant.

Restricted Stock Units. Restricted Stock Units are rights to receive Common Stock, cash or a combination of both at the end of a specified period. The Plan Administrator may subject Restricted Stock Units to restrictions (which may include a risk of forfeiture) to be specified in the Award agreement, and those restrictions may lapse at such times determined by the Plan Administrator. Restricted Stock Units may be settled by delivery of Common Stock, cash equal to the fair market value of the specified number of shares of Common Stock covered by the Restricted Stock Units or any combination thereof determined by the Plan Administrator. Dividend equivalents on the specified number of shares of Common Stock covered by Restricted Stock Units may be paid on a current, deferred or contingent basis, as determined by the Plan Administrator on or following the date of grant.

Bonus Stock and Other Stock-Based Awards. The Plan Administrator is authorized to grant Common Stock as a bonus, or to grant Common Stock or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to any applicable provision under section 16 of the Exchange Act. The Plan Administrator will determine any terms and conditions applicable to grants of Common Stock or other Awards, including performance criteria associated with an Award. Any grant of Common Stock to one of our officers or to an officer of one of our subsidiaries in lieu of salary or other cash compensation will be reasonable, as determined by the Plan Administrator.

Other Stock-Based Awards. The Plan Administrator may also grant Awards that may be denominated or payable in, or otherwise valued in reference to, the Common Stock. Such Awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, Awards with a value and payment contingent on the performance of the Common Stock or Awards valued by reference to the book value of the Common Stock.

Dividend Equivalents. Dividend equivalents may be granted in connection with other Awards, or they may be granted as standalone Awards, and will entitle a participant to receive cash, Common Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments at the discretion of the Plan Administrator. The Plan Administrator may provide that dividend equivalents will be payable or distributed when accrued or deferred, or that they will be deemed reinvested in additional Common Stock, Awards or other investment vehicles. The Plan Administrator will specify any restrictions on transferability and risks of forfeiture that are imposed upon dividend equivalents.

Recapitalizations and Changes in Control

Recapitalization Adjustment

If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of Common Stock, appropriate adjustments will be made by the Plan Administrator as to the number and price of shares subject to an Award. No adjustment will be made, however, if such an adjustment would cause an award intended to qualify as performance-based compensation to fail under Section 162(m) of the Code, or would cause an Incentive Option to fail under Section 422 of the Code.

Change in Control

Upon a Change in Control (as defined below), the Plan Administrator shall have the discretion to take any of the following actions, or, where the Plan Administrator determines it would be appropriate, to take no action at all: (i) accelerate the time to which Options and SARs may be exercisable in full; (ii) require the surrender of an Award in exchange for a cash payment; or (iii) make any such adjustments as the Plan Administrator determines appropriate.

The Incentive Compensation Plan defines a “Change in Control” to include: (i) the date that any person or group acquires 51% or more of the beneficial ownership of our outstanding common stock or the combined voting power of our securities, other than transactions by us or by one of our affiliates, our employee benefit plans, employee buy-outs, acquisitions by current security owners or by Mr. Krohn, his spouse and descendants, or entities or trusts under Mr. Krohn’s control; (ii) a merger, reorganization or other similar business combination results in our current equity securities representing less than 50% of the combined voting power of the equity securities of the surviving or acquiring entity following the transaction; (iii) the majority of the Incumbent Board (as defined in the Incentive Compensation Plan) cease for any reason to constitute at least a majority of the Board; (iv) the date that any person or group acquires all or substantially all of our assets; or (v) the approval of our shareholders of our complete liquidation or dissolution (other than a voluntary or involuntary bankruptcy or dissolution). However, if payment of an Award needs to comply with Section 409A of the Code in order to prevent a 20% excise tax from being imposed on such an Award, then a “Change in Control” shall be defined as an event specifically noted within Section 409A of the Code.

Miscellaneous Provisions

Termination of Employment

Individuals must be employed by, or providing services to, us or one of our affiliates in order to receive payment or settlement of an Award under the Incentive Compensation Plan, unless the Plan Administrator has provided for alternative treatment in the individual Award agreement.

Discontinuance or Amendment of the Plan

Our Board of Directors may discontinue the Incentive Compensation Plan, or amend the terms of the Incentive Compensation Plan as permitted by applicable statutes, except that such amendment to the Incentive Compensation Plan may not revoke or unfavorably alter any outstanding Award. However, the Committee does have the right to amend, alter, suspend, discontinue or terminate any award under certain circumstances. Our Board of Directors may also not amend the Incentive Compensation Plan without shareholder approval where such approval is required by Rule 16b-3 of the Exchange Act, or any other applicable law or regulation. Amendments that are required to be approved by our shareholders under the rules of any stock exchange on which our Common Stock is trading will be approved by our shareholders at the next annual meeting following such an amendment.

Tax Withholding

We are entitled to withhold the amount of any tax attributed to any award granted under the Incentive Compensation Plan, at such times as we deem necessary or appropriate under the laws in effect at such time.

United States Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences of certain transactions contemplated under the Incentive Compensation Plan based on federal income tax laws in effect on January 1, 2016. This summary applies to the Incentive Compensation Plan as normally operated and is not intended to provide or supplement tax advice to eligible participants. The summary contains general statements based on current United States federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Tax Consequences to Grantees under the Incentive Compensation Plan

Incentive Options; Nonstatutory Options; SARs. Participants will not realize taxable income upon the grant of a Nonstatutory Option or a SAR. Upon the exercise of a Nonstatutory Option or SAR, a participant will recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash and the fair market value of the Common Stock received, over (ii) the exercise price (if any) paid therefor. A participant will generally have a tax basis in any shares of Common Stock received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a Nonstatutory Option, that equals the fair market value of such shares on the date of exercise. We will generally be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Participants eligible to receive an Incentive Option will not recognize taxable income on the grant of an Incentive Option. Upon the exercise of an Incentive Option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of Common Stock received upon exercise of the Incentive Option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the Incentive Option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Stock. However, if a participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Stock. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Generally, we will not be entitled to a federal income tax deduction upon the grant or exercise of an Incentive Option, unless a participant makes a Disqualifying Disposition of the ISO Stock. If a participant makes a Disqualifying Disposition, we will then generally be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Under current rulings, if a participant transfers previously held shares of Common Stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Nonstatutory Option or Incentive Option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or Incentive Option exercise price (although a participant would still recognize ordinary compensation income upon exercise of an Nonstatutory Option in the manner described above). Moreover, that number of shares of Common Stock received upon exercise which equals the number of shares of previously held Common Stock surrendered therefor in satisfaction of the Nonstatutory Option or Incentive Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of Common Stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price. Any additional shares of Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above. If a reload option is issued in connection with a participant’s transfer of previously held Common Stock in full or partial satisfaction of the exercise price of an Incentive Option or Nonstatutory Option, the tax consequences of the reload option will be as provided above for an Incentive Option or Nonstatutory Option, depending on whether the reload option itself is an Incentive Option or Nonstatutory Option.

The Incentive Compensation Plan generally provides that the Awards may only be transferred according to the laws of descent and distribution; and the Incentive Compensation Plan allows the Plan Administrator to permit the transfer of Awards only in limited circumstances, such as a qualified domestic relations order or to certain family members with the Plan Administrator’s prior consent.

The Internal Revenue Service (the “IRS”) has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the IRS has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock options. If Nonstatutory Options are transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-

skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $14,000 per donee (for 2016, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deduction rules. The gifted Nonstatutory Option will not be included in the participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options is uncertain, and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition. The IRS has not specifically addressed the tax consequences of a transfer of SARs.

Restricted Stock Awards; Restricted Stock Units; Performance Awards; Cash Awards. A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. A participant will not have taxable income at the time of a grant of a stock Award in the form of Restricted Stock Units, or Performance Awards denominated in Common Stock, but rather, will generally recognize ordinary compensation income at the time he receives cash or Common Stock in settlement of the Awards in an amount equal to the cash or the fair market value of the Common Stock received. In general, a participant will recognize ordinary compensation income as a result of the receipt of Common Stock pursuant to a Restricted Stock Award, Performance Award or Bonus Stock Award in an amount equal to the fair market value of the Common Stock when such stock is received; provided that, if the stock is not transferable and is subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the Common Stock (i) when the Common Stock first becomes transferable or is no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Code or (ii) when the Common Stock is received, in cases where a participant makes a valid election under Section 83(b) of the Code.

A participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to Common Stock or cash received. Dividends that are received by a participant prior to the time that the Common Stock is taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the Common Stock received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

Subject to the discussion immediately below, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Consequences to our Company

In order for the amounts described above to be tax deductible, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Our ability (or the ability of one of the Company’s subsidiaries, as applicable) to obtain a deduction for future payments under the Incentive Compensation Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, our ability (or the ability of one of the Company’s subsidiaries, as applicable) to obtain a deduction for amounts paid under the Incentive Compensation Plan could be limited by Section 162(m), which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation. However, an exception applies to this limitation in the case of certain performance-based compensation. In order to exempt performance-based compensation from the $1,000,000 deductibility limitation, the grant or vesting of the Award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the Plan Administrator. Performance-based Awards intended to comply with Section 162(m) may not be granted in a given period if such Awards relate to shares of Common Stock which exceed a specified limitation or, alternatively, the performance-based Awards may not result in compensation, for a participant, in a given period which exceeds a specified limitation. As previously noted, under the Incentive Compensation Plan, a participant who receives an Award or Awards intended to satisfy the performance-based exception to the $1,000,000 deductibility limitation may not receive performance-based Awards relating to more than 2,193,459 shares of Common Stock or, with respect to Awards not related to shares of Common Stock, the fair market value of 2,193,459 shares in any given fiscal year (assuming Proposal 2 is approved by shareholders, that value will be calculated on April 15, 2016 using the fair market value of our Common Stock on that date). Although the Incentive Compensation Plan has been drafted to satisfy the requirements for the performance-based compensation exception, the Plan Administrator may determine that it is in our best interests not to satisfy the requirements for the exception.

New Plan Awards

The Awards, if any, that will be made to eligible participants under the Incentive Compensation Plan are subject to the discretion of the Plan Administrator, and thus, we cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future to our executive officers, employees or consultants under the Incentive Compensation Plan, as proposed to be amended, and therefore no New Plan Benefits Table is provided. There are also no Option Awards to report, as no Options have been granted under the Incentive Compensation Plan.

Required Vote

Approval of the adoption of the proposed third amendment (other than the Administrative Amendment) to the Incentive Compensation Plan requires a majority of the votes be cast “FOR” the proposal. Unless marked to the contrary, proxies received will be voted “FOR” the approval of the third amendment to the Incentive Compensation Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” APPROVAL OF THE THIRD AMENDMENT TO THE INCENTIVE COMPENSATION PLAN TO INCREASE THE SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER OUR INCENTIVE COMPENSATION PLAN AND TO EXTEND THE TERM OF THE INCENTIVE COMPENSATION PLAN.

PROPOSAL 3

RE-APPROVAL OF ALL MATERIAL TERMS OF THE W&T OFFSHORE, INC. AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

Introduction

The Board of Directors, subject to the approval of our shareholders as required under the NYSE’s rules, has approved the third amendment to the Incentive Compensation Plan, which among the items specifically noted above in Proposal 2, modifies our ability to take certain transactions, accounting or legal changes and charges or certain other unusual items into account when determining whether performance goals that are applicable to Performance Awards under the Incentive Compensation Plan have been met. The Financial Accounting Standards Board recently made modifications to simplify certain accounting reporting standards, and this third amendment to the Incentive Compensation Plan will also amend language within the plan document that was consistent with prior accounting practices. The proposed third amendment to the Incentive Compensation Plan is attached hereto as Appendix B, and the Incentive Compensation Plan, prior to giving effect to this proposed third amendment, is attached hereto as Appendix C.

We are asking our shareholders to re-approve the material terms of the Incentive Compensation Plan, as amended by the Administrative Amendment within the third amendment to the Incentive Compensation Plan, pursuant to Section 162(m) in order for the new shares of Common Stock to be added to the plan pursuant to Proposal 2 to be used for awards that are designed as performance-based compensation awards pursuant to Section 162(m) of the Code.

We desire to maintain our ability to deduct for federal income tax purposes the value of awards granted pursuant to the Incentive Compensation Plan. Our ability to use the additional shares of Common Stock that Proposal 2 would add to the Incentive Compensation Plan in order to grant tax-deductible awards to certain employees would be limited without receiving shareholder approval of the material terms of the Incentive Compensation Plan under Section 162(m). The Incentive Compensation Plan is intended to qualify for exemption from the deduction limitations of Section 162(m) by providing “performance-based compensation” to “covered employees” within the meaning of Section 162(m). Under Section 162(m), the federal income tax deductibility of compensation paid to our Chief Executive Officer and our three other most highly compensated officers (other than our principal financial officer) (“Covered Employees”) determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934 (the “Exchange Act”) may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, we may deduct compensation paid to our Covered Employees in excess of that amount if it qualifies as “performance-based compensation” as defined in Section 162(m). Section 162(m) potentially could apply to all awards under the Incentive Compensation Plan, whether paid in cash or in shares of our Common Stock, if designed to be a Performance Award. In addition to certain other requirements, in order for awards under the Incentive Compensation Plan to constitute “performance-based compensation,” the material terms of the Incentive Compensation Plan must be disclosed to and approved by our shareholders.

At the 2013 Annual Meeting, shareholders approved all material terms of the Incentive Compensation Plan for purposes of Section 162(m) of the Code, but because we are proposing material amendments to the plan in connection with the third amendment to the Incentive Compensation Plan and the third amendment could potentially modify our performance criteria for performance awards, we are specifically requesting that our shareholders vote to re-approve: (i) the maximum amount of compensation that may be paid to a participant under the Incentive Compensation Plan in any fiscal year, (ii) the individuals eligible to receive compensation under the Incentive Compensation Plan, and (iii) the performance criteria on which the performance goals are based for purposes of Section 162(m) of the Code (which includes the third amendment to the Incentive Compensation Plan). Each of these items is discussed below, and shareholder approval of this proposal constitutes re-approval of each of these items for purposes of the Section 162(m) shareholder approval requirements.

If this proposal is not approved, certain equity-based awards granted to our Covered Employees in future years may not be deductible to the extent they exceed $1,000,000, meaning that we may be limited in our ability to grant awards that are both deductible and that satisfy our compensation objectives.

Maximum Amounts of Compensation

Consistent with certain provisions of the Code, there are restrictions providing for a maximum number of shares of Common Stock that may be granted in any one year to a Covered Employee and a maximum amount of compensation payable as an award under the Incentive Compensation Plan to a Covered Employee. No Covered Employee may receive an award covering, nor may any qualified Performance Award payment be made that constitutes, more than 20% of the aggregate number of shares which were approved for issuance on the Effective Date of the Incentive Compensation Plan. This number is 1,533,458, or 20% of the 7,667,293 shares of Common Stock that were approved for issuance under the Incentive Compensation Plan on the Effective Date (January 1, 2013). Assuming that Proposal 2 is approved, that number would change to 20% of 10,967,293, or 2,193,459. The maximum amount of Awards designed to be paid in cash, or the maximum amount of Awards for which the settlement is not based on a number of shares of Common Stock, shall have a dollar amount of $24,581,332, which is also the fair market value of 1,533,458 shares of our Common Stock on January 1, 2013, the Effective Date of the Incentive Compensation Plan. Assuming that Proposal 2 is approved, that value would change based upon the value of our Common Stock on the new effective date of April 15, 2016. As of March 9, 2016, our Common Stock had a value of $3.12 per share. In the event that the Award is an Incentive Option, the value of the Common Stock covered by such an Award may not exceed $100,000 in any one year.

Eligibility

The employees eligible to receive awards under the Incentive Compensation Plan are our regular full-time or part-time employees, or those of our affiliates. Our consultants and advisors are also eligible to participate following a determination by our Plan Administrator that they should receive an Award pursuant to the Incentive Compensation Plan. Although Section 162(m) only limits the deductibility for compensation paid to a Covered Employee who is employed as of the end of the year, we may apply the performance goals described below to other senior officers in the event that any of them could be deemed to be a covered employee under the Section 162(m) regulations during the time that they hold the performance award.

Performance Criteria and Performance Awards

The Plan Administrator may use any measures of performance described below it deems appropriate in establishing performance conditions and may exercise its discretion, to the extent such discretion does not violate applicable law, to decrease the amounts payable under any Award based on such conditions; provided, however, the Plan Administrator may exclude the impact of certain events described below, which could result in an increase or decrease in the amounts payable under any award. Further, if an eligible person is a Covered Employee, and the Plan Administrator (which in this context, only the Compensation Committee will be eligible to administer the Award and make all applicable determinations) determines that the contemplated Award should qualify as “performance-based compensation” under Section 162(m), then the grant and/or settlement of such Award will be contingent upon achievement of one or more pre-established performance goals based on business criteria set forth below.

In the case of an Award to a person who is a Covered Employee, performance goals will consist of one or more of the business criteria described below and targeted levels of performance with respect to each of such criteria as specified by the Plan Administrator. Performance goals will be designed to be objective, “substantially uncertain” of achievement at the date of grant and will otherwise meet the requirements of Section 162(m) and regulations thereunder. Performance goals may vary among Award recipients or among Awards to the same recipient. Performance goals will be established not later than 90 days after the beginning of any performance period applicable to such Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m). One or more of the following business criteria for our company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of our company (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Plan Administrator in establishing performance goals for such Performance Awards: (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow from operations; (5) increase in cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income; (15) net income per share; (16) pretax earnings; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (19) pretax earnings after lease operating expenses and general and administrative expenses; (20) debt reduction; (21) market share; (22) change in the fair market value of our Common Stock; (23) operating income; (24) total shareholder return; (25) production growth; (26) reserves growth; and (27) reduction in general and administrative expenses; any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Plan Administrator including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. For purposes of items (1), (7), (8), (9), (10), (14), (16), (17), (19) and (23) above, the criteria may, or may not, exclude special items such as ceiling test impairment charges, loss on extinguishment of debt, derivative losses, interest rate swap losses and transaction costs associated with any acquisitions or dispositions affecting any specific criteria for the applicable year. One or more of the business criteria noted above shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under the Incentive Compensation Plan. We may also exclude the impact of any of the following events or occurrences which the Compensation Committee determines should appropriately be excluded: (a) asset write-downs; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) accruals for reorganization and restructuring programs; (e) any unusual or infrequent items as described in the Accounting Standards Codification Topic 225, as amended by Accounting Standards Update 2015-01, and as the same may be further amended or superseded from time to time; (f) any change in accounting principles as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (g) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (h) goodwill impairment charges; (i) operating results for any business acquired during the calendar year; (j) any significant asset sales; (k) third party expenses associated with any acquisition by us or any subsidiary; (l) contingent assessment provisions; (m) severance costs; (n) gain or loss on the sale of assets; (o) write down of debt issuance costs and (p) to the extent set forth with reasonable particularity in connection with the establishment of performance goals, any other extraordinary events or occurrences identified by the Compensation Committee. The Committee may, in its sole discretion, decline to exclude any of the forgoing to the extent the exercise of such discretion reduces the number of shares subject to vesting as a result of the attainment of the performance goals.

We feel that many of the business criteria noted above are generally applicable to many businesses, but we realize that certain of the business criteria above are industry-specific standards which need further explanation. The “ceiling test impairment charges” refer to an accounting adjustment. Under the full cost method of accounting that we use, we are periodically required to perform a “ceiling test,” which determines a limit on the book value of our oil and natural gas properties. If the capitalized costs of our oil and natural gas properties exceeds the present value of future net revenues (as adjusted for certain items), the excess is charged to expense and reflected as additional accumulated depreciation, depletion and amortization; these charges are not recoverable or reversible in future periods. A “loss on extinguishment of debt” may occur where we write-off deferred financing costs related to certain loans or financial transactions or expenses related to early extinguishment of debt.

All determinations by the Plan Administrator as to the establishment, amount and achievement of performance goals will be made in writing; and the Plan Administrator may not delegate any responsibility relating to such Awards granted to Covered Employees under Section 162(m). The Plan Administrator will specify the circumstances under which Awards will be paid or forfeited if an Award holder is terminated before settlement.

For a detailed description of the remaining terms of the Incentive Compensation Plan, please see Proposal 2—Third Amendment to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan.

Required Vote

Approval of the adoption of the Administrative Amendment within the proposed third amendment to the Incentive Compensation Plan and the re-approval of the material terms of the Incentive Compensation Plan for purposes of Section 162(m) of the Code requires a majority of the votes be cast “FOR” the proposal. Unless marked to the contrary, proxies received will be voted “FOR” the approval of the amendment to the Incentive Compensation Plan and the approval of the material terms of the Incentive Compensation Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” APPROVAL OF THE ADMINISTRATIVE AMENDMENT WITHIN THE THIRD AMENDMENT TO THE INCENTIVE COMPENSATION PLAN AND “FOR” ALL MATERIAL TERMS OF THE INCENTIVE COMPENSATION PLAN FOR PURPOSES OF SECTION 162(M) OF THE CODE.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board (the “Audit Committee”) appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our consolidated financial statements as of and for the year ending December 31, 2016. We are advised that no member of EY has any direct or material indirect financial interest in our Company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

If the appointment is not ratified, the Audit Committee will consider the appointment of other independent registered public accountants. A representative of EY is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF EY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

PROPOSAL 5

APPROVAL OF THE AMENDMENT TO THE COMPANY’S CHARTER

TO EFFECT THE REVERSE STOCK SPLIT AND PROPORTIONALLY REDUCE

THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Background and Proposed Amendment

Our Amended and Restated Articles of Incorporation, as amended (the “Charter”), currently authorizes the Company to issue a total of 138,330,000 shares of capital stock, consisting of 118,330,000 Common Stock, par value $0.00001 per share, and 20,000,000 shares of preferred stock, par value $0.00001 per share.

On March 8, 2016, the Board approved an amendment to our Charter to effect, at the discretion of our Board, (a) a reverse stock split (the “Reverse Stock Split”) that will reduce the number of shares of outstanding Common Stock in accordance with a ratio to be determined by the Board within a range of one share of Common Stock for every two (2) to fifteen (15) shares of Common Stock (or any number in between) currently outstanding, and (ii) a reduction of the number of authorized shares of Common Stock by a corresponding proportion.

Pursuant to the Texas Business Organizations Code, the amendment to our Charter to effect the Reverse Stock Split and proportional reduction of the number of authorized shares of Common Stock must be approved by our Board and submitted to the shareholders for approval. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for the approval of this Proposal 5.

Our Board reserves the right not to effect the Reverse Stock Split and corresponding reduction of authorized Common Stock even if approved by the shareholders. By voting in favor of Proposal 5, you are also expressly authorizing our Board to determine not to proceed with the Reverse Stock Split and corresponding reduction of authorized Common Stock in its sole discretion.

If the Board elects to proceed with the Reverse Stock Split, the primary purpose will be to increase the per share market price of our Common Stock in order to maintain its listing on the NYSE. Our Board believes that, in addition to increasing the price of our Common Stock, the Reverse Stock Split will reduce certain of our costs, such as NYSE listing fees, and make our Common Stock more attractive to a broader range of institutional and other investors. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Other than the proposed decrease in the number of authorized shares of Common Stock, this amendment is not intended to modify the rights of existing shareholders in any material respect.

If the Reverse Stock Split Proposal is approved by our shareholders and is effected, at the Board’s discretion, between every two (2) to fifteen (15) outstanding shares of Common Stock would be combined and reclassified into one share of Common Stock. Additionally, if the Reverse Stock Split Proposal is approved by our shareholders and is effected, the number of authorized shares of Common Stock would be proportionally reduced by the Reverse Stock Split ratio, resulting in a decrease from 118,330,000 authorized shares of Common Stock to between approximately 59,165,000 shares of Common Stock and 7,888,666 shares of Common Stock.

The actual timing for implementation of the Reverse Stock Split would be determined by the Board based upon its evaluation as to if and when such action would be most advantageous to the Company and its shareholders. Notwithstanding approval of the Reverse Stock Split Proposal by our shareholders, the Board will have the sole authority to elect whether or not and when to amend our Charter to effect the Reverse Stock Split and corresponding reduction of authorized Common Stock. If the Reverse Stock Split Proposal is approved by our shareholders, the Board will make a determination as to whether effecting the Reverse Stock Split is in the best interests of the Company and our shareholders in light of, among other things, the Company’s ability to maintain the listing of the Common Stock on the NYSE without effecting the Reverse Stock Split, the per share price of the shares of Common Stock immediately prior to the Reverse Stock Split and the expected stability of the per share price of the Common Stock following the Reverse Stock Split. If the Board determines that it is in the best interests of the Company and its shareholders to effect the Reverse Stock Split, it will determine the final ratio of the Reverse Stock Split. For additional information concerning the factors the Board will consider in deciding whether to effect the Reverse Stock Split, see “— Determination of the Reverse Stock Split Ratio” and “—Board Discretion to Effect the Reverse Stock Split.”

The text of the proposed amendment to the Company’s Charter to effect the Reverse Stock Split and corresponding reduction of authorized Common Stock is included as Appendix A to this proxy statement (the “Reverse Stock Split Charter Amendment”). If the Reverse Stock Split Proposal is approved by the Company’s shareholders, the Company will have the authority to file the Reverse Stock Split Charter Amendment with the Secretary of State of the State of Texas, which will become effective upon its filing; provided, however, that the Reverse Stock Split Charter Amendment is subject to revision to include such changes as may be required by the office of the Secretary of State of the State of Texas and as the Board deems necessary and advisable. The Board has determined that the amendment is advisable and in the best interests of the Company and its shareholders and has submitted the amendments for consideration by our shareholders at the Annual Meeting.

Reasons for the Reverse Stock Split

Our Common Stock is currently listed on the NYSE under the symbol “WTI.” The NYSE imposes certain minimum requirements on us for the continued listing of our Common Stock. Under NYSE rules, a listed company is below compliance standards if the average closing price of one of its listed securities falls below $1.00 per share over a consecutive 30 trading day period. The per share closing price of our Common Stock has fallen as low as $1.23 during 2016. The closing price per share of our Common Stock has been volatile and has decreased significantly as the price of oil and gas has fallen.

We believe that delisting from the NYSE could adversely affect the liquidity, marketability and price of our Common Stock, as well as affect our ability to raise capital or pursue strategic restructuring, refinancing or other transactions on acceptable terms, or at all. Delisting from the NYSE could also have other negative results, including the potential loss of confidence by institutional investors. We believe that the NYSE provides a broader market for our Common Stock than would the alternatives, such as the OTC Bulletin Board or the “pink sheets.” We believe that the Reverse Stock Split will increase the trading price of our Common Stock to a level high enough to satisfy the NYSE average minimum closing price requirement for continued listing, and that the Reverse Stock Split would be the most effective means available to avoid the delisting of our Common Stock.

In addition, we believe that the Reverse Stock Split and the anticipated increase in the per share price of our Common Stock could encourage increased investor interest in our Common Stock and promote greater liquidity for our shareholders. A greater price per share of our Common Stock could allow a broader range of institutions to invest in our Common Stock (namely, funds that are prohibited or discouraged from buying stocks with a price below a certain threshold), potentially increasing marketability, trading volume and liquidity of our Common Stock. Many institutional investors view stocks trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks. We believe that the Reverse Stock Split will provide the Board flexibility to make our Common Stock a more attractive investment for these institutional investors, which we believe will enhance the liquidity for the holders of our Common Stock and may facilitate future sales of our Common Stock. The Reverse Stock Split could also increase interest in our Common Stock for analysts and brokers who may otherwise have policies that discourage or prohibit them in following or recommending companies with low stock prices. Additionally, because brokers’ commissions on transactions in low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Risks Associated with the Reverse Stock Split

The Reverse Stock Split May Not Increase the Price of our Common Stock over the Long-Term. As noted above, the principal purpose of the Reverse Stock Split is to maintain the per share market price of our Common Stock above the $1.00 per share minimum average closing price requirement under the NYSE rules. However, the effect of the Reverse Stock Split upon the market price of our Common Stock cannot be predicted with any certainty and we cannot assure you that the Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all. While we expect that the reduction in the number of outstanding shares of Common Stock will proportionally increase the market price of our Common Stock, we cannot assure you that the Reverse Stock Split will increase the market price of our Common Stock by a multiple of the Reverse Stock Split ratio, or result in any permanent or sustained increase in the market price of our Common Stock. The market price of our Common Stock may be affected by other factors which may be unrelated to the number of shares outstanding, including the Company’s business and financial performance, general market conditions, and prospects for future success.

The Reverse Stock Split May Decrease the Liquidity of our Common Stock. The Board believes that the Reverse Stock Split may result in an increase in the market price of our Common Stock, which could lead to increased interest in our Common Stock and possibly promote greater liquidity for our shareholders. However, the Reverse Stock Split will also reduce the total number of outstanding shares of Common Stock, which may lead to reduced trading and a smaller number of market makers for our Common Stock, particularly if the price per share of our Common Stock does not increase as a result of the Reverse Stock Split.

The Reverse Stock Split May Result in Some Shareholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell. If the Reverse Stock Split is implemented, it will increase the number of shareholders who own “odd lots” of less than 100 shares of Common Stock. A purchase or sale of less than 100 shares of Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those shareholders who own less than 100 shares of Common Stock following the Reverse Stock Split may be required to pay higher transaction costs if they sell their Common Stock.

The Reverse Stock Split May Lead to a Decrease in our Overall Market Capitalization. The Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of our Common Stock does not increase in proportion to the Reverse Stock Split ratio, then the value of our Company, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of total shares of Common Stock outstanding following the Reverse Stock Split.

Effects of the Reverse Stock Split

Effects of the Reverse Stock Split on Issued and Outstanding Shares. If the Reverse Stock Split is effected, it will reduce the total number of issued and outstanding shares of Common Stock by a Reverse Stock Split ratio within a range of one share of Common Stock for every two (2) to fifteen (15) shares of Common Stock (or any number in between) currently outstanding. Accordingly, each of our shareholders will own fewer shares of Common Stock as a result of the Reverse Stock Split. However, the Reverse Stock Split will affect all shareholders uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split would result in any shareholder receiving a fractional share of Common Stock. The Company does not intend to issue fractional shares of Common Stock in the event that a shareholder owns a number of shares of Common Stock that is not evenly divisible by the Reverse Stock Split ratio. If the Reverse Stock Split is effected, shareholders who would otherwise hold fractional shares of Common Stock (or Incentive Plan awards with an underlying fractional share of Common Stock) as a result of the Reverse Stock Split will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all old stock certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares of Common Stock otherwise issuable. Therefore, voting rights and other rights and preferences of the holders of Common Stock will not be affected by the Reverse Stock Split (other than as a result of the treatment of fractional shares of Common Stock). Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable, and the par value per share of Common Stock will remain $0.00001.

As of the Record Date, the Company had approximately 76,506,489 shares of Common Stock outstanding. For purposes of illustration, if the Reverse Stock Split is effected at a ratio of one to two, the number of issued and outstanding shares of Common Stock after the Reverse Stock Split would be approximately 38,253,244.

Effects of the Reverse Stock Split on Outstanding Equity Awards. If the Reverse Stock Split is effected, the terms of equity awards under the W&T Offshore, Inc. Long-Term Incentive Compensation Plan and the W&T Offshore, Inc. Amended and Restated Long-Term Incentive Compensation Plan (the “Incentive Plans”), including the per share exercise price of options and the number of shares issuable under outstanding awards, will be proportionally adjusted to the number of shares available under the Incentive Plans and to maintain the approximate economic value of such awards. The Compensation Committee must approve such adjustments and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive on all Incentive Plan participants. In addition, the total number of shares of Common Stock that may be the subject of future grants under the Incentive Plans will be adjusted and proportionately decreased as a result of the Reverse Stock Split. As of the Record Date, the Company had 1,209,493 remaining shares of Common Stock authorized for issuance under the Incentive Plans. For purposes of illustration, if the Reverse Stock Split is effected at a ratio of one to two, the number of remaining shares of Common Stock authorized for issuance under the Incentive Plans after the Reverse Stock Split would be approximately 604,746 (without giving effect to any increase resulting from the approval of Proposal 2). Additionally, a pre-Reverse Stock Split unvested restricted stock unit representing the right to receive 10,000 shares of Common Stock upon vesting would be converted into a post-Reverse Stock Split restricted stock unit representing the right to receive 5,000 shares of Common Stock upon vesting.

Effects of the Reverse Stock Split on Voting Rights. Proportionate voting rights and other rights of the holders of shares of Common Stock would not be affected by the Reverse Stock Split (other than as a result of the treatment of fractional shares of Common Stock). For example, a holder of 1% of the voting power of the outstanding Common Stock immediately prior to the effective time of the Reverse Stock Split would continue to hold 1% of the voting power of the outstanding Common Stock after the Reverse Stock Split.

Effects of the Reverse Stock Split on Regulatory Matters. The Common Stock is currently registered under Section 12(b) of the Exchange Act and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act or the Company’s obligation to publicly file financial and other information with the SEC. If the Reverse Stock Split is implemented, the Common Stock will continue to trade on the NYSE under the symbol “WTI,” subject to the Common Stock meeting the $1.00 minimum average closing price requirement of the NYSE and the Company maintaining compliance with the other listing requirements for its Common Stock on the NYSE.

Effects of the Authorized Share Reduction

If the Reverse Stock Split and the proportional reduction of the number of authorized shares of Common Stock are approved and effected, it will reduce the total number of shares of Common Stock that we are authorized to issue from 118,330,000 shares of Common Stock to between 59,165,000 and 7,888,666 shares of Common Stock. The decrease in the number of authorized shares of Common Stock would result in fewer shares authorized but unissued Common Stock being available for future issuance for various purposes, including raising capital or making acquisitions. However, we believe that if the Reverse Stock Split and the proportional reduction of the number of authorized shares of Common Stock are approved and effected, the amount of authorized but unissued shares of Common Stock will be sufficient for our future needs.

Treatment of Fractional Shares in the Reverse Stock Split

The Company does not intend to issue fractional shares of Common Stock in the event that a shareholder owns a number of shares of Common Stock that is not evenly divisible by the Reverse Stock Split ratio. If the Reverse Stock Split is effected, shareholders who would otherwise hold fractional shares of Common Stock (or Incentive Plan awards with an underlying fractional share of Common Stock) as a result of the Reverse Stock Split will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all old stock certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares of Common Stock otherwise issuable.

Determination of the Reverse Stock Split Ratio

The Board believes that shareholder approval of a range of potential Reverse Stock Split ratios is in the best interests of our Company and shareholders because it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented. We believe that a range of Reverse Stock Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Stock Split ratio to be selected by our Board will be within a range of one share of Common Stock for every two (2) to fifteen (15) shares of Common Stock (or any number in between) currently outstanding.

The selection of the specific Reverse Stock Split ratio will be based on several factors, including, among other things:

•	the per share price of our Common Stock immediately prior to the Reverse Stock Split;

•	the expected stability of the per share price of our Common Stock following the Reverse Stock Split;

•	our ability to maintain the listing of our Common Stock on the NYSE;

•	the likelihood that the Reverse Stock Split will result in increased marketability and liquidity of our Common Stock;

•	prevailing market conditions;

•	general economic conditions in our industry; and

•	our market capitalization before and after the Reverse Stock Split.

We believe that granting our Board the authority to set the ratio for the Reverse Stock Split is essential because it allows us to take these factors into consideration and to react to changing market conditions. If the Board chooses to implement the Reverse Stock Split, the Company will make a public announcement regarding the determination of the Reverse Stock Split ratio.

Board Discretion to Effect the Reverse Stock Split

If the Reverse Stock Split Proposal is approved by our shareholders, the Reverse Stock Split will only be effected upon a determination by the Board, in its sole discretion, that filing the Charter amendment to effect the Reverse Stock Split is in the best interests of the Company and its shareholders. This determination by the Board will be based upon a variety of factors, including those discussed under “—Determination of the Reverse Stock Split Ratio” above. We expect that the primary focus of the Board in determining whether or not to file the Reverse Stock Split Amendment will be whether we can maintain the listing of our Common Stock on the NYSE without effecting the Reverse Stock Split.

Effective Time of the Reverse Stock Split

If the Reverse Stock Split Proposal is approved by our shareholders, the Reverse Stock Split would become effective, if at all, when the Reverse Stock Split Amendment is accepted and recorded by the office of the Secretary of State of the State of Texas. However, notwithstanding approval of the Reverse Stock Split Proposal by our shareholders, the Board will have the sole authority to elect whether or not and when to amend our Charter to effect the Reverse Stock Split.

Exchange of Stock Certificates

If the Reverse Stock Split is effected, each certificate representing pre-Reverse Stock Split Common Stock will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split Common Stock at the effective time of the Reverse Stock Split. As soon as practicable after the effective time of the Reverse Stock Split, the Transfer Agent will mail a letter of transmittal to the Company’s shareholders containing instructions on how a shareholder should surrender its, his or her certificate(s) representing pre-Reverse Stock Split Common Stock to the Transfer Agent in exchange for certificate(s) representing post-Reverse Stock Split Common Stock. No certificate(s) representing post-Reverse Stock Split Common Stock will be issued to a shareholder, and no cash in lieu of a fractional share of Common Stock will be received, until such shareholder has surrendered all certificate(s) representing pre-Reverse Stock Split Common Stock, together with a properly completed and executed letter of transmittal, to the Transfer Agent. No shareholder will be required to pay a transfer or other fee to exchange its, his or her certificate(s) representing pre-Reverse Stock Split Common Stock for certificate(s) representing post-Reverse Stock Split Common Stock registered in the same name.

Shareholders who hold uncertificated shares of Common Stock electronically in “book-entry” form will have their holdings electronically adjusted by the Transfer Agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. If any certificate(s) or book-entry statement(s) representing pre-Reverse Stock Split Common Stock to be exchanged contain a restrictive legend or notation, as applicable, the certificate(s) or book-entry statement(s) representing post-Reverse Stock Split Common Stock will contain the same restrictive legend or notation.

Any shareholder whose share certificate(s) representing pre-Reverse Stock Split Common Stock has been lost, stolen or destroyed will only be issued post-Reverse Stock Split Common Stock after complying with the requirements that the Company and the Transfer Agent customarily apply in connection with lost, stolen or destroyed certificates.

SHAREHOLDERS SHOULD NOT DESTROY SHARE CERTIFICATES REPRESENTING PRE-REVERSE STOCK SPLIT COMMON STOCK AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATES REPRESENTING PRE-REVERSE STOCK SPLIT COMMON STOCK UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Treatment of the Reverse Stock Split

If the Reverse Stock Split is effected, the par value per share of our Common Stock will remain unchanged at $0.00001. Accordingly, on the effective date of the Reverse Stock Split, the stated capital on the Company’s consolidated balance sheet attributable to our shares of Common Stock will be reduced in proportion to the size of the Reverse Stock Split ratio and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Our shareholders’ equity, in the aggregate, will remain unchanged. Per share net income or loss will be increased because there will be fewer shares of Common Stock outstanding. The Common Stock held in treasury will be reduced in proportion to the Reverse Stock Split Ratio. The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizes certain U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure holders that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of the Reverse Stock Split of our Common Stock.

This discussion is limited to holders who hold pre-Reverse Stock Split shares of our Common Stock and will hold post-Reverse Stock Split shares of Common Stock as “capital assets” (generally, property held for investment). This discussion does not address any U.S. federal tax considerations other than U.S. federal income tax considerations (such as estate and gift tax considerations), the Medicare tax on net investment income or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, including, but not limited to:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	pension or other employee benefit plans;

•	dealers in securities or foreign currencies or traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	former U.S. citizens or long-term residents of the United States;

•	real estate investment trusts or regulated investment companies; and

•

persons that hold pre-Reverse Stock Split shares of our Common Stock or will hold post-Reverse Stock Split shares of our Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds pre-Reverse Stock Split shares of our Common Stock or will hold post-Reverse Stock Split shares of our Common Stock, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partners in partnerships holding our Common Stock are urged to consult their own tax advisors about the U.S. federal income tax consequences of the Reverse Stock Split.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

U.S. Holders

For purposes of this discussion, “U.S. Holder” means a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash received in lieu of a fractional share, no gain or loss will be recognized by a U.S. Holder upon the receipt of a reduced number of shares of our Common Stock as a result of the Reverse Stock Split. The U.S. Holder’s aggregate tax basis in the post-Reverse Stock Split shares of Common Stock should equal the aggregate tax basis of the shares of Common Stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share) and its holding period in the post-Reverse Stock Split shares of Common Stock should include the holding period for the shares of Common Stock surrendered. A U.S. Holder that holds shares of Common Stock with differing bases or holding periods should consult its tax advisor with regard to identifying the bases or holding periods of the particular shares of Common Stock received in the Reverse Stock Split.

A U.S. Holder that receives cash in lieu of a fractional share of Common Stock should recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the U.S. Holder’s tax basis in its Common Stock that is allocable to the fractional share.

U.S. Information Reporting and Backup Withholding Tax.

Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split unless the U.S. Holder is an exempt recipient and, if requested, certifies as to such status. U.S. Holders may be subject to backup withholding at the applicable rate on the payment of cash if they fail to provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of shares of our Common Stock that is an individual, corporation, estate or trust that is not a U.S. Holder.

Subject to the discussion in the next paragraph, a Non-U.S. Holder that receives solely a reduced number of shares of our Common Stock as a result of the Reverse Stock Split generally will not recognize any gain or loss. A Non-U.S. Holder that receives cash in lieu of a fractional share pursuant to the Reverse Stock Split will not be subject to U.S. federal income tax on any gain recognized on the disposition of such fractional share unless (a) the gain is effectively connected with the conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a Non-U.S. Holder’s permanent establishment in the United States) (b) with respect to a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year the Reverse Stock Split occurs and certain other conditions are met, or (c) our Common Stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Generally, a U.S. corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are a USRPHC and that our Common Stock should be treated as regularly traded on an established securities market (within the meaning of applicable Treasury regulations). Assuming our Common Stock is treated as regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the Reverse Stock Split or the non-U.S. holder’s holding period for the Common Stock, more than 5% of our Common Stock (a “5% shareholder”) will be taxable on gain recognized on the receipt of cash in lieu of a fractional share. In addition, a Non-U.S. Holder that is a 5% shareholder will be required to satisfy certain IRS filing requirements in order to avoid recognizing taxable gain, if any, on the receipt of a reduced number of shares of our Common Stock pursuant to the Reverse Stock Split, notwithstanding the treatment of the Reverse Stock Split as a recapitalization.

Non-U.S. Holders that may be treated as 5% shareholders are strongly encouraged to consult their tax advisors regarding the tax consequences to them of the Reverse Stock Split, how to satisfy the applicable IRS filing requirements and the consequences to them of failing to satisfy those filing requirements.

U.S. Information Reporting and Backup Withholding Tax.

In general, information reporting and backup withholding will not apply to the payment of cash in lieu of a fractional share of our Common Stock to a Non-U.S. Holder pursuant to the Reverse Stock Split if the Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder (generally on IRS Form W-8BEN or IRS Form W-8BEN-E) and the applicable withholding agent does not have actual knowledge or reason to know to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

Vote Required

Pursuant to the Texas Business Organizations Code, approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote on the subject matter at the Annual Meeting.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO OUR CHARTER TO EFFECT, AT THE DISCRETION OF OUR BOARD, (A) A REVERSE STOCK SPLIT WITH RESPECT TO THE COMPANY’S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.00001, THAT WILL REDUCE THE NUMBER OF SHARES OF OUTSTANDING COMMON STOCK IN ACCORDANCE WITH A RATIO TO BE DETERMINED BY THE BOARD WITHIN A RANGE OF ONE SHARE OF COMMON STOCK FOR EVERY TWO (2) TO FIFTEEN (15) SHARES OF COMMON STOCK (OR ANY NUMBER IN BETWEEN) CURRENTLY OUTSTANDING; AND (B) A REDUCTION OF THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK BY A CORRESPONDING PROPORTION.

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics

A complete copy of the Company’s corporate governance guidelines, which the Board reviews at least annually, is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. The Board has adopted a Code of Business Conduct and Ethics that applies to all employees, officers and directors. A complete copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. Because Tracy W. Krohn, the Company’s Chairman and Chief Executive Officer, controls approximately 52.35% of the outstanding shares of Common Stock, the Company is a “controlled company” under NYSE Corporate Governance Rules. Accordingly, the Company is not required to maintain a (i) majority of independent directors on the Board, (ii) Nominating and Corporate Governance Committee composed entirely of independent directors or (iii) Compensation Committee composed entirely of independent directors. Notwithstanding these exemptions, all of the directors on the Board, besides Mr. Krohn, are independent. In addition, the Company requires that the Compensation Committee of the Board consist entirely of independent directors, as is more fully discussed under the heading “—Standing Committees of the Board” below.

Independence

After reviewing the qualifications of our current directors and nominees, and any relationships they may have with the Company that might affect their independence, the Board has determined that each director and nominee, other than Mr. Krohn, is “independent” as that concept is defined by the NYSE’s Listed Company Manual. In making the determinations of director independence, the Board considered the relationships described below.

Mr. Stanley serves as a trustee for the Krohn Children Trust No. 1 (the “Children Trust”), a trust which was set up by Mr. Krohn for the benefit of his children. Mr. Stanley earns $400 in annual compensation for serving as trustee of the Children Trust. The Children Trust does not currently hold any shares of W&T Common Stock. In addition, Mr. Stanley serves on the investment committee for the Tracy and Laurie Krohn Educational Trust of 2012 (the “Educational Trust”), a trust which was set up by Mr. Krohn for the benefit of his and his wife’s grandchildren and other descendants. Mr. Stanley currently receives no compensation for serving on the investment committee of the Educational Trust and the Educational Trust does not currently hold any shares of W&T Common Stock.

Board Leadership Structure

Tracy W. Krohn serves as the Company’s Chairman and Chief Executive Officer and controls approximately 52.35% of the outstanding shares of Common Stock. The Board believes its leadership structure is justified by the efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board, as well as due to Mr. Krohn’s role in founding the Company and his continued significant ownership interest in the Company.

Notwithstanding the Company’s status as a “controlled company” under the NYSE’s rules and the Company’s ability to rely on certain exemptions discussed above in “—Corporate Governance Guidelines; Code of Business Conduct and Ethics,” the Company complies with a number of the more strict NYSE governance standards, including having a majority of independent directors on the Board and having a Compensation Committee comprised solely of independent directors.

Standing Committees of the Board

The Board has three standing committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Audit Committee was established in accordance with the NYSE rules and regulations and meets the requirements of Section 3(a)(58)(A) of the Exchange Act. As discussed above, the Company is a “controlled company” within the meaning of the rules of the NYSE, and, accordingly, is not required to maintain an independent Compensation Committee or an independent Nominating and Corporate Governance Committee. The Company believes, however, that it is in its best interests to have the Compensation Committee consist entirely of independent directors. As such, the Company’s Compensation Committee Charter adopted by the Board requires all members to be independent.

Audit Committee

Messrs. Nelson, Israel, Katz and Stanley sit on the Company’s Audit Committee. Mr. Nelson is Chair of the Audit Committee. The Board has determined that each of Messrs. Nelson, Israel, Katz and Stanley are “independent” under the standards of both the NYSE and Section 10A of the Exchange Act and are financially literate and Mr. Nelson has been designated as the “audit committee financial expert,” as defined under Item 407 of Regulation S-K promulgated under the Exchange Act.

The Audit Committee establishes the scope of and oversees the annual audit, including recommending the independent registered public accountants that audit the Company’s financial statements and approving any other services provided by the independent registered public accountants. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by (1) overseeing the Company’s system of financial reporting, auditing, controls and legal compliance, (2) overseeing the operation of such system and the integrity of the Company’s financial statements, overseeing the qualifications, independence and performance of the outside auditors and any internal auditors who the Company may engage, and (3) periodically reporting to the Board concerning the activities of the Audit Committee. In performing its obligations, it is the responsibility of the Audit Committee to maintain free and open communication between it, the Company’s independent auditors, the internal accounting function and the management of the Company. The Audit Committee’s functions are further described under the heading “Proposal 4, Ratification of Appointment of Independent Accountants—Audit Committee Report.” A copy of the Audit Committee’s Charter is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Nominating and Corporate Governance Committee

Ms. Boulet and Messrs. Krohn and Stanley serve as members of the Nominating and Corporate Governance Committee of the Board. Ms. Boulet is Chair of the Nominating and Corporate Governance Committee. Ms. Boulet and Mr. Stanley are the only members of the Nominating and Corporate Governance Committee considered independent as defined by the NYSE’s Listed Company Manual. The purpose of the Nominating and Corporate Governance Committee is to nominate candidates to serve on the Board and to recommend director compensation. Once the Nominating and Corporate Governance Committee has recommended director compensation, the Board subsequently approves director compensation. The factors and processes used to select potential nominees are more fully described in the section entitled “—Identifying and Evaluating Nominees for Directors.” The Nominating and Corporate Governance Committee is also responsible for monitoring a process to annually assess Board effectiveness, developing and implementing corporate governance guidelines and taking a leadership role in regulating the corporate governance of the Company. A copy of the Nominating and Corporate Governance Committee’s Charter is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Compensation Committee

Ms. Boulet and Messrs. Katz and Stanley serve as members of the Compensation Committee. Mr. Katz is the Chair of the Compensation Committee. All of these individuals qualify as (i) independent under NYSE listing standards, Section 10C of the Exchange Act, and the Company’s corporate governance guidelines, (ii) “non-employee directors” under Rule 16b-3 promulgated under the Exchange Act and (iii) “outside directors” under Section 162(m) of the Code.

The Compensation Committee performs an annual review of the compensation and benefits of the executive officers and senior management, establishes and reviews general policies related to employee compensation and benefits and administers the Incentive Compensation Plan and the Directors Compensation Plan. Under the terms of its charter, the Compensation Committee also determines the compensation for Mr. Krohn, the Chief Executive Officer of the Company. The Compensation Committee has the power to delegate some or all of its power and authority in administering the Incentive Compensation Plan of the Company to the Chief Executive Officer, other senior members of management or committee or subcommittee, as the Committee deems appropriate; however, the Compensation Committee may not delegate its authority to an individual with regard to any matter or action under the Incentive Compensation Plan for an officer that is subject to Section 16 of the Exchange Act. If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, which is available on our website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s tolerance for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth above. The Compensation Committee is comprised entirely of independent directors. In addition, none of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Consulting Fees and Services and Conflicts of Interest

The Compensation Committee selects our compensation consultants and other Compensation Committee advisors taking into consideration the factors identified by the SEC rules and regulations and the NYSE listing standards. After conducting an interview process, at the August 2014 meeting of the Compensation Committee, the Compensation Committee selected Meridian Compensation Partners, LLC as the Company’s executive compensation consultant for 2015. Other than services involving only broad-based non-discriminatory plans or providing survey information, neither our current nor our prior compensation consultant provided non-executive compensation consulting services to the Company in an amount in excess of $120,000 in 2015. The Compensation Committee has concluded that the work of our compensation consultants has not raised any conflict of interest. Please read “Compensation Discussion and Analysis—Role of the Compensation Committee, its Consultants and Management” for more information about the role of our compensation consultant in our executive compensation programs.

Meetings of the Board and the Committees of the Board

During 2015, the Board held seven meetings, the Compensation Committee held five meetings, the Nominating and Corporate Governance Committee held one meeting and the Audit Committee held four meetings. All of the directors attended at least 75% of the meetings of the Board and at least 75% of the meetings of the committees on which they served during 2015.

The Company’s directors are encouraged to attend the Annual Meeting, but the Company does not otherwise have a policy regarding such attendance. All directors were present at the Annual Meeting held in 2015.

Legal Proceedings

Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, to our knowledge no director or executive officer has a material interest in a material proceeding adverse to the Company.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider all properly submitted shareholder recommendations of candidates for election to the Board. Pursuant to Section 12 of the Company’s Bylaws, any shareholder may nominate candidates for election to the Board by giving timely notice of the nomination to the Corporate Secretary of the Company. The Company’s Bylaws require that any such shareholder must be a shareholder of record at the time it gives notice of the nomination. To be considered a timely nomination, the shareholder’s notice must be delivered to the Corporate Secretary at the Company’s principal office no later than 90 days prior to the first anniversary of the preceding year’s Annual Meeting and no earlier than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. In evaluating the recommendations of the shareholders for director nominees, as with all other possible director nominees, the Nominating and Corporate Governance Committee will address the criteria set forth below under the heading “—Identifying and Evaluating Nominees for Directors.”

Any shareholder recommendations for director nominees should include the candidate’s name, qualifications and written consent to being named in the proxy statement and to serving on the Board if elected. The shareholder must also include any other business that the shareholder proposes to bring before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. Additionally, the shareholder must provide his name and address, the name and address of any beneficial owner on whose behalf the shareholder is acting and the number of shares of Common Stock beneficially owned by the shareholder and any beneficial owner for whom the shareholder is acting. Such written notice should be sent to:

Thomas F. Getten

Corporate Secretary

W&T Offshore, Inc.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to serve as directors. The Nominating and Corporate Governance Committee evaluates candidates for nomination to the Board, including those recommended by shareholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Corporate Governance Committee then recommends nominees to the Board to be presented for election as directors at meetings of the shareholders or of the Board. As indicated above, shareholders may recommend possible director nominees for consideration to the Nominating and Corporate Governance Committee.

In evaluating nominees to serve as directors on the Board and in accordance with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee selects candidates with the appropriate skills and characteristics required of Board members. Pertinent to this inquiry is the following non-exhaustive list of factors: independent business or professional experience; integrity and judgment; records of public service; ability to devote sufficient time to the affairs of the Company; diversity of background, experience and competencies that the Board desires to have represented; age; skills; occupation; and understanding of financial statements and financial reporting systems.

The Nominating and Corporate Governance Committee will also consider and weigh these factors in light of the current composition and needs of the Board.

Director Compensation

Directors who are also employees of the Company receive no additional compensation for serving as directors or committee members. The Board and shareholders adopted the 2004 Directors Compensation Plan, which provides that the Compensation Committee may grant stock options or restricted or unrestricted stock to non-employee directors. A total of 666,918 shares of Common Stock were initially reserved for issuance under the 2004 Directors Compensation Plan; as of December 31, 2015, a total of 444,024 shares remain available for issuance under that plan. If Proposal 5 is approved, the number of shares available for issuance will be reduced by the Reverse Stock Split ratio.

We provide each of the non-employee directors of the Company the following compensation:

(i) an annual retainer of $110,000, payable in equal quarterly installments;

(ii) at each annual meeting of shareholders, a restricted stock grant pursuant to the Company’s 2004 Directors Compensation Plan covering shares of Common Stock of the Company having a fair market value (calculated as of the close of trading on the NYSE on the date of the annual board meeting) equal to $70,000;

(iii) compensation of $1,500 for each meeting of the Board or any Board committee meeting attended;

(iv) compensation of $1,000 for each Board unanimous written consent executed;

(v) compensation of $1,500 for each day that a Board member attends a seminar (up to two seminars a year) concentrating on matters relating to responsibilities of Board members;

(vi) compensation of $5,000 each year for serving on any committee of the Board (except Chair of the Audit Committee or members of the Special Committee);

(vii) compensation of $5,000 each year for serving as chair of any committee of the Board (except Chair of the Audit Committee);

(viii) compensation of a one-time fee of $10,000 for serving on the Special Committee of the Board; and

(ix) compensation of $15,000 each year for serving as Chair of the Audit Committee of the Board.

The terms of the restricted stock grant are as set forth in the Company’s 2004 Directors Compensation Plan, with restrictions lapsing with respect to one-third of the shares subject to the restricted stock grant on each of the first, second and third anniversary dates of the date of grant. Vesting of awards would be accelerated upon a change of control (as defined in the 2004 Director Compensation Plan). Restricted shares are subject to forfeiture until vested and cannot be sold, transferred or otherwise disposed of during the restriction period. The director generally will have the same rights of a shareholder with respect to such shares, including the right to vote and receive dividends or other distributions paid with respect to the shares. The director must remain in service on the Board during the restriction period to retain the shares. If the director leaves prior to expiration of the restricted period, then the award will be forfeited unless otherwise affirmatively determined by the Board.

The following table sets forth a summary of the compensation the Company paid to its non-employee directors in 2015:

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Total
Virginia Boulet	$147,500	$70,000	$217,500
Robert I. Israel	152,000	70,000	222,000
Stuart B. Katz (3)	174,500	70,000	244,500
S. James Nelson, Jr. (4)	162,000	70,000	232,000
B. Frank Stanley	153,500	70,000	223,500

(1)	The amounts reflect the grant date fair value of stock awarded during 2015, calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”), except that the amounts shown assume that there will be no service-based forfeitures of awards. The discussion of the assumptions used in calculating these values can be found in Notes 10 and 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.
(2)	As of December 31, 2015, each director has the following aggregate number of outstanding shares of restricted stock accumulated for all years of service as a director: Virginia Boulet—15,646 shares; Robert I. Israel—15,646 shares; Stuart B. Katz—15,646 shares; S. James Nelson, Jr.—15,646 shares; and B. Frank Stanley—15,646 shares.
(3)	The cash fees earned by Mr. Katz were paid to Stuart Capital LLC, a wholly-owned designee of Mr. Katz.
(4)	The cash fees earned by Mr. Nelson were paid to FSD Corporation, a wholly-owned designee of Mr. Nelson.

Director Stock Ownership Guidelines. Effective as of January 1, 2011, our Board adopted amendments to the director stock retention guidelines (the “Director Policy”), which applies to each of our non-employee directors. Under the Director Policy, no such director may sell or transfer any shares of Common Stock that such director beneficially owns (e.g., by a spouse or other immediate family member residing in the same household or a trust for the benefit of the director or his or her family) until he or she beneficially owns a number of shares of Common Stock, having an aggregate value of at least $500,000. In addition, each director is encouraged to purchase at least $40,000 worth of the Company’s shares on an annual basis.

Communications with the Board

At each regular meeting of the Board, the non-employee directors meet in scheduled executive sessions without management. The non-employee directors elected Stuart Katz as the Presiding Director of those meetings. As set forth on the Company’s website (www.wtoffshore.com), interested parties who would like to contact Mr. Katz on a confidential basis may do so by sending an email to Presiding_Director@wtoffshore.com or by mailing a written communication to Presiding Director, W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 9, 2016, based on the 76,506,489 shares of Common Stock outstanding on that date, of (i) the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s other three most highly compensated executive officers, (ii) each of the Company’s directors and nominees, (iii) all executive officers and directors of the Company as a group, and (iv) each person who beneficially owns more than 5% of the Company’s Common Stock. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person. To the knowledge of the Company, no person or entity holds more than 5% of the outstanding shares of Common Stock, except as set forth in the following table.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Outstanding Common Stock
Tracy W. Krohn (2)	40,049,164	52.35%
Virginia Boulet	67,872	*
Robert I. Israel	54,456	*
Stuart B. Katz	61,738	*
S. James Nelson, Jr.	73,993	*
B. Frank Stanley	83,302	*
Jamie L. Vazquez	380,244	*
John D. Gibbons	224,665	*
Thomas P. Murphy	48,563	*
Stephen L. Schroeder	206,348	*
Thomas F. Getten	124,206	*

Directors and Executive Officers as a Group (11 persons)	41,374,551	54.08%
FMR LLC (3)	8,996,000	11.76%
82 Devonshire Street
Boston, MA 02109

*	Less than one percent.
(1)	Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he directly or indirectly has or shares the power to vote or dispose of, or to direct the voting of or disposition of, such shares, whether or not he has any pecuniary interest in such shares, or if he has the power to acquire such power through the exercise of any option, warrant or right, which is presently exercisable or convertible or will be within 60 days of the measurement date.
(2)	Includes 355,000 shares pledged as security in a margin account.
(3)	This information is based solely on a Schedule 13G/A filed with the SEC on February 12, 2016, by FMR LLC, in which it reported sole voting power as to 157,300 shares and sole dispositive power as to 8,996,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. SEC rules require these persons to furnish us copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us during 2015 and written representations that no other reports were required with respect to 2015, these persons complied with applicable Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information with respect to the equity compensation plans available to directors, officers, certain employees and certain consultants of the Company at December 31, 2015.

Plan category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,474,079	N/A	(2)	1,209,493
Equity compensation plans not approved by security holders	—	—		—

Total	3,474,079	N/A		1,209,493

(1)	Our equity compensation plans are the Amended and Restated Incentive Compensation Plan and the Director Compensation Plan. Column (a) consists of restricted stock units granted and unvested. Column (c) consists of shares available for issuance under both plans excluding amounts in Column (a).
(2)	The securities granted under the plans are restricted stock and restricted stock units, which do not have an exercise price.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides a general description of our compensation program and specific information about its various components, which are largely base salaries, short- and long-term incentive and retention programs, retirement plans and health and welfare benefits. This Compensation Discussion and Analysis also provides information about our Chief Executive Officer, Chief Financial Officer and each of the Company’s other three most highly compensated executive officers (the “Named Executive Officers”), and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion.

Throughout this discussion, the following individuals are referred to as the “Named Executive Officers” and are included in the Summary Compensation Table and other compensation tables that follow this Compensation Discussion and Analysis:

•	Tracy W. Krohn—Chairman and Chief Executive Officer

•	Jamie L. Vazquez—President

•	John D. Gibbons—Senior Vice President and Chief Financial Officer

•	Thomas P. Murphy—Senior Vice President and Chief Operations Officer

•	Stephen L. Schroeder—Senior Vice President and Chief Technical Officer

Compensation Philosophy and Objectives

The primary objectives of our compensation program for the Named Executive Officers are to attract, as needed, and retain the best possible executive talent, to stimulate the Named Executive Officers’ efforts on our behalf in a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of shareholder value. In particular, our compensation program for Named Executive Officers is designed to reward superior job performance and individual initiative to help increase the Company’s profitability, oil and gas reserves, production rates, Adjusted EBITDA and Adjusted EBITDA Margin and to appropriately manage lease operating expenses (“LOE”) and general and administrative (“G&A”) expense. Under its charter, the Compensation Committee sets the compensation of our Chief Executive Officer and reviews and approves the evaluation process and the compensation of our other Named Executive Officers. The Compensation Committee has approved metrics by which each Named Executive Officer’s cash incentives and stock-related incentives will be awarded through the Company’s incentive plans. In that effort, the Compensation Committee applied the following compensation strategies in connection with its deliberations:

•

To compensate the Named Executive Officers so that their aggregate compensation compares favorably with the total compensation of executives at peer group companies as well as companies with similar areas of operations and/or revenues in the oil and gas industry.

•	To provide over 50% of the total target compensation of the Named Executive Officers in the form of equity-based incentive compensation based upon the Company’s performance.

•	To subject short- and long-term incentive compensation awards to defined performance-based targets when appropriate, as approved by the Compensation Committee.

Role of the Compensation Committee, its Consultants and Management

Our Board has entrusted the Compensation Committee to carry out the Board’s overall responsibility relating to the compensation of our senior executives, including our Named Executive Officers. Our Chief Executive Officer and President also play an important role in the executive compensation process by overseeing the performance and dynamics of the executive team and generally keeping the Compensation Committee informed. All final approvals regarding our Named Executive Officers’ compensation remain with the Compensation Committee. The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. It selects our compensation consultants and other advisors taking into consideration the factors identified by the SEC rules and regulations and the NYSE listing standards, as described in greater detail within the Corporate Governance section above. For the 2015 compensation program, in August 2014, the Company retained, at the direction of the Compensation Committee, Meridian Compensation Partners. LLC (“Meridian”), an independent consulting firm experienced in executive and overall compensation practices and policies, to assist in calibrating the form and amount of executive compensation, as applicable, by providing market surveys. In August of 2015, the Company, again through the Compensation Committee, retained Meridian to perform similar compensation functions for the 2016 compensation program. Using the independence factors established by the SEC and the NYSE, the Compensation Committee determined that Meridian’s work did not raise any conflicts of interest, and they are considered an independent consulting firm.

The Compensation Committee typically works with our Chief Executive Officer and President to implement and promote our executive compensation strategy. Our Chief Executive Officer and President are instrumental to this process. The most significant aspects of management’s involvement in this process are:

•	preparing meeting agendas and materials in advance of Compensation Committee meetings for review by the Compensation Committee members;

•	evaluating employee performance;

•	meeting with compensation consultants, legal counsel or other advisors as directed by the Compensation Committee;

•	recommending our business goals, subject to approval by the Compensation Committee;

•	providing background information regarding our business goals; and

•	recommending the compensation arrangements and components for our employees, including Named Executive Officers.

The Compensation Committee, together with the assistance and recommendation of our Chief Executive Officer and President, compensation consultants and any legal counsel or other advisors deemed appropriate by the Compensation Committee, typically reviews and discusses each particular executive compensation component presented and approves the compensation of the Named Executive Officers other than our Chief Executive Officer and President. In the case of our Chief Executive Officer and President, the Compensation Committee reviews and discusses each compensation component, together with compensation consultants and any counsel, other advisors or members of management deemed appropriate by the Compensation Committee. Following this review, the Compensation Committee, meeting without management in attendance, sets the salary and other compensation of our Chief Executive Officer.

Market Analysis

When making compensation decisions, the Compensation Committee considers comparative compensation information of select peer and industry companies as a reference in its review and approval of compensation for our Named Executive Officers. This review is done with respect to both the structure of our executive compensation program as well as the targeted amount of compensation.

Meridian was selected and retained by the Company in August 2014, with the approval and guidance of the Compensation Committee, as an independent compensation consultant to provide competitive executive compensation analysis in connection with establishing the 2015 compensation program. In November 2014, Meridian provided us a competitive compensation analysis based on a proprietary and confidential industry compensation survey, the Meridian 2014 North America Oil and Gas Exploration and Production Compensation Survey. This Meridian survey was supplemented with publicly available compensation data. The Compensation Committee determined that our peer group should be reviewed annually. Meridian provided us comparative compensation data analysis based on its review of most recent proxy data available of certain companies based on having revenues and areas of operations similar to those of the Company. In August 2014, the Compensation Committee reviewed the peer group used in 2014, which was based on companies having market capitalizations, revenues and areas of oil and gas operations similar to the Company. Certain companies were included at that time with larger capitalizations because of their principal location in Texas and the fact that they compete with the Company for personnel. After a recommendation from Meridian, the “Peer Group” was revised in August 2014 to include the following companies as our peers:

•	Approach Resources Inc.

•	Bill Barrett Corp.

•	Bonanza Creek Energy Creek

•	Cabot Oil & Gas Corp.

•	Carrizo Oil & Gas Inc.

•	Energy XXI (Bermuda) Limited

•	Laredo Petroleum Inc.

•	PDC Energy Inc.

•	Resolute Energy Corp.

•	Rosetta Resources Inc.

•	SM Energy Company

•	Stone Energy Corporation, and

•	Swift Energy Co.

In November 2014, Meridian provided us an update of its compensation analysis and overview of compensation practices based on a published survey source and most recent proxy data available (2013 compensation rates as reported in 2014 proxy filings). Meridian provided competitive compensation data based on its review of the 2014 proxy statements of the Peer Group. The Compensation Committee was provided data at the 25th, 50th and 75th percentiles for each executive position and for each pay component. The data was adjusted, for differences in individual responsibilities and duties and differences in revenue scope for each position relative to comparator company positions. Using this data, total compensation, consisting of cash and equity, is generally targeted within the 50th percentile and the 75th percentile for a comparable position.

Because the competitive compensation information is just one of the inputs used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. When exercising its discretion, the Compensation Committee may consider factors such as the nature of officer’s duties and responsibilities as compared to the corresponding position in the survey and Peer Group, the experience and value the officer brings to the role, the officer’s performance results, demonstrated success in meeting key financial and other business objectives and the amount of the officer’s pay relative to the pay of his or her peers within our company. In setting compensation for 2015, the Compensation Committee used 2013 and 2014 compensation data as it deemed appropriate.

Elements of Executive Compensation

Our Named Executive Officers’ compensation currently has three primary components—base salary, annual cash incentive compensation and long-term incentive compensation. Pursuant to the Incentive Compensation Plan, we may grant cash incentive awards, stock-based awards or a combination of both. In 2010, we established cash incentive awards and performance-based RSU awards. Each component of the compensation program serves a particular purpose. Base salary is primarily designed to reward current and past performance and may be adjusted from time to time to realign salaries with market levels. Annual cash incentive awards are granted to incentivize our Named Executive Officers to assist the Company in achieving its performance goals, as well as to achieve their individual performance goals. The performance-based RSU award is designed to align the interests of Named Executive Officers and shareholders with regard to long-term financial performance of the Company and to support retention, via the vesting schedule, of our Named Executive Officers. In addition, our Named Executive Officers participate in the benefit plans and programs that are generally available to all employees of the Company and receive perquisites and other personal benefits, all of which are intended to be part of a competitive overall compensation program.

Base Salary. Base salaries for our Named Executive Officers are established based on their role within the Company and the scope of their responsibilities, taking into account between the 50th and the 75th percentile of market compensation paid by the Peer Group and survey companies described above. Their base salaries are reviewed annually and adjusted from time to time to realign salaries with those market levels after taking into account individual responsibilities, performance, experience and/or cost of living.

Annual Cash Incentive Compensation Plan

We grant annual cash incentive awards pursuant to the Incentive Compensation Plan. For 2015, as in 2014, our executive annual incentive cash awards program (the “Cash Incentive Awards”) was designed to align executive officer pay with the Company’s financial performance, as well as performance against important short-term initiatives. The Cash Incentive Awards reward our Named Executive Officers based on the achievement of company and individual performance objectives (the “Performance Metrics”). Under the plan, the Compensation Committee establishes threshold, target and maximum award payout opportunities for each Named Executive Officer as a percentage of annual base salary (the “target cash incentive amount”) at certain levels of performance. If threshold performance is achieved for all Performance Metrics, including individual performance, then the Named Executive Officer would generally be entitled to receive 50% of his or her target cash incentive amount. If target performance is achieved for all Performance Metrics, then the Named Executive Officer is generally entitled to receive 100% of his or her target cash incentive amount. Maximum performance results in the Named Executive Officer being generally entitled to receive 200% of the Named Executive Officer’s target cash incentive amount. If the performance achieved for all Performance Metrics does not result in the achievement of at least the threshold level of performance, then the Named Executive Officer shall not be entitled to any Cash Incentive Award.

With respect to the 2015 Cash Incentive Awards, the Compensation Committee designed the awards with an additional overall financial metric that will work in combination with the 2015 Performance Metrics assigned to the 2015 year. The Company will make determinations regarding the percentage of the 2015 Cash Incentive Award that could be earned using the 2015 Performance Metrics, but timing of that payment, if any, is currently intended to be dependent upon the Company achieving an Adjusted EBITDA less Interest Expense Incurred in an amount exceeding $300 million as of the end of any fiscal quarter plus the three preceding fiscal quarters, as reported in the Company’s Earnings Release. For any payment to be made pursuant to the 2015 Cash Incentive Awards, the Company must meet this additional performance metric before December 31, 2017. However, the Compensation Committee in its sole discretion retains the right to pay any Award otherwise earned regardless of whether such financial condition is achieved.

In summary, the Incentive Compensation Plan provides for an annual cash payment equal to an established target cash incentive amount multiplied by an award percentage (the “Award Percentage”) (between 0% and 200%) as determined by a set of pre-defined goals using straight-line interpolation.

For the Named Executive Officers, the fiscal 2015 target cash incentive amounts were set at the same level as the targets that were set for 2014, as follows:

Named Executive Officer	2015 Target Cash Incentive Amount as a % of Base Salary
Tracy W. Krohn	100%
Jamie L. Vazquez	90%
John D. Gibbons	90%
Thomas P. Murphy	80%
Stephen L. Schroeder	75%

The 2015 Award Percentage was contingent upon our attainment of the following Performance Metrics:

Business Criteria	Threshold Objective	Threshold Weighting *	Target Objective	Target Weighting *	Maximum Objective	Maximum Weighting *
Production Growth (1)	17.6 MMBoe	12.5%	18.4 MMBoe	25.0%	21.2 MMBoe or greater	50%

Reserve Growth (2)	Increase greater than 2% over 2014 year end reserves	7.5	Increase greater than 5% over 2014 year end reserves	15.0	Increase greater than 12.5% over 2014 year end reserves	30.0

LOE and G&A (3)	$17.50 per Boe	12.5	$17.00 per Boe	25.0	$12.00 or less per Boe	50.0

Company Criteria
Adjusted EBITDA Margin Percentage (4)	43% at year-end 2015	10	50% at year-end 2015	20	65% or greater at year- end 2015	40

Individual Criteria
Individual Performance	Met Expectations	7.5	Exceeded Expectations	15.0	Far Exceeded Expectations	30.0

Total		50%		100%		200%

(1)	“Production Growth” calculations are based upon increases in production on a MMBoe basis between the Company’s 2014 fiscal year and the 2015 fiscal year, but taking into account the effect of property sales, if applicable, as determined by the Compensation Committee. “MMBoe” is defined as one million barrels of oil equivalent.
(2)	The threshold, target and maximum levels for the “Reserve Growth” calculation are based upon ending reserves on a MMBoe basis for the 2015 fiscal year in excess of 2014 fiscal year end reserves, excluding the effect of property sales, if applicable, as determined by the Compensation Committee.
(3)	The threshold, target and maximum levels for the LOE and G&A calculation are based upon a per Boe comparison and limit increases of such costs between the 2014 fiscal year and the 2015 fiscal year (excluding hurricane expenses, insurance credits for such expenses and/or other extraordinary event).
(4)	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenues for the period. Adjusted EBITDA is defined as net income plus income tax expense, net interest expense, depreciation, depletion, amortization, and accretion. Adjusted EBITDA excludes the unrealized gain or loss related to our derivative contracts, contract option fee, gain or loss on extinguishment of debt, gains or losses in connection with litigation settlements, gains and losses on the sale of assets and other items that are, in the sole discretion of the Compensation Committee appropriate adjustments to reflect normalized results.
*	The 2015 Incentive Cash Award is subject to an additional overall financial metric that must be achieved on or before December 31, 2017, as described above; therefore, no amounts were paid as yet to the Named Executive Officers with respect to the 2015 year.

Attaining or exceeding the Performance Metrics is not assured and requires significant effort by our Named Executive Officers. Where the actual performance achieved is between threshold, target and maximum objectives, the Company interpolates (using straight-line interpolation) the Award Percentage for any given Performance Metric.

Long-Term Restricted Stock Unit Awards

We granted performance-based RSU awards to each of the Named Executive Officers during 2015. These awards are eligible for vesting if certain identified targets are obtained. Once eligible for performance vesting, they will vest on December 15th of the second calendar year following the date of grant, i.e., approximately two to three years from the date of grant. When determining the size of the awards, we consider the proportion of equity-based incentives to salary and cash incentives as compared to proportions granted by the Peer Group and survey companies. For 2015, we determined that the size of each Named Executive Officer’s target RSU grant would be based upon a specific percentage of the officer’s 2015 base salary, taking into consideration the fact that the normal vesting schedule for each award will span a period of approximately two to three years. The number of RSUs that were initially granted to each Named Executive Officer was determined by multiplying the target percentage below by each Named Executive Officer’s base salary, divided by a number that equaled the arithmetic average of the closing price per share of our common stock for the period January 5, 2015 through January 15, 2015, which was $6.17. For example, Mr. Krohn was awarded 648,298 RSUs (number of RSUs equals 400% times $1,000,000 divided by $6.17, rounded down to the nearest whole share), such award is subject to meeting certain performance criteria described below.

Named Executive Officer	2015 RSU Grant as a % of Base Salary
Tracy W. Krohn	400%
Jamie L. Vazquez	350%
John D. Gibbons	300%
Thomas P. Murphy	250%
Stephen L. Schroeder	225%

The performance-based RSUs awarded in 2015 were contingent upon meeting various performance measures for the 2015 calendar year. Forty percent of each of the 2015 RSU grants (the “Adjusted EBITDA Portion”) was subject to the following targets for the 2015 calendar year:

Adjusted EBITDA Performance Level ($ in thousands)	% of Adjusted EBITDA Portion Available for Vesting
Level 1: $268,700 or greater (“Target”)	100%
Level 2: $200,000	75%
Level 3: $100,000	50%
Level 4: Less than $100,000	0%

Sixty percent of each of the 2015 RSU grants (the “Adjusted EBITDA Margin Portion”) is subject to the following targets for the 2015 calendar year:

Adjusted EBITDA Margin Performance Level	% of Adjusted EBITDA Margin Portion Available for Vesting
Level 1: 43% or greater (“Target”)	100%
Level 2: 42%	75%
Level 3: 41%	50%
Level 4: 40%	25%
Level 5: Less than 40%	0%

Where the actual performance achieved is between performance levels, the Company interpolates (using straight-line interpolation) the award percentage.

If at least a threshold performance level is satisfied as described above with respect to the 2015 year, the RSUs remain subject to a time-based vesting requirement that will not be fully satisfied until December 15, 2017.

Other Compensation and Benefits. All of our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as all other employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees.

Perquisites and Other Personal Benefits. We provide our Named Executive Officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key executive positions. Under an arrangement between the Company and the Chief Executive Officer, which was originally entered into in 2004 and subsequently amended in 2010, Mr. Krohn is entitled to the use of Company- chartered aircraft for personal travel. This benefit is reported as “other compensation” in the Summary Compensation Table that follows. For security reasons and to facilitate efficient business and personal travel, Mr. Krohn may use Company-chartered aircraft for both business and personal travel. The Company reflects the amounts attributable to Mr. Krohn’s personal aircraft usage in the Summary Compensation Table. In addition, aircraft personally owned by Mr. Krohn may be chartered by the Company and used by Mr. Krohn for any purpose. In 2015, Mr. Krohn’s aircraft was used by the Company or Mr. Krohn for 211.6 flight hours. The costs to the Company to charter Mr. Krohn’s aircraft may not exceed the cost to charter aircraft owned by a third party, which meets the needs for such trip, taking into account required seating capacity, operational requirements and flight duration. In addition, from time to time, other executive officers may be required for business purposes, or allowed for personal purposes (subject to the consent of Mr. Krohn), to use charter aircraft. To the extent such use is reportable, any incremental cost to the Company would be disclosed as “other compensation” in the Summary Compensation Table. Aggregate incremental cost, if any, of travel by the officer’s family or other guests when accompanying the officer on both business and non-business occasions is also included in the Summary Compensation Table when applicable.

Setting Executive Compensation in 2015

Base Salary. The base salary of each Named Executive Officer is reviewed annually by the Compensation Committee. Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards.” Increases to the Chief Executive Officer’s salary are established by the Compensation Committee (and ratified by the Board), and for our other Named Executive Officers, our Chief Executive Officer and President recommend salary increases, which are reviewed and approved by the Compensation Committee.

For 2015, the primary factor in determining the amount of base salaries was the Compensation Committee’s subjective assessment of individual performance of each of our Named Executive Officers. The Compensation Committee also reviewed the comparative compensation data discussed above to assess the reasonableness of the base salary amounts in light of the officer’s duties and responsibilities as compared to similarly situated officers. As a result of this review, the base salaries were not increased for the 2015 year. The base salaries for each of the Named Executive Officers for the 2015 (and 2014) year were as follows: Mr. Krohn, $1,000,000; Ms. Vazquez, $600,000; Mr. Gibbons, $440,000; Mr. Murphy, $410,000 and Mr. Schroeder, $374,000.

Annual Cash Incentive Compensation. The Compensation Committee annually reviews the recommendation of executive management regarding the performance-based goals for the Company. As discussed above, the Compensation Committee established the targets for 2015 with reference to forecasts and other financial and operational data. The Compensation Committee set award targets based on production, reserve growth, LOE containment, G&A cost containment adjusted EBITDA margin and individual performance metrics, each metric of which was selected due to the Compensation Committee’s belief that the metrics were an important measure of the performance of the Company and, in turn, potential shareholder value.

The following chart presents information about the actual performance relative to the Performance Metrics established by the Compensation Committee and the calculation of the Award Percentage:

Business Criteria	Actual 2015 Company / Individual Performance	Actual % of Target Cash Incentive Eligible (1)
Production	17.049 MMBoe	0.0%
Reserve Growth	76.4 MMBoe	0.0%
LOE and G&A	$15.61/Boe	31.95%

Company Criteria
Adjusted EBITDA Margin	45.0%	12.86%

Individual Criteria
Individual Performance	15.0%	15.0%

Total		59.81%

(1)	The 2015 Incentive Cash Award is subject to an additional overall financial metric that must be achieved on or before December 31, 2017, as described above, therefore no amounts were paid to the Named Executive Officers with respect to the 2015 year. Percentages shown here reflect only results applicable to the 2015 Performance Metrics.

The Compensation Committee considered the Named Executive Officers’ leadership, as a group, in achieving the common goals set out for them at the beginning of the year, specifically with respect to cost reduction. The Company was able to drive significant cost reduction in LOE and G&A. The Named Executive Officers worked well as a group in achieving the Company’s goals and objectives. Mr. Krohn and Ms. Vazquez continued to show strong leadership and the team worked well in a collaborative manner. After taking each of these factors into consideration, the Compensation Committee determined that as a group, each of the executive officers should be deemed to have met their individual performance goals at target levels, as quantified above.

Accordingly, the following chart presents information about the awards eligible by each of our Named Executive Officers with respect to the actual performance relative to the Performance Metrics, although these amounts remain subject to the additional overall financial metric applicable to the 2015 Cash Incentive Awards.

Named Executive Officer	Eligible 2015 Incentive Cash Award as a % of Base Salary *	Amount Eligible*
Tracy W. Krohn	60%	$598,100
Jamie L. Vazquez	54%	322,974
John D. Gibbons	54%	236,848
Thomas P. Murphy	48%	196,177
Stephen L. Schroeder	45%	167,767

*	The 2015 Incentive Cash Award is subject to an additional overall financial metric that must be achieved on or before December 31, 2017, as described above, therefore no amounts were paid to the Named Executive Officers with respect to the 2015 year.

Long-term Performance Restricted Stock Unit Award

As discussed above in “Elements of Executive Compensation—Long-term Performance Restricted Stock Unit Awards,” the Adjusted EBITDA portion of the 2015 RSU awards that is eligible for vesting depends on the level of Adjusted EBITDA achieved in 2015. In 2015, the Company achieved $229 million of Adjusted EBITDA, resulting in 85.55% of the Adjusted EBITDA portion of the 2015 RSU award becoming eligible to vest. With respect to the Adjusted EBITDA Margin Goal, the Company achieved an Adjusted EBITDA Margin of 45.2%, resulting in 100% of the Adjusted EBITDA Margin Goal portion of the 2015 RSU award becoming eligible to vest. Accordingly, 94.2% of the awarded 2015 RSUs are now eligible for vesting on December 15, 2017, subject to the requirement of continuous employment with the Company through December 15, 2017. The remaining 2015 RSUs, or 5.8% of total 2015 RSUs, were forfeited.

With respect to the 2014 RSUs, performance criteria were determined with respect to the 2014 year, therefore the 2014 RSU awards were subject solely to time-based restrictions throughout the 2015 year. Subject to the satisfaction of the time-based vesting conditions, the 2014 RSUs will become eligible to vest on December 15, 2016.

The 2013 RSUs were partially subject to Total Shareholder Return (“TSR”) performance criteria during the 2015 year. The TSR component measured the Company’s TSR against the TSR of a set peer group over each of the three years that the award was subject to vesting, as discussed in greater detail in our proxy statement for the 2013 fiscal year. The TSR portion of the goal for the 2015 year (representing 10% of the total 2013 RSU award) had a TSR rank of 10 against a peer group, which yielded 60% of the 2015 portion becoming eligible for vesting, or 6% of the total 2013 RSU Awards becoming eligible for vesting on December 15, 2015. The remaining portion, or 4% of total 2013 RSUs, were forfeited. In total, 87.7% of the total 2013 RSU Awards vested on December 15, 2015.

Compensation Policies

Tax and Accounting Treatment. Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1.0 million paid for any fiscal year to the Company’s chief executive officer and the three highest paid executive officers other than the chief financial officer. However, the statute exempts qualifying performance-based compensation from the deduction limit when specified requirements are met. Awards to the Named Executive Officers under the Company’s incentive programs have been structured to qualify for this exemption when the Compensation Committee has determined that the structure was appropriate for the individual situation. However, the Compensation Committee retains the discretion to award compensation that exceeds Section 162(m)’s deductibility limit and may look at each situation and each award when determining how to structure any element of compensation granted to our covered officers.

The Company accounts for stock-based payments in accordance with the requirements of ASC Topic 718, by which compensation cost is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award. Because the Company may offer incentive stock options, non-qualified stock options and restricted stock grants, the deductibility of an equity compensation award by the Company may not always occur at the time the award is otherwise taxable to the employee.

Basis for Allocation among Incentives. Except as described above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Incentive awards under the Incentive Compensation Plan may be granted in any one or a combination of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) restricted stock, (e) performance shares, (f) restricted stock units, (g) bonus stock, (h) dividend equivalents, or (i) cash awards.

Adjustment or Recovery of Awards upon Restatement of Company Performance.

We adopted a Clawback Policy in 2014 that will be applicable to all awards, cash or equity-based, that are granted under our Incentive Compensation Plan. The Clawback Policy generally states that in the event of any required restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements, or an error or mistake in the calculation of a performance metric or goal that is the basis of payment of incentive compensation, the Compensation Committee and the Board each have the authority to cause an executive officer to repay all or applicable portions of the incentive award in question. The Compensation Committee shall have full discretion to determine the form, the amount and the timing of the recoupment, subject to any applicable laws that may govern the transaction.

In connection with the adoption of the Clawback Policy, the Compensation Committee also approved the inclusion of a provision in all awards granted under our Incentive Compensation Plan that the award would be subject to any clawback policies that we may adopt, whether in response to the Dodd-Frank Act or otherwise. Also, under the terms of the Incentive Compensation Plan, the Compensation Committee has the authority to adjust financial targets when unforeseen events affect the Company’s results of operations.

Stock Ownership Guidelines. On February 24, 2010, our Board approved the adoption of the W&T Offshore, Inc. Stock Ownership and Retention Policy (the “Policy”). The Compensation Committee administers the Policy for employees subject to Section 16 of the Exchange Act, while our Chief Executive Officer and President administer the Policy for all other eligible employees. The Policy is applicable to all employees who are eligible to, and whom actually do, receive equity-based awards pursuant to the Incentive Compensation Plan. The Policy requires our eligible employees to hold a number of shares of our Common Stock having a value in excess of set multiples of the amount of his or her annual base salary. Until such time as an employee owns the requisite shares of Common Stock, the employee is required to retain all shares of Common Stock that the employee owns or is granted. In addition, any cash amounts (net of taxes) received as payments for equity based cash awards, such as restricted stock units paid out in cash, must be used to purchase shares of Common Stock on the open market. Following the achievement of the amount and subject to any applicable securities laws, the individual may conduct any appropriate transactions with our Common Stock so long as he or she does not fall below the required amount as a result.

Common Stock that counts toward the satisfaction of the stock ownership level shall include: (a) shares of Common Stock owned outright by the employee and his or her immediate family members who also share the same household; (b) shares of Common Stock acquired upon an option exercise or upon the lapse of restrictions on other awards; (c) Common Stock purchased in the open market; and (d) deemed or actual stock investments due to an employee’s participation in the our 401(k) plan.

A hardship exemption may be granted to an employee prior to the time he or she has satisfied the initial ownership requirement. Prior to such time, the Plan Administrator holds the authority to relieve an employee from the Policy upon a determination that the employee has incurred a unique financial or personal situation where the Policy becomes inequitable in light of the employee’s circumstances. The penalty for noncompliance with the Policy may result in the suspension of any future grants or awards to the employee, or the employee’s base salary and compensation may be frozen at current levels until such time as the employee meets the terms of the Policy. Each of the Named Executive Officers is currently in compliance with the Policy.

Employment Agreements, Severance Benefits and Change of Control Provisions

We maintain employment agreements with the Named Executive Officers to ensure they will perform their roles for an extended period of time. Certain provisions contained in these agreements, such as non-competition and non-solicitation provisions as well as change of control payments, are essential to retaining our talented management team and protecting our shareholders. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements. These employment agreements, including the potential severance and change of control provisions, are described in more detail elsewhere in this proxy statement. Please read “Executive Compensation and Related Information—Potential Payments Upon Termination or a Change in Control.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by the Named Executive Officer for “good reason,” termination by us for “cause,” death or disability, each as defined in the applicable executive’s employment agreement.

The employment agreements between us and our Named Executive Officers and the related severance provisions are designed to meet the following objectives:

Change of Control. In certain scenarios, the potential for merger or being acquired may be in the best interests of our shareholders. As a result, we provide severance compensation to the Named Executive Officers if the officer’s employment is terminated following a change of control transaction. Our intent is to promote the ability of the officer to act in the best interests of our shareholders even though his or her employment could be terminated as a result of the transaction.

Termination without Cause or for Good Reason. If we terminate the employment of a Named Executive Officer “without cause” or a Named Executive Officer terminates his or her employment for “good reason,” as each such term is defined in the applicable employment agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Potential Payments Upon Termination or a Change in Control” below. We believe these payments are appropriate because the terminated officer is bound by confidentiality, non-solicitation and non-competition provisions ranging from six months to one year after termination. Both parties have mutually agreed to a severance package that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of our Company and its shareholders.

2011 and 2014 Shareholder Vote

As recommended by our Board, shareholders expressed their preference for a three year advisory vote on executive compensation in 2011, and the Company has implemented that recommendation. In 2014, the Company held its second shareholder advisory vote on the compensation paid to our Named Executive Officers in 2013, which resulted in an excess of 75% of votes cast approving such compensation. The next shareholder advisory vote on the frequency of shareholder advisory votes on compensation will be held at the 2017 Annual Meeting of Shareholders. The Compensation Committee considered many factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives and review of data of our Peer Group, each of which is evaluated in the context of the Compensation Committee’s duty to act as the directors determine to be in all shareholders’ best interests. While each of these factors bore on the Compensation Committee’s decisions regarding the Named Executive Officer’s compensation, the Compensation Committee did not make any material changes to our executive compensation program and policies as a result of the 2014 “say on pay” advisory vote. Given the level of shareholder support in 2014 for the Company’s executive compensation programs, the Compensation Committee generally elected to apply the same principles in determining the types and amounts of compensation to be paid to our Named Executive Officers in 2015.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee.

Stuart B. Katz	Virginia Boulet	B. Frank Stanley
(Chair)

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Please note that the tables below may reflect numbers of shares of common stock which were determined prior to the proposed reverse stock split. The tables below are intended to focus on 2015 compensation rather than current compensation; therefore, they do not reflect any adjustments to the number of common stock that may be required in connection with our reverse stock split.

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to Mr. Krohn, our Chairman and Chief Executive Officer, Mr. Gibbons, our Chief Financial Officer, and the Company’s three other most highly compensated executive officers for the year ended December 31, 2015, and where applicable, the 2014 and 2013 fiscal years.

Name	Year	Salary	Discretionary Bonus (1)	Stock Awards (2)(3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Tracy W. Krohn	2015	$1,000,000	$—	$2,192,890	$—	$1,164,673	$4,357,563
Chairman and Chief	2014	1,000,000	—	4,371,818	753,000	1,019,592	7,144,410
Executive Officer	2013	1,000,000	—	3,389,677	869,000	858,992	6,117,669

Jamie L. Vazquez	2015	600,000	—	1,151,270	—	17,430	1,768,700
President	2014	600,000	—	2,295,209	406,620	69,059	3,370,888
	2013	582,600	—	1,779,593	455,651	30,550	2,848,394

John D. Gibbons	2015	440,000	—	723,651	—	38,088	1,201,739
Senior Vice President,	2014	440,000	—	1,442,702	296,311	27,610	2,206,623
Chief Financial Officer	2013	418,850	—	1,153,861	327,582	40,192	1,940,485
and Chief Accounting
Officer

Thomas P. Murphy	2015	410,000	—	561,925	—	15,900	987,825
Senior Vice President	2014	410,000	—	1,120,277	241,423	15,600	1,787,300
and Chief Operations Officer	2013	357,500	50,000	887,467	248,534	14,181	1,557,682

Stephen L. Schroeder	2015	374,000	—	461,326	—	15,900	851,226
Senior Vice President	2014	374,000	—	919,720	207,672	15,600	1,516,992
and Chief Technical	2013	340,000	—	721,647	221,595	10,074	1,293,316
Officer

(1)	The amounts under the “Bonus” column reflect the one-time discretionary cash grant provided to Mr. Murphy in May of 2013.
(2)	The amounts under the “Stock Awards” column reflects the aggregate grant date fair value computed in accordance with ASC Topic 718, without regard to any risk of forfeitures. The discussion of the assumptions used in calculating these values can be found in Notes 10 and 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.
(3)	The 2015 RSU awards subject to performance conditions are reported at their grant date value based upon the probable outcome. Had the highest level of performance been achieved, the reported amounts would be (i) for Mr. Krohn, $2,327,390, (ii) for Ms. Vazquez, $1,221,882, (iii) for Mr. Gibbons, $768,037, (iv) for Mr. Murphy, $596,392 and (v) for Mr. Schroeder, $489,626.
(4)	The 2015 Incentive Cash Awards have not been included due to the additional overall financial metric that must be achieved on or before December 31, 2017, as described above within the Compensation Discussion and Analysis. The amounts for each executive are provided in the previous section.

(5)	The amount excludes perquisites and other personal benefits if the total aggregate value (based on aggregate incremental cost to the Company) in a given year did not exceed $10,000. The amounts under “All Other Compensation” for 2015 include (i) for Mr. Krohn, $1,000,130 for incremental costs associated with his use of chartered aircraft and to reimburse him for the charter of his aircraft for his personal use, the costs of which represents no more than the current market rates for equivalent use of chartered aircraft, and $148,643 for gross-up for taxes on imputed income associated with such aircraft usage, (ii) for Ms. Vazquez, $1,530 for gross-up for taxes, and (iii) for Mr. Gibbons, $10,324 for gross-up for taxes and $11,864 with respect to country club dues. Remaining amounts for each Named Executive Officer relate to company contributions made into the executives’ 401(k) plan accounts.

2015 Grants of Plan-Based Awards

The following table sets forth information with respect to the possible awards that could have been payable for 2015 under the Incentive Compensation Plan to the Named Executive Officers.

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Grant (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		Grant Date Fair Value of Stock Awards (3)
		Threshold	Target	Maximum	Threshold(#)	Target/ Maximum(#)
Tracy W. Krohn	N/A	$500,000	$1,000,000	$2,000,000
	11/16/2015				162,075	648,298	$2,192,890
Jamie L. Vazquez	N/A	270,000	540,000	1,080,000
	11/16/2015				85,089	340,357	1,151,270
John D. Gibbons	N/A	198,000	396,000	792,000
	11/16/2015				53,485	213,938	723,651
Thomas P. Murphy	N/A	164,000	328,000	656,000
	11/16/2015				41,532	166,126	561,925
Stephen L. Schroeder	N/A	140,250	280,500	561,000
	11/16/2015				34,097	136,386	461,326

(1)	The amounts in these columns reflect the potential 2015 Cash Incentive Award levels that were granted in 2015, but the Company did not pay any of the Named Executive Officers a Cash Incentive Award with respect to the 2015 year as the Company had not achieved the threshold of $300 million Adjusted EBITDA after Interest Expense as of December 31, 2015.
(2)	Target and maximum share numbers are the same amounts, therefore the columns have been combined. Performance based restricted stock units vest subject to first achieving certain Adjusted EBITDA and Adjusted EBITDA Margin targets, which were partially satisfied in December 2015 and are discussed in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-term Performance Restricted Stock Unit Awards.” These units remain subject to time-vesting requirements.
(3)	Reported at grant date value based upon probable outcome.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

We maintain employment agreements with each of the Named Executive Officers. On November 1, 2010, we entered into an employment agreement with Tracy W. Krohn, who serves as our Chairman and Chief Executive Officer. This November 1 agreement supersedes our previous employment agreement with Mr. Krohn. The term of the employment agreement is three years, subject to automatic extensions for an additional one-year period beginning on the first anniversary from the November 1, 2010 effective date of the agreement and on each anniversary date thereafter. The agreement provides for an initial base salary of $1,000,000 and also entitles Mr. Krohn to participate in the Company’s annual incentive plans and long-term incentive plans as approved from time to time by the Compensation Committee. His employment agreement provides that he is entitled to use of Company- chartered aircraft for personal travel. For security reasons and to facilitate efficient business travel, the Company and Mr. Krohn entered into an arrangement in 2004 that was subsequently amended in 2010. Under the amended arrangement, Mr. Krohn may use Company-chartered aircraft for both business and personal travel. In addition, aircraft personally owned by Mr. Krohn may be chartered by the Company, with Mr. Krohn receiving a gross-up for any taxes on imputed income associated with such aircraft usage, and used by Mr. Krohn for any purpose. In 2015, Mr. Krohn’s aircraft was used by the Company or Mr. Krohn for 211.6 flight hours. In any event, the costs to the Company to charter Mr. Krohn’s aircraft may not exceed the cost to charter aircraft owned by a third party, which meets the needs for such trip (taking into account required seating capacity, operational requirements and flight duration). The potential severance and change of control provisions within Mr. Krohn’s employment agreement are discussed in detail below under the heading “—Potential Payments Upon Termination or a Change in Control.” Other executive officers may be required for business purposes, or allowed for personal purposes, to use chartered aircraft. While no executive officers other than Mr. Krohn have a formal agreement with the Company regarding aircraft usage, and no executive officer other than Mr. Krohn has historically made substantial use of chartered aircraft for personal travel, the Company has the discretion to allow such use by other executive officers in limited and individual circumstances. To the extent any Named Executive Officer uses a chartered aircraft for personal travel, such use would be reflected in the Summary Compensation Table under “All Other Compensation.”

The employment agreements for the Named Executive Officers other than Mr. Krohn also have terms of three years, subject to automatic extension for an additional one-year period beginning on the first anniversary from the effective date of the agreements and on each anniversary date thereafter. The agreements also entitle the Named Executive Officers to participate in the Company’s annual incentive plans and long-term incentive plans as approved from time to time by the Compensation Committee. The potential severance and change of control provisions within the employment agreements are discussed in detail below under the heading “—Potential Payments Upon Termination or a Change in Control.”

Please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-term Performance Restricted Stock Unit Awards” for a discussion of the terms of the restricted stock unit awards. Please see the section titled “Potential Payments Upon Termination or a Change in Control” below for a detailed description of certain terminations of employment or change in control events could impact the normal vesting schedules for the equity awards.

Percentage of Base Salary and Cash Discretionary Bonus in Comparison to Total Compensation

Named Executive Officer	Percentage of Salary and Cash Discretionary Bonus to Total Compensation
Tracy W. Krohn	23%
Jamie L. Vazquez	34%
John D. Gibbons	37%
Thomas P. Murphy	42%
Stephen L. Schroeder	44%

Outstanding Equity Awards at December 31, 2015

The following table sets forth information regarding restricted stock units that have not vested for each of the Named Executive Officers outstanding as of December 31, 2015. The Company did not grant option awards in 2015 and there are no stock options outstanding as of December 31, 2015.

Named Executive Officer	Grant	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)

Tracy W. Krohn	2015	610,833	$1,411,024
	2014	259,918	600,411

Jamie L. Vazquez	2015	320,688	740,789
	2014	136,457	315,216

John D. Gibbons	2015	201,574	465,636
	2014	85,773	198,136

Thomas P. Murphy	2015	156,525	361,573
	2014	66,604	153,855

Stephen L. Schroeder	2015	128,503	296,842
	2014	54,680	126,311

(1)	This column includes performance-based restricted stock units that were granted in 2014 and 2015. The 2014 and 2015 RSUs were subject to Adjusted EBITDA and Adjusted EBITDA Margin based vesting requirements. Adjustments related to performance levels achieved in 2014 and 2015 have been applied to the grants presented and adjusted as appropriate from the target level of awards originally granted. These awards related to performance levels achieved in 2014 and 2015 and are now subject solely to the time-based vesting conditions that will vest in full on December 15, 2016 (for the 2014 awards) and December 15, 2017 (for the 2015 awards). Please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-term Performance Restricted Stock Unit Awards.”
(2)	The market value of the shares of restricted stock units that have not vested was calculated using the closing price of the Company’s Common Stock on December 31, 2015 of $2.31 per share.

Stock Vested Table for 2015

The following table sets forth information regarding the vesting of restricted stock units for each of the Named Executive Officers during 2015. No option awards were exercised in 2015.

	Stock Awards
Named Executive Officer	Vesting Date	Number of Shares Acquired on Vesting	Value Realized on Vesting (*)
Tracy W. Krohn	12/15/2015	198,979	$561,121
Jamie L. Vazquez	12/15/2015	104,464	294,588
John D. Gibbons	12/15/2015 6/11/2015	63,424 5,000	178,856 27,000
Thomas P. Murphy	12/15/2015 6/11/2015	44,770 8,500	126,251 45,900
Stephen L. Schroeder	12/15/2015 6/11/2015	38,054 5,000	107,312 27,000

(*)	The value realized on vesting for awards vesting on December 15, 2015 was calculated using the closing price of the Company’s Common Stock on December 15, 2015 of $2.82 per share. The value realized on vesting for awards vesting on June 11, 2015 was calculated using the closing price of the Company’s Common Stock on June 11, 2015 of $5.40 per share.

Potential Payments Upon Termination or a Change in Control

Each of the Company’s Named Executive Officers has an employment agreement with the Company.

Employment Agreement with Tracy W. Krohn

Mr. Krohn’s employment agreement provides for a potential severance payment in certain situations. In the event of his death or “disability” (generally defined as an accident, sickness or other circumstance which renders him mentally or physically incapable of performing his services for the Company), his compensation and benefits will terminate on the date of termination. If, during the term of his agreement, the Company terminates the employment of Mr. Krohn for any reason other than in connection with his death, disability, or for “cause” (generally defined to include Mr. Krohn’s fraud, embezzlement or misappropriation against the Company or our affiliates, any willful failure, neglect, or refusal to perform his duties under the agreement that results in an injury to the Company or an affiliate, or Mr. Krohn’s plea of guilty to, or his conviction of, a felony), or Mr. Krohn terminates his employment for “good reason” (generally defined to include a material breach by the Company of the agreement or a material adverse change in Mr. Krohn’s title, position or responsibilities), whether or not in connection with a change of control, Mr. Krohn will be entitled to receive his base salary until the actual termination date of his agreement and a severance payment in the amount of 3.0 times his annual base salary that is then in effect (the “CEO Severance Payment”); the CEO Severance Payment will be paid 60 days following his termination from employment (or six months following his termination of employment if he is considered a “specified employee” under Section 409A of the Code at that time). If he elects to continue coverage for himself and his dependents under the Company’s group health plans following his termination of employment pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or “COBRA,” the Company shall reimburse Mr. Krohn for the cost difference between the amount necessary to continue such coverage and the amount Mr. Krohn was required to pay for such coverage as an employee, for a period of 12 months. If Mr. Krohn elects to continue his health coverage following the initial 12 month period, then at any time during the following 18 months his COBRA coverage terminates, the Company will provide him and his dependents with health benefits substantially similar to those provided under the Company’s group health plans for active employees and at a cost that is no greater to Mr. Krohn than the cost of his original 12 month COBRA costs (collectively, the “Continued Medical Benefit”). Any outstanding restricted stock or restricted stock unit awards held at the time of a termination of Mr. Krohn’s employment by the Company without cause, or by Mr. Krohn for good reason, will receive 100% accelerated vesting, and any annual incentive award that Mr. Krohn would have been entitled to receive for the year in which his termination occurred would be paid to him on a pro-rata basis.

In the event that the Company undergoes a change in control during the term of the employment agreement, and Mr. Krohn is not also terminated in connection with such a change in control that would also trigger a payment of the CEO Severance Payment, then Mr. Krohn will receive the CEO Severance Payment described above as if he had been terminated as of the date of the change in control. The employment agreement provides for certain cut-backs for amounts paid to Mr. Krohn in the event that such a payment would be considered a “parachute payment” pursuant to Section 280G of the Code. If an amount to be paid to Mr. Krohn is considered a parachute payment, then such payments will either be reduced to an amount that is $1.00 less than three times Mr. Krohn’s then annual base salary, or paid in full, whichever produces the better net after-tax position to Mr. Krohn.

In addition, all outstanding restricted stock or restricted stock unit awards held by Mr. Krohn as of the date of a change in control will accelerate by 100%, whether such awards were subject to a performance period and whether such a performance period had passed as of the date of the change in control. In the event that Mr. Krohn is terminated without cause or for good reason, any outstanding restricted stock or restricted stock units would also vest, provided that the termination of employment occurred following the satisfaction of any applicable performance period associated with that award. The definition of “change of control” in Mr. Krohn’s employment agreement generally will occur upon one or more of the following events: (1) a merger or consolidation that results in the Company’s voting securities representing less than 50% of the combined voting power of the voting securities of the Company or the surviving corporation immediately after the transaction; (2) the individuals who constitute the Company’s board of directors cease to constitute at least a majority of the Company’s board of directors; (3) the acquisition, by a person or a group, of beneficial ownership of any capital stock of the Company if, after such acquisition, the person or group beneficially owns 51% or more of either (A) the then-outstanding shares of the Company’s Common Stock or (B) the combined voting power of the then-outstanding voting securities of the Company (provided that for purposes of this subsection (3), the following acquisitions will not give rise to a change of control: (i) acquisitions directly from or by the Company, (ii) acquisitions by a Company employee benefit plan, (iii) acquisitions by any corporation pursuant to a transaction that results in the Company’s security holders remaining in control of 50% or more of the Company’s securities immediately following the transaction, (iv) an acquisition that constitutes an employee buyout, or (v) acquisitions by Mr. Krohn or his immediately family); (4) a sale of all or substantially all of the Company’s assets, or (5) the approval by the Company’s shareholders of a complete liquidation or dissolution.

In addition to acknowledging the continued binding effect of the Non-Competition/Non-Solicitation provisions in Section 6 of the 2004 employment agreement, Mr. Krohn has agreed in his 2010 employment agreement (i) not to disclose our confidential information and (ii) during the 12 months following his termination from employment with the Company, that he will not (A) provide to a third party competitor the same services that he currently provides to the Company in any market area in which the Company has conducted oil and gas exploration and production activities during the last two years of the term of the employment agreement, or (B) not to solicit or hire Company employees.

Employment Agreements with the Remaining Named Executive Officers

The Company has entered into employment agreements with the remaining Named Executive Officers. The agreements provide severance benefits to the employees in certain situations. In the event of a death or “disability” (defined the same as in Mr. Krohn’s employment agreement), an executive’s compensation and benefits will terminate on the date of termination. If, during the term of the agreement, the Company terminates the employment of the executive for any reason other than in connection with his or her death, disability, or for “cause” (generally defined to include a failure to perform any material duties in accordance with the professional standards for such executive’s position in the Company, a refusal to perform material duties under the agreement or the duties associated with that executive’s position in the Company, a willful breach of the agreement or a corporate policy, any willful failure, neglect, or other action that results in an injury to the Company or an affiliate, the executive’s serious dishonesty which impacts his performance in a material manner, or the executive’s plea of guilty to, or conviction of, a felony), or the executive terminates his or her employment for “good reason” (generally defined to include a material breach by the Company of the agreement or a material reduction in the executive’s base salary), whether or not in connection with a change of control, the executive will be entitled to receive their base salary until the actual termination date of the agreement and a severance payment in the amount of a specific multiple times his or her annual base salary that is then in effect (the “Severance Benefit”). The Severance Benefit multiple for Ms. Vazquez and Mr. Gibbons is three, and the Severance Benefit multiple for Messrs. Schroeder and Murphy is two. The Severance Benefit will be paid to the executive 60 days following a termination from employment (or six months following the termination of employment if he or she is considered a “specified employee” under Section 409A of the Code at that time). The executives will also receive the Continued Medical Benefit that is described above for Mr. Krohn in the event that they are terminated by the Company without cause or they resign for good reason, although the original reimbursement period will be six months rather than twelve months for Messrs. Schroeder and Murphy. Restricted stock and restricted stock units granted to the executives after January 1, 2010 will vest pro-rata. Any annual incentive award that the executive would have been entitled to receive for the year in which his termination by the Company without cause or by the executive’s resignation for good reason would be paid on a pro-rata basis.

In the event that the Company undergoes a change in control during the term of the employment agreement, the executive will receive the Severance Benefit described above as if he or she had been terminated as of the date of the change in control; provided however, if the executive is also terminated in connection with such a change in control, and a payment of the Severance Benefit is triggered by such termination, the executive would only receive a Severance Benefit in connection with the termination. The employment agreements provide for the same “cut-back” described above for Mr. Krohn in the event that an executive is considered to receive a “parachute payment” under Section 280G of the Code.

The employment agreements also address the treatment that outstanding restricted stock and restricted stock unit awards would receive pursuant to a change in control and/or certain terminations of employment. The language in the employment agreements mirrors that of the governing individual award agreements granted pursuant to the Incentive Compensation Plan, which are described in greater detail below, for change in control events. Pursuant to a termination of employment by the Company without cause, or by the executive for good reason, an outstanding performance-based restricted stock or restricted stock unit award would be accelerated pro-rata only if the termination of employment occurred at a time following the satisfaction of the applicable performance period. Such a pro-rata acceleration would be calculated by dividing the award into thirds (the “pro-rata percentage calculation”).

An executive must sign a general release in our favor before receiving the Severance Benefit, and the executive shall not make any unauthorized disclosures of any confidential information related to the Company during the executive’s employment or following a termination of employment. An executive will also be subject to standard non-competition and non-solicitation restrictions for a period of twelve months following Ms. Vazquez and Mr. Gibbons’ terminations of employment, or for a period of six months following Messrs. Schroeder and Murphy’s terminations of employment.

Incentive Compensation Plan

With regard to executives, as of December 31, 2015, the Incentive Compensation Plan provided that in the event of a change of control of the Company, the Company may choose to accelerate or remove any restrictions upon an outstanding award. The plan generally defines a “change of control” according to the definition given above in Mr. Krohn’s employment agreement. The agreements that govern the outstanding restricted stock unit awards granted under the Incentive Compensation Plan have a two-tiered vesting requirement based on time and performance metrics. A change of control will 100% accelerate all restricted stock unit awards that have become partially vested pursuant to the satisfaction of the performance vesting requirement but have yet to vest pursuant to the time-based restrictions, as well as restricted stock unit awards that have not vested because the applicable performance period has not ended at the time the change of control occurs. A change of control will also accelerate any outstanding restricted stock awards held by the executives.

The acceleration of the performance-based restricted stock unit awards will depend upon whether the awards have been partially vested pursuant to the performance-based vesting provision at the time of the termination of employment. While each Named Executive Officer’s employment agreement addresses certain change in control or termination of employment events, under the terms of the restricted stock unit agreements, if the performance criteria have not been satisfied at the time of an executive’s death or disability, or before a “normal retirement,” the awards would be forfeited; however, if the performance criteria for the restricted stock units has been satisfied at the time of an executive’s death or disability the awards will be 100% accelerated. Acceleration upon a normal retirement will be calculated using the pro-rata percentage calculation.

The pro-rata percentage calculation works as follows. Two-thirds of the award will be called the “two-year portion,” and the final third will be called the “three-year portion.” The two-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment, and the denominator of which is 24; the three-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment and the denominator of which is 36. As an example, provided below is the pro-rata calculation that would apply to Mr. Krohn’s acceleration of restricted stock units granted to him in 2015 upon a normal retirement, assuming the performance measures have been satisfied with respect to Mr. Krohn’s restricted stock units, but they are still subject to time-based vesting until December 15, 2017. Assuming that Mr. Krohn was eligible for a normal retirement upon December 31, 2015, his acceleration amount for that specific grant of restricted stock units would be calculated as follows: (i) 2/3 of his restricted stock units (610,833) times 12/24 (the numerator of which is the number of months, beginning with the first day of the first month of the year in which the date of issuance occurs, during which Mr. Krohn was employed as of December 31, 2015), plus (ii) 1/3 of his restricted stock units (610,833) times 12/36 (the numerator of which is the number of months, beginning with the first day of the first month of the year in which the date of issuance occurs, during which Mr. Krohn was employed as of December 31, 2015), multiplied by our closing stock on December 31, 2015 of $2.31 per share, to equal $627,122. If the term “normal retirement” is not defined in an executive’s employment agreement, the normal retirement age will be age 67. As of December 31, 2015, none of our Named Executive Officers were eligible for a normal retirement, thus no amounts will be included in the table below for such a termination of employment.

The following table reflects the values that each of the Named Executive Officers would receive upon certain terminations of employment or upon a change in control. For purposes of these calculations, the Company has made certain assumptions which we consider reasonable, such as all legitimate reimbursable business expenses are current, and that all earned salary payments are current as of the date of the potential termination scenario. The actual amount of payments that each executive could receive may not be determined with complete accuracy until such time as an actual termination or change of control occurs, but the values below are our best estimate as to the potential payments each executive would receive as of December 31, 2015.

Potential Payments Upon Termination or a Change of Control

Executive and Compensation Component	Change of Control	Death and Disability	Termination by Company without Cause or by Executive for Good Reason
Tracy W. Krohn
Pro-Rata Bonus Award (1)	$—	$—	$—
CEO Severance Payment (2)	3,000,000	—	3,000,000
Continued Medical (3)	21,694	21,694	21,694
Accelerated Equity (4)	1,160,820	1,160,820	1,160,820

Total (5)	$4,182,514	$1,182,514	$4,182,514

Jamie L. Vazquez
Pro-Rata Bonus Award (1)	$—	$—	$—
Severance Payment (2)	1,800,000	—	1,800,000
Continued Medical (3)	17,405	17,405	17,405
Accelerated Equity (4)	609,431	609,431	609,431

Total (5)	$2,426,836	$626,836	$2,426,836

John D. Gibbons
Pro-Rata Bonus Award (1)	$—	$—	$—
Severance Payment (2)	1,320,000	—	1,320,000
Continued Medical (3)	—	—	—
Accelerated Equity (4)	383,070	383,070	383,070

Total (5)	$1,703,070	$383,070	$1,703,070

Thomas P. Murphy
Pro-Rata Bonus Award (1)	$—	$—	$—
Severance Payment (2)	820,000	—	820,000
Continued Medical (3)	12,964	12,964	12,964
Accelerated Equity (4)	297,459	297,459	297,459

Total (5)	$1,130,423	$310,423	$1,130,423

Stephen L. Schroeder
Pro-Rata Bonus Award (1)	$—	$—	$—
Severance Payment (2)	748,000	—	748,000
Continued Medical (3)	8,702	8,702	8,702
Accelerated Equity (4)	244,206	244,206	244,206

Total (5)	$1,000,908	$252,908	$1,000,908

(1)	Each of the Named Executive Officers would be entitled to receive a pro rata bonus pursuant to the Incentive Plan upon a upon a death or disability, but due to the fact that the 2015 Cash Incentive Awards were designed with an additional financial metric that may be measured until December 31, 2017 (described in detail within the Compensation Discussion and Analysis above), we have not included any values for bonuses within this table.
(2)	The CEO Severance Amount, and the Severance Payment for Ms. Vazquez and Mr. Gibbons, is three times the executive’s annual base salary as of December 31, 2015, which was $1,000,000 for Mr. Krohn, $600,000 for Ms. Vazquez, and $440,000 for Mr. Gibbons. The Severance Payment for each of the remaining executives is equal to two times the executive’s annual base salary as of December 31, 2015, which was $410,000 for Mr. Murphy and $374,000 for Mr. Schroeder.
(3)	Amounts are based upon the Company’s COBRA costs as of December 31, 2015 for the periods set forth above in the narrative. Mr. Gibbons has currently chosen not to participate in the Company’s health plans; thus, there is no “continuation” cost for him as of December 31, 2015.

(4)	Accelerated equity reflects 2015 and 2014 restricted stock unit amounts, as adjusted for performance criteria that were satisfied in the 2015 and 2014 years, as applicable. The accelerated amounts were determined by multiplying the number of outstanding awards held by each executive (detailed above in the “Outstanding Equity Awards at December 31, 2015” table), either on a full or pro-rata basis as applicable, by the closing price of our stock on December 31, 2015, which was $2.31 per share.
(5)	Amounts shown here are a total of the full costs for each element. The employment agreements for each of the Named Executive Officers have a “cut back” provision that would require us to pay $1.00 less than three times the executive’s base salary in the event that the payment to the executive would constitute a “parachute payment,” so the total amounts shown could be reduced in certain situations.

Risk Assessment Related to our Compensation Structure

We believe our executive compensation plans are appropriately structured and are not reasonably likely to result in material risk to W&T Offshore. We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We set performance goals that we believe are reasonable in light of past performance and market conditions. We also believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine payouts for our employees are Company-wide metrics only. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of W&T Offshore and our shareholders as a whole. We use restricted stock units rather than stock options for equity awards because restricted stock units retain value even in a depressed market so that employees’ are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over a multi-year period for our long-term incentive awards ensures that our employees’ interests align with those of our shareholders for the long-term performance of our Company.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee’s role in the Company’s corporate governance is summarized under the caption “Standing Committees of the Board” beginning on page 31 above. The Audit Committee’s role with respect to the Company’s financial reporting process is set out in the report.

The Board adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. In addition, the Board appointed the undersigned directors as members of the Audit Committee. Each year, the Audit Committee reviews its charter and reports to the Board on its adequacy in light of applicable NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the Audit Committee charter.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed EY as the Company’s independent external auditor for fiscal year 2016 (and the Audit Committee is seeking ratification by the Company’s stockholders for this appointment at this Annual Meeting).

During the last year, and earlier this year in preparation for the filing with the SEC of the Form 10-K, the Audit Committee:

•	met quarterly with the Company’s internal audit manager to review the scope of their review of internal controls and the quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements with management and the Company’s independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

•

met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel;

•

discussed with the Company’s senior management, independent auditors and appropriate Company financial personnel the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;

•

reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including Auditing Standard No. 16, “Communications with Audit Committees”;

•

recommended, based on these reviews and discussions, as well as private discussions conducted in executive sessions without management present with the independent auditors and appropriate Company financial personnel, to the Board the inclusion of the audited financial statements of the Company and its subsidiaries in the Form 10-K; and

•

determined that the non-audit services provided to the Company by the independent auditors (discussed above under the Proposal 4, Ratification of Appointment of Independent Accountants), are compatible with maintaining the independence of the independent auditors. The Audit Committee’s pre-approval policies and procedures are discussed below.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles, or to assure compliance with applicable laws or the Company’s policies, procedures and controls. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements and on the effectiveness of internal control over financial reporting. Audit Committee members are not employees of the Company or, in certain cases, accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2015 and on the representations of the independent auditors included in their reports on the Company’s financial statements and effectiveness of internal control over financial reporting. The Audit Committee’s failure to investigate any matter, to resolve any dispute or to take any other actions or exercise any of its powers in connection with the good faith exercise of its oversight functions shall in no way be construed as a breach of its duties or responsibilities to the Company, its directors or its shareholders.

Joseph Meyer, our Director of Internal Audit, resigned effective January 3, 2015, having accepted an offer of employment with another company. We, in cooperation with the Audit Committee, hired Erin George, effective April 20, 2015, as his replacement.

Karen S. Acree resigned from her position of Vice President, Controller and Chief Accounting Officer effective September 18, 2015, having accepted an offer of employment with another company. Mr. John D. Gibbons, our Senior Vice President and Chief Financial Officer, together with two other employees, have assumed those responsibilities previously held by Ms. Acree.

The Audit Committee held four meetings in 2015 and met regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors, and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The Audit Committee maintains written procedures that require it to annually pre-approve the scope of all auditing services to be performed by the Company’s independent auditor. The Audit Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chair. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by EY. The Audit Committee has determined that the provision of EY’s non-audit services is compatible with maintaining EY’s independence.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Submitted by the Audit Committee.

S. James Nelson, Jr.        Robert I. Israel        Stuart B. Katz         B. Frank Stanley

     (Chair)

Principal Accounting Fees and Services

EY has served as independent auditor for the Company since 2000. The aggregate fees and costs billed by EY and its affiliates to the Company for the years ended December 31, 2015 and 2014 are identified below.

	2015	2014
Audit fees (1)	$1,645,500	$2,027,500
Tax fees (2)	159,700	179,535
All other fees (3)	2,160	2,160

	$1,807,360	$2,209,195

(1)	Includes fees for the audit of our annual consolidated financial statements, including the effectiveness of our internal control over financial reporting, reviews of our quarterly consolidated financial statements and reviews of various documents filed with the Securities and Exchange Commission (“SEC”).
(2)	Includes fees for preparation of federal and state tax returns, tax planning advice and review of tax related issues with respect to proposed transactions.
(3)	Includes an annual fee for access to an accounting literature database.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2015, the Company made payments totaling approximately $1.1 million to W&T Offshore LLC (“W&T LLC”), an entity controlled by Tracy Krohn. Substantially all of the payments relate to the use by the Company of an aircraft indirectly owned by Mr. Krohn. In addition, the Company bills W&T LLC for expenses related to W&T LLC’s working interest of properties operated by the Company. For the year 2015, the Company received $18,623 as reimbursement for these expenses. At December 31, 2015, W&T LLC owes us $95,400 for services, including charges for insurance.

The Company charters supply boats from Gulf Offshore Logistics, LLC (“GOL”) in the ordinary course of its business. The wife of Mr. Krohn has been employed by GOL for several years and currently serves as an officer of GOL. During 2015, GOL performed services for the Company in the amount of approximately $12.7 million in respect of these charters. Mrs. Krohn’s compensation is commission-based, and as a result she received commissions of approximately $0.1 million during 2015 related to business from the Company. The Company has maintained a business relationship with GOL since 2007, which predates Mr. and Mrs. Krohn’s marriage in September 2010.

In addition, Mr. Krohn has a 24.4% interest in Stryker Energy Services, Inc. (“Stryker”), a directional services company that began providing horizontal drilling services in support of the Company’s onshore Texas operations in March 2012. During 2015, the Company did not engage Stryker to perform such services but may engage Stryker to perform services in the future.

The Company has adopted policies and procedures for approval of related party transactions, which are set forth in our Code of Business Conduct and Ethics. Such policies and procedures state that the Company shall not enter into any contractual relationship or transaction that would be required to be disclosed under Section 404 of Regulation S-K, or any successor to such regulation (a “Transaction”), without first complying with the provisions of the Code of Conduct and Ethics. The Audit Committee of the Board will be responsible for approving and negotiating the terms of such a proposed Transaction. If a Transaction involves a corporate opportunity, such opportunity must have been first rejected by the Company. The Audit Committee has the authority to approve or disapprove the use of the rejected corporate opportunity by the individual who wants to utilize the opportunity that the Company has rejected. No such Transaction shall be approved by the Audit Committee unless the terms of such Transaction are the same or more favorable to the Company than those which would have been obtainable at the time in arm’s-length dealing with unaffiliated persons. If the Audit Committee approves the Transaction, the Company shall be authorized to proceed with the Transaction as approved and to execute the documents necessary to give effect to such Transaction. The Company will make all required disclosures as appropriate in its periodic or special filings. Notwithstanding the foregoing, the Board shall have authority over any Transaction that may involve a change in control of the Company and in such a case, the Board may adopt such procedures that it deems necessary to review such Transaction. A written copy of our Code of Business Conduct and Ethics can be found on our website at www.wtoffshore.com.

SHAREHOLDER PROPOSALS

At the Annual Meeting each year, the Board submits to shareholders its nominees for election as directors. The Board may also submit other matters to the shareholders for action at the Annual Meeting. If you want the Company to consider including a proposal in next year’s 2017 proxy statement, you must submit the proposal in writing to our Corporate Secretary no later than November 24, 2016. If you want us to consider including a nominee for election to the Board at the 2016 Annual Meeting, you must submit the nominee’s name in accordance with the procedures discussed more fully in the section entitled “Director Nomination Process,” no earlier than January 3, 2017 and no later than February 4, 2017. Please mail any nomination or proposal following the prescribed guidelines to W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046, Attention: Corporate Secretary.

OTHER MATTERS

Neither I nor any of the persons named as proxies know of any matters other than those described above to be voted on at the 2016 Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the discretion of the Board.

Shareholders may obtain a copy of our current Annual Report on Form 10-K without charge by writing to our Corporate Secretary at W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046. Our Annual Report on Form 10-K and other filings with the SEC may also be accessed through our website at www.wtoffshore.com under the “Investor Relations” tab or the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

Thomas F. Getten Corporate Secretary and General Counsel

APPENDIX A

FORM OF

CERTIFICATE OF AMENDMENT NO. 2 TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

W&T OFFSHORE, INC.

In accordance with Sections 3.053 and 21.364 of the Texas Business Organizations Code, W&T Offshore, Inc., a Texas corporation (the “Corporation”), adopts the following Certificate of Amendment No. 2 to its Amended and Restated Articles of Incorporation, as previously amended by Certificate of Amendment No. 1, dated May 15, 2012 (the “Amended and Restated Articles of Incorporation”).

ARTICLE I

The name of the Corporation is W&T Offshore, Inc.

ARTICLE II

The first paragraph of ARTICLE IV of the Corporation’s Amended and Restated Articles of Incorporation is amended and restated in its entirety as follows:

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is              shares, of which              shares shall be designated as Common Stock, par value $.00001 per share, and twenty million (20,000,000) shares shall be designated as Preferred Stock, par value $.00001 per share.

Upon this Certificate of Amendment No. 2 to the Corporation’s Amended and Restated Articles of Incorporation becoming effective pursuant to the Texas Business Organizations Code of the State of Texas (the “Effective Date”), each              shares of Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Date shall, automatically and without any action on the part of the holder, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a shareholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the shareholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Date represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

ARTICLE III

The amendments and additions to the corporation’s Amended and Restated Articles of Incorporation set forth in this Certificate of Amendment No. 2 to Amended and Restated Articles of Incorporation have been approved in the manner required by the Texas Business Organizations Code and the constituent documents of the Corporation.

[Signature Page Follows]

A-1

IN WITNESS WHEREOF, the undersigned officer of the corporation has hereunto set his hand this      day of                     , 2016.

W&T OFFSHORE, INC.

By:
Name:
Title:

Signature Page to

Certificate of Amendment No. 2 to

Amended and Restated Articles of Incorporation of

W&T Offshore, Inc.

A-2

APPENDIX B

THIRD AMENDMENT TO THE

W&T OFFSHORE, INC. AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

The Board of Directors (the “Board”) of W&T Offshore, Inc., a Texas corporation (the “Company”), hereby makes this Third Amendment (the “Third Amendment”) to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan (the “Plan”) this 11th day of March, 2016, subject to the approval of the shareholders of the Company. If so approved, the effective date of this Third Amendment shall be April 15, 2016.

WITNESSETH:

WHEREAS, the Company originally established the W&T Offshore, Inc. Long-Term Incentive Compensation Plan (the “Original Plan”) to be effective as of April 15, 2004, for purposes of providing incentive compensation awards to certain employees, officers, consultants and advisors based on the Company’s common stock (the “Stock”); and

WHEREAS, on February 24, 2010, the Board approved the Plan, which amended and restated the Original Plan to ensure compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, at the Company’s Annual Meeting of Shareholders on May 3, 2010, the shareholders of the Company approved the Plan;

WHEREAS, the Board adopted the First Amendment to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan on March 12, 2013 (the “First Amendment”), in order to increase the number of shares available for issuance under the Plan to reflect an additional 4,000,000 shares and to extend the term of the Plan for an additional five years (through April 15, 2019).

WHEREAS, the Board adopted the Second Amendment to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan on March 12, 2013 (the “Second Amendment”), in order to provide the Compensation Committee of the Board (the “Committee”) with the ability to take certain transactions, accounting or legal changes or charges or certain other unusual items into account when determining whether performance goals that are applicable to performance awards under the Plan have been met;

WHEREAS, at the Company’s Annual Meeting of Shareholders on May 7, 2013, the shareholders of the Company approved the First Amendment and the Second Amendment;

WHEREAS, the Company desires to amend the Plan by this Third Amendment to increase the number of shares available for issuance under the Plan to reflect an additional 3,300,000 shares, to extend the term of the Plan for an additional seven years (through April 15, 2026, which is approximately ten years from the date of the Third Amendment), and to adjust the Committee’s ability to take certain changes into account when determining whether performance goals that are applicable to performance awards under the Plan have been met, in order to account for a change in Accounting Standards Codification Topic 225; and

WHEREAS, this Third Amendment shall not become effective unless and until the Company’s shareholders vote to approve the Third Amendment at the Company’s 2016 Annual Meeting of Shareholders.

NOW THEREFORE, for and in consideration of the foregoing and the agreements contained herein, the Plan shall be amended as follows:

1.	Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the same meaning ascribed thereto in the Plan.

2.	Amendments.

a.	Section 4(a) of the Plan is hereby deleted in its entirety and replaced with the following:

Overall Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for issuance in connection with Awards under this Plan shall not exceed 10,967,293 shares.

b.	Section 8(b)(ii)(A) of the Plan is hereby deleted in its entirety and replaced with the following:

Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or business or geographical units of the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow from operations; (5) increase in cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income; (15) net income per share; (16) pretax earnings; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (19) pretax earnings after lease operating expenses and general and administrative expenses; (20) debt reduction; (21) market share; (22) change in the Fair Market Value of the Stock; (23) operating income; (24) total shareholder return; (25) production growth; (26) reserves growth; (27) reduction in general and administrative expenses; any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. For purposes of items (1), (7), (8), (9), (10), (14), (16), (17), (19), and (23) above, the criteria may, or may not, exclude special items such as ceiling test impairment charges, loss on extinguishment of debt, derivative losses, interest rate swap losses, and transaction costs associated with any acquisitions or dispositions affecting any specific criteria for the applicable year. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Subsection 8(c) hereof. The Committee may exclude the impact of any of the following events or occurrences which the Committee determines should appropriately be excluded: (a) asset write-downs; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) accruals for reorganization and restructuring programs; (e) any unusual or infrequent items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (f) any change in accounting principles as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (g) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (h) goodwill impairment charges; (i) operating results for any business acquired during the calendar year; (j) any significant asset sales; (k) third party expenses associated with any acquisition by us or any subsidiary; (l) contingent assessment provisions; (m) severance costs; (n) gain or loss on the sale of assets; (o) write down of debt issuance costs and (p) to the extent set forth with reasonable particularity in connection with the establishment of performance goals, any other extraordinary events or occurrences identified by the Committee. The Committee may, in its sole discretion, decline to exclude any of the forgoing to the extent the exercise of such discretion reduces the number of shares subject to vesting as a result of the attainment of the performance goals.

c.	Section 10(l) of the Plan is hereby deleted in its entirety and replaced with the following:

Plan Effective Date and Term. This Plan was initially adopted by the Board on February 24, 2010 to be effective January 1, 2010, amended by the First Amendment to the Plan and the Second

Amendment to the Plan, each adopted by the Board on March 12, 2013 to be effective January 1, 2013, and amended by the Third Amendment to the Plan, adopted by the Board on March 11, 2016 to be effective April 15, 2016. The material terms of the Plan, as amended, for purposes of Section 162(m) of the Code shall be submitted to the Company’s shareholders at the Company’s 2016 Annual Meeting of Shareholders on May 4, 2016 in order to receive compliance with the requirements of Section 162(m) of the Code for the Plan, and the Committee shall administer the Plan following such meeting in accordance with the terms of Plan in effect following such a shareholder vote. No Awards may be granted under this Plan on and after April 15, 2026.

3.	Remainder of Plan. Except as expressly provided herein, the Plan remains in full force and effect. In the event that the Company’s shareholders approve the Third Amendment at the 2016 Annual Meeting of Shareholders of the Company, the term “Plan” shall hereafter refer to the Plan as amended by the Third Amendment.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has cause the Third Amendment to be duly executed in its name and on its behalf by its duly authorized representative on the date set forth above.

W&T OFFSHORE, INC.

By:	/s/ Jamie L. Vazquez
Name:	Jamie L. Vazquez
Title:	President

APPENDIX C

W&T OFFSHORE, INC.

AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

(PRIOR TO THE PROPOSED AMENDMENTS)

1.	Purpose and History			C-1
2.	Definitions			C-1
3.	Administration.			C-5
	(a	)	Authority of the Committee	C-5
	(b	)	Manner of Exercise of Committee Authority	C-5
	(c	)	Limitation of Liability	C-6
4.	Stock Subject to Plan.			C-6
	(a	)	Overall Number of Shares Available for Delivery	C-6
	(b	)	Application of Limitation to Grants of Awards	C-6
	(c	)	Availability of Shares Not Issued under Awards	C-6
	(d	)	Stock Offered	C-6
5.	Eligibility; Per Person Award Limitations			C-7
6.	Specific Terms of Awards.			C-7
	(a	)	General	C-7
	(b	)	Options	C-7
	(c	)	Stock Appreciation Rights	C-8
	(d	)	Restricted Stock	C-9
	(e	)	Restricted Stock Units	C-9
	(f	)	Bonus Stock and Awards in Lieu of Obligations	C-10
	(g	)	Dividend Equivalents	C-10
	(h	)	Other Awards	C-10
7.	Certain Provisions Applicable to Awards.			C-10
	(a	)	Termination of Employment	C-10
	(b	)	Stand-Alone, Additional, Tandem, and Substitute Awards	C-11
	(c	)	Term of Awards	C-11
	(d	)	Form and Timing of Payment under Awards; Deferrals	C-11
	(e	)	Exemptions from Section 16(b) Liability	C-11
	(f	)	Non-Competition Agreement	C-11
8.	Performance and Annual Incentive Awards.			C-12
	(a	)	Performance Conditions	C-12
	(b	)	Performance Awards	C-12
	(c	)	Annual Incentive Awards	C-14
	(d	)	Written Determinations	C-14
	(e	)	Status of Subsection 8(b) and Subsection 8(c) Awards under Section 162(m) of the Code	C-15
9.	Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.			C-15
	(a	)	Existence of Plans and Awards	C-15
	(b	)	Subdivision or Consolidation of Shares	C-15
	(c	)	Corporate Recapitalization	C-16
	(d	)	Additional Issuances	C-16
	(e	)	Change in Control	C-16
	(f	)	Change in Control Price	C-17
	(g	)	Impact of Corporate Events on Awards Generally	C-17
10.	General Provisions.			C-17
	(a	)	Transferability.	C-17
	(b	)	Taxes	C-18
	(c	)	Changes to this Plan and Awards	C-18
	(d	)	Limitation on Rights Conferred under Plan	C-19
	(e	)	Unfunded Status of Awards	C-19
	(f	)	Nonexclusivity of this Plan	C-19
	(g	)	Fractional Shares	C-19
	(h	)	Severability	C-19
	(i	)	Governing Law	C-20
	(j	)	Conditions to Delivery of Stock	C-20
	(k	)	Section 409A of the Code	C-20
	(l	)	Plan Effective Date and Term	C-20

W&T OFFSHORE, INC.

Amended and Restated Incentive Compensation Plan

1. Purpose and History. The purpose of the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan (the “Plan”) is to provide a means through which W&T Offshore, Inc., a Texas corporation (the “Company”), and its Subsidiaries may attract and retain able persons as employees and consultants of the Company, and its Subsidiaries, and to provide a means whereby those persons upon whom the responsibilities of the successful administration and management of the Company, and its Subsidiaries, rest, and whose present and potential contributions to the welfare of the Company, and its Subsidiaries, are of importance, can acquire and maintain stock ownership, or awards the value of which is tied to the performance of the Company and/or the eligible individual, thereby strengthening their concern for the welfare of the Company, and its Subsidiaries, and their desire to remain employed or in service to the Company. A further purpose of this Plan is to provide such employees and consultants with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, this Plan primarily provides for the granting of Incentive Stock Options, options which do not constitute Incentive Stock Options, Restricted Stock Awards, Restricted Stock Units, Bonus Stock, Dividend Equivalents, Stock Appreciation Rights, Annual and Performance Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular individual as provided herein.

The predecessor to this Plan, the W&T Offshore, Inc. Long-Term Incentive Compensation Plan, was originally established on April 15, 2004 for the purpose of superseding and replacing that certain Long Term Incentive Plan of the Company which was adopted and effective in 2003. The W&T Offshore, Inc. Long-Term Incentive Compensation Plan was first amended by the Compensation Committee of the Board on November 3, 2006 for the purpose of asserting the Compensation Committee’s interpretation of certain provisions of the plan. The W&T Offshore, Inc. Long-Term Incentive Compensation Plan was next amended on April 8, 2009 to clarify certain provisions of the first amendment and to modify the definition of a “Change of Control” for Awards granted on and after April 8, 2009. The W&T Offshore, Inc. Long-Term Incentive Compensation Plan was amended a third time on April 8, 2009, subject to the approval of the Company’s shareholders at the 2009 Annual Meeting of Shareholders of the Company, to increase the number of shares available for issuance under the Plan. As of the Effective Date, the W&T Offshore, Inc. Long-Term Incentive Compensation Plan is now being amended and restated to, among other things, re-title the W&T Offshore, Inc. Long-Term Incentive Compensation Plan as the “Amended and Restated Incentive Compensation Plan,” bring the Plan into compliance with Section 162(m) of the Code, to expand the types of Awards which may be granted pursuant to the Plan, and to provide alternative administration structures for the Plan; provided, however, that this amendment and restatement is not intended to affect the terms of any Award granted prior to the Effective Date of this Plan without the prior written consent of the affected Participant(s).

2. Definitions. For purposes of this Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof:

(a) “Annual Incentive Award” means a conditional right granted to a Participant under Subsection 8(c) hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified year.

(b) “Award” means any Option, SAR (including Limited SAR), Restricted Stock Award, Restricted Stock Unit, Bonus Stock, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest granted to a Participant under this Plan.

(c) “Beneficiary” means one or more persons, trusts or other entities which have been designated by a Participant, in his or her most recent written beneficiary designation filed with the Committee, to receive the benefits specified under this Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Subsection 10(a) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the persons, trusts or other entities entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Board” means the Company’s Board of Directors.

(e) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in the state of Texas are authorized or obligated by law or executive order to close.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Any merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

(ii) Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

(iii) The acquisition by any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership of any capital stock of the Company if, after such acquisition, such person or group beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 51% or more of either (A) the then-outstanding shares of Stock of the Company (the “Outstanding Company Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). However, for purposes of this Subsection 2(f)(iii), the following acquisitions shall not give rise to a Change in Control event: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust ) sponsored or maintained by the Company or an affiliate, (4) any acquisition resulting from an “employee buyout” where the Company’s employees, whether through a formal employee stock ownership plan or a similar arrangement, acquire the beneficial ownership of 51% or more of either the Outstanding Company Stock or the Outstanding Company Voting Securities; (5) any acquisition by any corporation pursuant to a transaction that results in all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially owning, directly or indirectly, more than 50% of the then-outstanding shares of Stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction (which shall include, without limitation, a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Stock and Outstanding Company Voting Securities, respectively, or (6) any acquisition by the majority shareholder of the Company as of the date of the adoption of this Plan, his wife, and/or their descendants by blood or adoption (collectively, the “Majority Holders”); spouses or surviving spouses of members of the Majority Holders; trusts for the benefit of one or more members of the Majority Holders; entities controlled by one or more members of the Majority Holders or foundations established by the Majority Holders;

(iv) Any sale of all or substantially all of the assets of the Company; or

(v) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company (other than as a result of either an involuntary or voluntary bankruptcy proceeding).

Notwithstanding the foregoing definition, however, no Award subject to the Nonqualified Deferred Compensation Rules shall become exercisable, or be settled or otherwise paid or distributed, pursuant to the Plan or the applicable Award agreement governing such Award subject to the Nonqualified Deferred Compensation Rules as a result of a Change in Control unless the event constituting such Change in Control also constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the

Company within the meaning of the Nonqualified Deferred Compensation Rules; except that, to the extent permitted under the Nonqualified Deferred Compensation Rules, the time of exercise, payment or settlement of an Award subject to the Nonqualified Deferred Compensation Rules shall be accelerated, or payment shall be made under the Plan in respect of such Award, upon the occurrence of a Change in Control, as determined by the Committee in its discretion, to the extent necessary to pay income, withholding, employment or other taxes imposed on such Award. To the extent any Award subject to the Nonqualified Deferred Compensation Rules does not become exercisable or is not settled or otherwise payable upon a Change in Control as a result of the limitations described in the preceding sentence, it shall become exercisable or be settled or payable upon the occurrence of an event that qualifies as a permissible time of distribution in respect of such Award under the Nonqualified Deferred Compensation Rules, the Plan and the terms of the agreement governing such Award.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(h) “Committee” shall refer to the Person or group of Persons identified below, as applicable, unless otherwise determined by the Board:

(i) for purposes of administering the Plan generally, the “Committee” shall mean the Compensation Committee of the Board;

(ii) for purposes of administering any Awards granted to the then-current Executive Officers under this plan, “Committee” shall mean the Compensation Committee of the Board; and

(iii) for purposes of administering any Awards granted to all Participants other than the then-current Executive Officers, “Committee” shall mean the Company’s then-current President and then-current Chief Executive Officer;

provided, however, that unless otherwise prohibited by this Plan or an applicable federal, state or securities law, the Board may delegate duties or administrative authority to any other Person, group or entity than those noted above, including the Board itself, to administer this Plan from time to time as the Board determines appropriate, and such individuals shall be referred to as the “Committee” for purposes of this Plan; provided further, however, that, where required by the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, the rules of any applicable securities exchange or securities association, or section 162(m) of the Code and the regulations thereunder, the applicable Committee shall consist solely of two or more directors, each of whom shall be a Qualified Member, unless administration of this Plan by Qualified Members is not then required in order to qualify for tax deductibility under section 162(m) of the Code.

(i) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Subsection 8(e) of this Plan.

(j) “Dividend Equivalent” means a right, granted to a Participant under Subsection 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(k) “Effective Date” means January 1, 2010.

(l) “Eligible Person” means all officers and employees of the Company or any of its Subsidiaries, and other persons who provide services to the Company or any of its Subsidiaries, including consultants of the Company. An employee on leave of absence may be considered as still in the employ of the Company or any of its Subsidiaries for purposes of eligibility for participation in this Plan.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(n) “Executive Officer” means a Participant who is subject to section 16 of the Exchange Act.

(o) “Fair Market Value” means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on that date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter at the time a determination of its fair market value is required to be made under the Plan, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its sole discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including, without limitation, the Nonqualified Deferred Compensation Rules; provided, that in the event that the Committee is required to make a determination as to the Fair Market Value according to this Section 2(o)(iii), all such determinations shall be final, conclusive and binding on all Persons.

(p) “Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of section 422 of the Code or any successor provision thereto.

(q) “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date and any other individual who becomes a director of the Company after the Effective Date and whose election or appointment by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

(r) “Nonqualified Deferred Compensation Rules” means the limitations or requirements of section 409A of the Code and the regulations promulgated thereunder.

(s) “Option” means a right, granted to a Participant under Subsection 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

(t) “Other Stock-Based Awards” means Awards granted to a Participant under Subsection 6(i) hereof.

(u) “Participant” means a person who has been granted an Award under this Plan which remains outstanding, including a person who is no longer an Eligible Person.

(v) “Performance Award” means a right, granted to a Participant under Section 8 hereof, to receive Awards based upon performance criteria specified by the Committee.

(w) “Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity; a Person, together with that Person’s Affiliates and Associates (as those terms are defined in Rule 12b-2 under the Exchange Act, provided that “registrant” as used in Rule 12b-2 shall mean the Company), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Company with such Person, shall be deemed a single “Person.”

(x) “Qualified Member” means a member of the Committee who is a “nonemployee Director” within the meaning of Rule 16b-3(b)(3) and an “outside director” within the meaning of Treasury Regulation 1.162-27 under section 162(m) of the Code.

(y) “Restricted Stock” means Stock granted to a Participant under Subsection 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

(z) “Restricted Stock Unit” means a right, granted to a Participant under Subsection 6(e) hereof, to receive Stock, cash or a combination thereof at the end of a specified deferral period.

(aa) “Rule 16b-3” means Rule 16b-3, promulgated by the Securities and Exchange Commission under section 16 of the Exchange Act, as from time to time in effect and applicable to this Plan and Participants.

(bb) “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

(cc) “Stock” means the Company’s Common Stock, par value $0.00001 per share, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 9.

(dd) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Subsection 6(c) hereof.

(ee) “Subsidiary” means with respect to the Company, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

3. Administration.

(a) Authority of the Committee. This Plan shall be administered by the applicable Committee. Subject to the express provisions of the Plan and Rule 16b-3, the applicable Committee shall have the authority, in its sole and absolute discretion, to (i) adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan; (ii) determine the Eligible Persons to whom, and the time or times at which, Awards shall be granted; (iii) determine the amount of cash and the number of shares of Stock, Stock Appreciation Rights, Restricted Stock Units or Restricted Stock Awards, or any combination thereof, that shall be the subject of each Award; (iv) determine the terms and provisions of each Award agreement (which need not be identical), including provisions defining or otherwise relating to (A) the term and the period or periods and extent of exercisability of the Options, (B) the extent to which the transferability of shares of Stock issued or transferred pursuant to any Award is restricted, (C) except as otherwise provided herein, the effect of termination of employment, or the service relationship with the Company, of a Participant on the Award, and (D) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service); (v) accelerate the time of exercisability of any Award that has been granted; (vi) construe the respective Award agreements and the Plan; (vii) make determinations of the Fair Market Value of the Stock pursuant to the Plan; (viii) delegate its duties under the Plan to such agents as it may appoint from time to time, provided that the Committee may not delegate its duties with respect to making Awards to individuals subject to section 162(m) of the Code, or otherwise with respect to Awards granted to Executive Officers; (ix) subject to Section 10(c), terminate, modify or amend the Plan, and (x) make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate. Subject to Rule 16b-3 and section 162(m) of the Code, the Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan, in any Award, or in any Award agreement in the manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Committee shall be the sole and final judge of that necessity or desirability. The determinations of the Committee on the matters referred to in this Subsection 3(a) shall be final and conclusive.

(b) Manner of Exercise of Committee Authority. At any time that a member of a Committee is not a Qualified Member, any action of the applicable Committee relating to an Award granted or to be granted to a Participant who is then an Executive Officer, or relating to an Award intended by the Committee to qualify as

“performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of this Plan. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, shareholders, Participants, Beneficiaries, and transferees under Subsection 10(a) hereof or other persons claiming rights from or through a Participant. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any of its Subsidiaries, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Executive Officers and will not cause Awards intended to qualify as “performance-based compensation” under section 162(m) of the Code to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Subsidiaries, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. Members of the Committee and any officer or employee of the Company or any of its Subsidiaries acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to this Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for issuance in connection with Awards under this Plan shall not exceed 7,667,293 shares.

(b) Application of Limitation to Grants of Awards. No Award may be granted if the number of shares of Stock to be delivered in connection with such Award exceeds the number of shares of Stock remaining available under this Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c) Availability of Shares Not Issued under Awards. Shares of Stock subject to an Award under this Plan that expire or are canceled, forfeited, settled in cash or terminated without an issuance of shares to the Participant, including (i) shares forfeited with respect to Awards of Restricted Stock, (ii) the number of shares withheld in payment of any exercise or purchase price of an Award or taxes relating to Awards, and (iii) the number of shares surrendered in payment of any exercise or purchase price of an Award or taxes relating to any Award, will again be available for Awards under this Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation.

(d) Stock Offered. The shares to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5. Eligibility; Per Person Award Limitations. Awards may be granted under this Plan only to Persons who are Eligible Persons at the time of grant thereof or in connection with the severance or retirement of Eligible Persons. In each calendar year, during any part of which this Plan is in effect, a Covered Employee may not be granted (a) Awards (other than Awards designated to be paid only in cash or the settlement of which is not based on a number of shares of Stock) relating to more than 20% of the shares of Stock available for issuance under the Plan pursuant to Section 4(a) above, which, as of the Effective Date equals 733,458 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, and (b) Awards designated to be paid only in cash, or the settlement of which is not based on a number of shares of Stock, having a value of more than $8,581,459, which was determined by multiplying the Fair Market Value of 733,458 shares of Stock as of the Effective Date.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Subsection 10(c)), such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant, or termination of the Participant’s service relationship with the Company, and terms permitting a Participant to make certain elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under this Plan; provided, however, that the Committee shall not have any discretion to accelerate, waive or modify any term or condition of an Award that is intended to qualify as “performance-based compensation” for purposes of section 162(m) of the Code if such discretion would cause the Award to not so qualify.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. Each Option agreement shall state the exercise price per share of Stock (the “Exercise Price”); provided, however, that the Exercise Price per share of Stock subject to an ISO shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an individual who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or its parent or any subsidiary, 110% of the Fair Market Value per share of the Stock on the date of grant). The exercise price per share of Stock subject to an Option other than an ISO shall not be less than the greater of (1) the par value per share of the Stock and (2) 100% of the Fair Market Value per share of the stock as of the date of grant of the Option.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such Exercise Price may be paid or deemed to be paid, the form of such payment, including without limitation cash, Stock, other Awards or awards granted under other plans of the Company or any Subsidiary, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis), and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including, but not limited to, the delivery of Restricted Stock subject to Subsection 6(d). In the case of an exercise whereby the Exercise Price is permitted by the Committee to be paid with Stock, such Stock shall be valued as of the date of exercise.

(iii) ISOs. The terms of any ISO granted under this Plan shall comply in all respects with the provisions of section 422 of the Code. Except as otherwise provided in Section 9, no term of this Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under this Plan be exercised, so as to disqualify either this Plan or any ISO under section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification. ISOs shall not be granted more than ten years after the original adoption date of this Plan, or April 15, 2014. Notwithstanding the foregoing, the Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of sections 424(e) and (f) of the Code) subject to any other ISO (within the meaning of section 422 of the Code)) of the Company or a parent or subsidiary corporation (within the meaning of sections 424(e) and (f) of the Code) that first becomes purchasable by a Participant in any calendar year may not (with respect to that Participant) exceed $100,000, or such other amount as may be prescribed under section 422 of the Code or applicable regulations or rulings from time to time. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISOs are granted. Failure to comply with this provision shall not impair the enforceability or exercisability of any Option, but shall cause the excess amount of shares to be reclassified in accordance with the Code.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii) Rights Related to Options. An SAR granted pursuant to an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount computed pursuant to Subsection 6(c)(ii)(B). That Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms of the Award agreement governing the Option, which shall comply with the following provisions in addition to those applicable to Options:

(A) An SAR granted in connection with an Option shall be exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferable.

(B) Upon the exercise of an SAR related to an Option, a Participant shall be entitled to receive payment from the Company of an amount determined by multiplying:

(1) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by

(2) the number of shares as to which that SAR has been exercised.

(iii) Right Without Option. An SAR granted independent of an Option shall be exercisable as determined by the Committee and set forth in the Award agreement governing the SAR, which Award agreement shall comply with the following provisions:

(A) Each Award agreement shall state the total number of shares of Stock to which the SAR relates.

(B) Each Award agreement shall state the time or periods in which the right to exercise the SAR or a portion thereof shall vest and the number of shares of Stock for which the right to exercise the SAR shall vest at each such time or period.

(C) Each Award agreement shall state the date at which the SARs shall expire if not previously exercised.

(D) Each SAR shall entitle a participant, upon exercise thereof, to receive payment of an amount determined by multiplying:

(1) the difference obtained by subtracting the Fair Market Value of a share of Stock on the date of grant of the SAR from the Fair Market Value of a share of Stock on the date of exercise of that SAR, by

(2) the number of shares as to which the SAR has been exercised.

(iv) Terms. Except as otherwise provided herein, the Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. SARs may be either freestanding or in tandem with other Awards.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Certificates for Stock. Restricted Stock granted under this Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iii) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require or permit a Participant to elect that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards under this Plan or deferred without interest to the date of vesting of the associated Award of Restricted Stock; provided, that, to the extent applicable, any such election shall comply with the Nonqualified Deferred Compensation Rules. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Participants, which are rights to receive Stock or cash (or a combination thereof) at the end of a specified deferral period, subject to the following terms and conditions:

(i) Award and Restrictions. Settlement of an Award of Restricted Stock Units shall occur upon expiration of the deferral period specified for such Restricted Stock Unit by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. Restricted Stock Units shall be satisfied by the delivery of cash or Stock in the amount equal to the Fair Market Value of the specified number of shares of Stock covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii) Dividend Equivalents. At the discretion of the Committee at the time of grant, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Restricted Stock Units may be either (A) paid with respect to such Restricted Stock Units on the dividend payment date in cash, in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or some combination of cash and shares of unrestricted Stock, or (B) deferred with respect to such Restricted Stock Units and the amount or value thereof automatically deemed reinvested in additional Restricted Stock Units.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, provided that, in the case of Executive Officers, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. In the case of any grant of Stock to an officer of the Company or any of its Subsidiaries in lieu of salary or other cash compensation, the number of shares granted in place of such compensation shall be reasonable, as determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

(h) Other Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of this Plan, including without limitation convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries of the Company. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Subsection 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under this Plan, may also be granted pursuant to this Subsection 6(h).

7. Certain Provisions Applicable to Awards.

(a) Termination of Employment. Except as otherwise provided herein, a Participant must be employed by, or providing services to, the Company or a Subsidiary on the date that Participant’s Award under this Plan is paid out or otherwise settled in order to receive such payment or settlement of the Award; provided, however, the Committee may provide for any alternative treatment of an Award as it deems appropriate upon a termination of employment or any other service relationship by and between a Participant and the Company or any Subsidiary in the individual agreement controlling such Award, including, but not limited to, full or pro-rata acceleration of the of the Award upon a termination of employment or any other service relationship with the Company or any Subsidiary.

(b) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under this Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, or any of its Subsidiaries, or any business entity to be acquired by the Company or any of its Subsidiaries, or any other right of a Participant to receive payment from the Company or any of its Subsidiaries. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any of its Subsidiaries, in which the value of Stock subject to the Award is equivalent in value to the cash compensation, or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered. Awards granted pursuant to the preceding sentence shall be designed, awarded and settled in a manner that does not result in additional taxes under section 409A of the Code.

(c) Term of Awards. Except as specified herein, the term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Option or SAR exceed a period of ten years (or such shorter term as may be required in respect of an ISO under section 422 of the Code).

(d) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of this Plan and any applicable Award agreement, payments to be made by the Company or any of its Subsidiaries upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including without limitation cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis; provided, however, that any such deferred payment will be set forth in the agreement evidencing such Award and/or otherwise made in a manner that will not result in additional taxes under section 409A of the Code. Except as otherwise provided herein, the settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Subsection 10(c) of this Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee and in compliance with the Nonqualified Deferred Compensation Rules. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company and shall be made pursuant to the Nonqualified Deferred Compensation Rules. This Plan shall not constitute an “employee benefit plan” for purposes of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(e) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by an Executive Officer shall be exempt from section 16 of the Exchange Act pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under section 16(b) of the Exchange Act.

(f) Non-Competition Agreement. Each Participant to whom an Award is granted under this Plan may be required to agree in writing as a condition to the granting of such Award not to engage in conduct in competition with the Company or any of its Subsidiaries for a period after the termination of such Participant’s employment with the Company and its Subsidiaries as determined by the Committee.

8. Performance and Annual Incentive Awards.

(a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Subsections 8(b) and 8(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under section 162(m) of the Code.

(b) Performance Awards. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise and/or settlement of such Performance Award will be contingent upon achievement of pre-established performance goals and other terms set forth in this Subsection 8(b). The Committee may not exercise discretion to increase the amounts payable under any Performance Award subject to performance conditions for Awards intended to qualify as “performance-based compensation” to a Covered Employee. For all Performance Awards granted to an Eligible Person who is not designated by the Committee as likely to be a Covered Employee, the grant, exercise and/or settlement of such a Performance Award may also be contingent upon the achievement of pre-established performance goals and other terms set forth in this Subsection 8(b) or on any such other performance goals and terms determined appropriate by the Committee for the applicable performance period or Eligible Person.

(i) Performance Goals Generally. The performance goals for Performance Awards shall consist of one or more business criteria or individual performance criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Subsection 8(b). Performance goals shall be objective and shall otherwise meet the requirements of section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain” at the time the Committee actually establishes the performance goal or goals for grants to all Eligible Persons who are designated by the Committee as likely to be Covered Employees. The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business and Individual Performance Criteria

(A) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or business or geographical units of the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow from operations; (5) increase in cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income; (15) net income per share; (16) pretax earnings; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (19) pretax earnings after lease operating expenses and general and administrative expenses; (20) debt reduction; (21) market share; (22) change in the Fair Market Value of the Stock; (23) operating income; (24) total shareholder return; (25) production growth; (26) reserves growth; (27) reduction in general and administrative expenses; any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. For purposes of items (1), (7), (8), (9), (10), (14), (16), (17), (19), and (23) above, the criteria may, or may not, exclude special items such as ceiling test impairment charges, loss on extinguishment of debt, derivative losses, interest rate swap losses, and transaction costs associated with any acquisitions or dispositions affecting any specific criteria for the applicable year. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Subsection 8(c) hereof. The Committee may exclude the impact of any of the following events or occurrences which the Committee determines should appropriately be excluded: (a) asset write-downs; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) accruals for reorganization and restructuring programs; (e) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (f) any change in accounting principles as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (g) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (h) goodwill impairment charges; (i) operating results for any business acquired during the calendar year; (j) any significant asset sales; (k) third party expenses associated with any acquisition by us or any subsidiary; and (l) to the extent set forth with reasonable particularity in connection with the establishment of performance goals, any other extraordinary events or occurrences identified by the Committee. The Committee may, in its sole discretion, decline to exclude any of the forgoing to the extent the exercise of such discretion reduces the number of shares subject to vesting as a result of the attainment of the performance goals.

(B) Individual Performance Criteria. The grant, exercise and/or settlement of Performance Awards may also be contingent upon individual performance goals established by the Committee. If required for compliance with section 162(m) of the Code, such criteria shall be approved by the shareholders of the Company.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established no later than the earliest of the following to occur: (A) 90 days after the beginning of any performance period applicable to such Performance Awards, (B) the last date that would constitute less than 25% of the performance period applicable to such Performance Awards, or (C) at such other date as may be required or permitted for “performance-based compensation” under section 162(m) of the Code.

(iv) Performance Award Pool. The Committee may, at its discretion, establish a Performance Award pool(s), which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards associated with any given performance period. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the criteria set forth in Subsection 8(b)(ii) hereof for Eligible Persons who are designated by the Committee as likely to be a Covered Employee, or based upon performance goal(s) as determined by the Committee for all other Eligible Persons, during the given performance period as specified by the Committee in accordance with Subsection 8(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool(s) as a percentage of any of such criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such criteria.

(v) Settlement of Performance Awards; Other Terms. After the end of each designated performance period, the Committee shall determine the amount, if any, of (A) the applicable Performance Award pool, and the maximum amount of the potential Performance Award payable to each Participant in the Performance Award pool, or (B) the amount of the potential Performance Award otherwise payable to each Participant. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Subsection 8(b). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(c) Annual Incentive Awards. If the Committee determines that an Annual Incentive Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise and/or settlement of such Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Subsection 8(c). The Committee may not exercise discretion to increase the amounts payable under any Annual Incentive Award subject to performance conditions for Awards intended to qualify as “performance-based compensation” to a Covered Employee. For all Annual Incentive Awards granted to an Eligible Person who is not designated by the Committee as likely to be a Covered Employee, the grant, exercise and/or settlement of such an Annual Incentive Award may also be contingent upon the achievement of pre-established performance goals and other terms set forth in this Subsection 8(c) or on any such other performance goals and terms determined appropriate by the Committee for the applicable performance period or Eligible Person.

(i) Potential Annual Incentive Awards. Not later than the end of the 90th day of each applicable year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under section 162(m) of the Code such as the last date that would constitute less than 25% of the applicable performance period year, the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Subsection 8(c)(i) hereof or as individual Annual Incentive Awards. The amount potentially payable, with respect to Annual Incentive Awards, shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Subsection 8(b)(ii) hereof for Eligible Persons who are designated by the Committee as likely to be a Covered Employee, or based upon performance goal(s) as determined by the Committee for all other Eligible Persons, in the given performance year, as specified by the Committee.

(ii) Annual Incentive Award Pool. The Committee may, at its discretion, establish an Annual Incentive Award pool(s), which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Annual Incentive Awards for any given performance year. The amount of any Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Subsection 8(b)(ii) hereof for Eligible Persons who are designated by the Committee as likely to be a Covered Employee, or based upon performance goal(s) as determined by the Committee for all other Eligible Persons, during the given performance period, as specified by the Committee in accordance with Subsection 8(b)(iii) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(iii) Payout of Annual Incentive Awards. After the end of each applicable year, the Committee shall determine the amount, if any, of (A) the applicable Annual Incentive Award pool, and the maximum amount of the potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (A) the amount of the potential Annual Incentive Award otherwise payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under section 162(m) of the Code. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of the applicable year or settlement of such Annual Incentive Award.

(d) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards, the achievement of performance goals relating to and final settlement of Performance Awards under Subsection 8(b), the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards, the achievement of performance goals relating to and final settlement of Annual Incentive Awards under Subsection 8(c) shall be made in writing in the case of any Award intended to qualify under section 162(m) of the Code. Notwithstanding the allowance in Section 2(h) of this Plan regarding delegation of duties or administration, the applicable Committee may not delegate any responsibilities described in this Section 8(d) relating to such Performance Awards or Annual Incentive Awards.

(e) Status of Subsection 8(b) and Subsection 8(c) Awards under Section 162(m) of the Code. It is the intent of the Company that Performance Awards and Annual Incentive Awards under Subsections 8(b) and 8(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of section 162(m) of the Code and the regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder. Accordingly, the terms of Subsections 8(b), (c), (d) and (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with section 162(m) of the Code and regulations thereunder for all Eligible Persons designated by the Committee as likely to be Covered Employees. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, who is likely to be a Covered Employee with respect to that fiscal year. If any provision of this Plan as in effect on the date of adoption of any agreements relating to Performance Awards or Annual Incentive Awards that are designated as intended to comply with section 162(m) of the Code does not comply or is inconsistent with the requirements of section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

9. Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a) Existence of Plans and Awards. The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. In no event will any action taken by the Committee pursuant to this Section 9 result in the creation of deferred compensation within the meaning of section 409A of the Code and the regulations and other guidance promulgated thereunder.

(b) Subdivision or Consolidation of Shares. The terms of an Award and the number of shares of Stock authorized pursuant to Section 4 for issuance under the Plan shall be subject to adjustment from time to time, in accordance with the following provisions:

(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then (A) the maximum number of shares of Stock available for the Plan or in connection with Awards as provided in Sections 4 and 5 shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be increased proportionately, and (C) the price (including the exercise price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, (A) the maximum number of shares of Stock for the Plan or available in connection with Awards as provided in Sections 4 and 5 shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be decreased proportionately, and (C) the price (including the exercise price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(iii) Whenever the number of shares of Stock subject to outstanding Awards and the price for each share of Stock subject to outstanding Awards are required to be adjusted as provided in this Subsection 9(b), the Committee shall promptly prepare a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of shares of Stock, other securities, cash, or property purchasable subject to each Award after giving effect to the adjustments. The Committee shall promptly provide each affected Participant with such notice.

(iv) Adjustments under Subsections 9(b)(i) and (ii) shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive. No fractional interest shall be issued under the Plan on account of any such adjustments.

(c) Corporate Recapitalization. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”) without the occurrence of a Change in Control, the number and class of shares of Stock covered by an Option or an SAR theretofore granted shall be adjusted so that such Option or SAR shall thereafter cover the number and class of shares of stock and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the holder had been the holder of record of the number of shares of Stock then covered by such Option or SAR and the share limitations provided in Sections 4 and 5 shall be adjusted in a manner consistent with the recapitalization.

(d) Additional Issuances. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

(e) Change in Control. Upon a Change in Control the Committee, acting in its sole discretion without the consent or approval of any holder, shall affect one or more of the following alternatives, which may vary among individual holders and which may vary among Options or SARs (collectively “Grants”) held by any individual holder: (i) accelerate the time at which Grants then outstanding may be exercised so that such Grants may be exercised in full for a limited period of time on or before a specified date (before or after such Change in Control) fixed by the Committee, after which specified date all unexercised Grants and all rights of holders thereunder shall terminate, (ii) require the mandatory surrender to the Company by selected holders of some or all of the outstanding Grants held by such holders (irrespective of whether such Grants are then exercisable under the provisions of this Plan) as of a date, before or after such Change in Control, specified by the Committee, in which event the Committee shall thereupon cancel such Grants and pay to each holder an amount of cash per share equal to the excess, if any, of the amount calculated in Subsection 9(f) (the “Change in Control Price”) of the shares subject to such Grants over the exercise price(s) under such Grants for such shares (except that to the extent the Exercise Price under any such Grant is equal to or exceeds the Change in Control Price, in which case no amount shall be payable with respect to such Grant), or (iii) make such adjustments to Grants then outstanding as the Committee deems appropriate to reflect such Change in Control; provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Grants then outstanding; provided, further, however, that the right to make such adjustments shall include, but not require or be limited to, the modification of Grants such that the holder of the Grant shall be entitled to purchase or receive (in lieu of the total number of shares of Stock as to which an Option or SAR is exercisable (the “Total Shares”) or other consideration that the holder would otherwise be entitled to purchase or receive under the Grant (the “Total Consideration”)), the number of shares of stock, other securities, cash or property to which the Total Consideration would have been entitled to in connection with the Change in Control (A) (in the case of Options), at an aggregate exercise price equal to the exercise price that would have been payable if the Total Shares had been purchased upon the exercise of the Grant immediately before the consummation of the Change in Control and (B) (in the case of SARs) if the SARs had been exercised immediately before the occurrence of the Change in Control.

(f) Change in Control Price. The “Change in Control Price” shall equal the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control takes place, or (v) if such Change in Control occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 9(f), the Fair Market Value per share of the shares that may otherwise be obtained with respect to such Grants or to which such Grants track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Grants. In the event that the consideration offered to shareholders of the Company in any transaction described in this Section 9(f) or Section 9(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected participants to the extent applicable to Awards held by such Participants.

(g) Impact of Corporate Events on Awards Generally. In the event of changes in the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Section 9, any outstanding Awards and any Award agreements evidencing such Awards shall be subject to adjustment by the Committee at its discretion, which adjustment may, in the Committee’s discretion, be described in the Award agreement and may include, but not be limited to, adjustments as to the number and price of shares of Stock or other consideration subject to such Awards, accelerated vesting (in full or in part) of such Awards, conversion of such Awards into awards denominated in the securities or other interests of any successor Person, or the cash settlement of such Awards in exchange for the cancellation thereof. In the event of any such change in the outstanding Stock, the aggregate number of shares available under this Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

10. General Provisions.

(a) Transferability.

(i) Permitted Transferees. The Committee may, in its discretion, permit a Participant to transfer all or any portion of an Option or SAR, or authorize all or a portion of an Option or SAR to be granted to an Eligible Person to be on terms which permit transfer by such Participant; provided that, in either case the transferee or transferees must be any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, in each case with respect to the Participant, any individual sharing the Participant’s household (other than a tenant or employee of the Company), a trust in which any of the foregoing individuals have more than fifty percent of the beneficial interest, a foundation in which any of the foregoing individuals (or the Participant) control the management of assets, and any other entity in which any of the foregoing individuals (or the Participant) own more than fifty percent of the voting interests (collectively, “Permitted Transferees”); provided further that, (X) there may be no consideration for any such transfer and (Y) subsequent transfers of Options or SARs transferred as provided above shall be prohibited except subsequent transfers back to the original holder of the Option or SAR and transfers to other Permitted Transferees of the original holder. Agreements evidencing Options or SARs with respect to which such transferability is authorized at the time of grant must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Subsection 10(a)(i).

(ii) Qualified Domestic Relations Orders. An Option, Stock Appreciation Right, Restricted Stock Unit Award, Restricted Stock Award or other Award may be transferred, to a Permitted Transferee, pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of written notice of such transfer and a certified copy of such order.

(iii) Other Transfers. Except as expressly permitted by Subsections 10(a)(i) and 10(a)(ii), Awards shall not be transferable other than by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 10, an Incentive Stock Option shall not be transferable other than by will or the laws of descent and distribution.

(iv) Effect of Transfer. Following the transfer of any Award as contemplated by Subsections 10(a)(i), 10(a)(ii) and 10(a)(iii), (A) such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Participant” shall be deemed to refer to the Permitted Transferee, the recipient under a qualified domestic relations order, or the estate or heirs of a deceased Participant or other transferee, as applicable, to the extent appropriate to enable the Participant to exercise the transferred Award in accordance with the terms of this Plan and applicable law and (B) the provisions of the Award relating to exercisability shall continue to be applied with respect to the original Participant and, following the occurrence of any applicable events described therein the Awards shall be exercisable by the Permitted Transferee, the recipient under a qualified domestic relations order, or the estate or heirs of a deceased Participant, as applicable, only to the extent and for the periods that would have been applicable in the absence of the transfer.

(v) Procedures and Restrictions. Any Participant desiring to transfer an Award as permitted under Subsections 10(a)(i), 10(a)(ii) or 10(a)(iii) shall make application therefor in the manner and time specified by the Committee and shall comply with such other requirements as the Committee may require to assure compliance with all applicable securities laws. The Committee shall not give permission for such a transfer if (A) it would give rise to short swing liability under section 16(b) of the Exchange Act or (B) it may not be made in compliance with all applicable federal, state and foreign securities laws.

(vi) Registration. To the extent the issuance to any Permitted Transferee of any shares of Stock issuable pursuant to Awards transferred as permitted in this Subsection 10(a) is not registered pursuant to the effective registration statement of the Company generally covering the shares to be issued pursuant to this Plan to initial holders of Awards, the Company shall not have any obligation to register the issuance of any such shares of Stock to any such transferee.

(b) Taxes. The Company and any of its Subsidiaries are authorized to withhold from any Award granted, or any payment relating to an Award under this Plan, including from a distribution of Stock, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(c) Changes to this Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate this Plan or the Committee’s authority to grant Awards under this Plan without the consent of shareholders or Participants, except that any amendment or alteration to this Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to this Plan to shareholders for approval; provided, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in this Plan; provided, however, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award. This amendment and restatement is not intended to affect the material terms of any Award granted prior to the Effective Date of this Plan without the prior written consent of the affected Participant.

(d) Limitation on Rights Conferred under Plan. Neither this Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Subsidiaries, (ii) interfering in any way with the right of the Company or any of its Subsidiaries to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under this Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(e) Unfunded Status of Awards. This Plan is intended to constitute an “unfunded” plan for certain incentive awards.

(f) Nonexclusivity of this Plan. Neither the adoption of this Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including incentive arrangements and awards which do not qualify under section 162(m) of the Code. Nothing contained in this Plan shall be construed to prevent the Company or any of its Subsidiaries from taking any corporate action which is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award made under this Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Subsidiaries as a result of any such action.

(g) Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(h) Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein. If any of the terms or provisions of this Plan or any Award agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to section 16(b) of the Exchange Act) or section 422 of the Code (with respect to Incentive Stock Options), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or section 422 of the Code. With respect to Incentive Stock Options, if this Plan does not contain any provision required to be included herein under section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, that, to the extent any Option that is intended to qualify as an Incentive Stock Option cannot so qualify, that Option (to that extent) shall be deemed an Option not subject to section 422 of the Code for all purposes of the Plan.

(i) Governing Law. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

(j) Conditions to Delivery of Stock. Nothing herein or in any Award granted hereunder or any Award agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. At the time of any exercise of an Option or Stock Appreciation Right, or at the time of any grant of a Restricted Stock Award, Restricted Stock Unit, or other Award the Company may, as a condition precedent to the exercise of such Option or Stock Appreciation Right or settlement of any Restricted Stock Award, Restricted Stock Unit or other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. No Option or Stock Appreciation Right shall be exercisable and no settlement of any Restricted Stock Award or Restricted Stock Unit shall occur with respect to a Participant unless and until the holder thereof shall have paid cash or property to, or performed services for, the Company or any of its Subsidiaries that the Committee believes is equal to or greater in value than the par value of the Stock subject to such Award.

(k) Section 409A of the Code. In the event that any Award granted pursuant to this Plan provides for a deferral of compensation within the meaning of the Nonqualified Deferred Compensation Rules, the Company will take all reasonable efforts to design such an Award to comply with the Nonqualified Deferred Compensation Rules.

(l) Plan Effective Date and Term. This Plan was initially adopted by the Board on February 24, 2010 to be effective January 1, 2010, and amended by the First Amendment to the Plan and the Second Amendment to the Plan, each adopted by the Board on March 12, 2013 to be effective January 1, 2013. The material terms of the Plan, as amended, for purposes of Section 162(m) of the Code shall be submitted to the Company’s shareholders at the Company’s 2013 Annual Meeting of Shareholders on May 7, 2013 in order to receive compliance with the requirements of Section 162(m) of the Code for the Plan, and the Committee shall administer the Plan following such meeting in accordance with the terms of Plan in effect following such a shareholder vote. No Awards may be granted under this Plan on and after April 15, 2019.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL #
NAME

THE COMPANY NAME INC. - COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789, 012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345 123,456,789,012.12345
THE COMPANY NAME INC. - 401 K
	PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors

	Nominees:		For	Against	Abstain

	1A Ms. Virginia Boulet		☐	☐	☐
	1B Mr. Stuart B. Katz		☐	☐	☐			For	Against	Abstain
	1C Mr. Tracy W. Krohn		☐	☐	☐	3. Proposal to approve an amendment to, and all material terms of, our Amended and Restated Incentive Compensation Plan, as amended, for purposes of Section 162(m) of the Internal Revenue Code.		☐	☐	☐
	1D Mr. S. James Nelson, Jr		☐	☐	☐

	1E Mr. B. Frank Stanley		☐	☐	☐	4. Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2016.		☐	☐	☐
The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

5.    Proposal to approve an amendment to our Amended and Restated Articles of Incorporation to (a) effect a reverse stock split, at the discretion of the Board of Directors, of a ratio within a range of one share of common stock for every two (2) to fifteen (15) shares of common stock (or any number in between) currently outstanding; and (b) reduce the number of authorized shares of common stock by a corresponding proportion.

								☐	☐	☐

2.    Proposal to approve an amendment to our Amended and Restated Incentive Compensation Plan, as amended, to increase the number of authorized shares of common stock and extend the term of the Amended and Restated Incentive Compensation Plan.

			☐	☐	☐
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐		NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

				JOB#					SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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W & T OFFSHORE, INC.
Annual Meeting of Shareholders
May 4, 2016, 8:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Tracy W. Krohn and Thomas F. Getten, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to vote, as designated on the reverse side, all shares of Common Stock of W&T Offshore, Inc. held of record by the undersigned on March 9, 2016 at the Annual Meeting of Shareholders of W&T Offshore, Inc. on May 4, 2016, and any adjournments or postponements thereof, with all the powers that the undersigned would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY AND FOR PROPOSALS 2, 3, 4 AND 5. THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Continued and to be signed on reverse side